Exhibit 10.1
Material indicated with a “[***]” has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Execution Version

CREDIT AGREEMENT
dated as of
March 7, 2025
among
THE HAGERTY GROUP, LLC,
THE FOREIGN SUBSIDIARY BORROWERS PARTY HERETO,
THE LENDERS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
and
JPMORGAN CHASE BANK, N.A. and
WELLS FARGO SECURITIES, LLC,
Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS
Page
SECTION 1.01    Defined Terms    1
SECTION 1.02    Classification of Loans and Borrowings    64
SECTION 1.03    Terms Generally    64
SECTION 1.04    Accounting Terms; GAAP    65
SECTION 1.05    Interest Rates; Benchmark Notifications    66
SECTION 1.06    Letters of Credit    67
SECTION 1.07    Divisions    67
SECTION 1.08    Limited Condition Transactions    67
SECTION 1.09    Pro Forma Basis    68
SECTION 1.10    Calculations with Respect to Negative Covenants    70
SECTION 1.11    Exchange Rates; Currency Equivalents    70
ARTICLE II. THE CREDITS    70
SECTION 2.01    Revolving Commitments    70
SECTION 2.02    Loans and Borrowings    71
SECTION 2.03    Requests for Borrowings    71
SECTION 2.04    Swingline Loans    72
SECTION 2.05    Letters of Credit    74
SECTION 2.06    Funding of Borrowings    80
SECTION 2.07    Interest Elections    81
SECTION 2.08    Termination and Reduction of Commitments; Incremental Facilities    83
SECTION 2.09    Repayment of Loans; Evidence of Debt    89
SECTION 2.10    Prepayment of Loans    90
SECTION 2.11    Fees    92
SECTION 2.12    Interest    93
SECTION 2.13    Alternate Rate of Interest; Illegality    93
SECTION 2.14    Increased Costs    98
SECTION 2.15    Break Funding Payments    99
SECTION 2.16    Withholding Taxes; Gross Up    100
SECTION 2.17    Payments Generally; Allocation of Proceeds; Sharing of Set-offs; AHYDO Savings Clause    105
SECTION 2.18    Mitigation Obligations; Replacement of Lenders    108
SECTION 2.19    Defaulting Lenders    109
SECTION 2.20    Returned Payments    112
SECTION 2.21    Banking Services and Swap Agreements    112
SECTION 2.22    Foreign Subsidiary Borrowers    113
SECTION 2.23    Extension Facilities    113
ARTICLE III. REPRESENTATIONS AND WARRANTIES    117
SECTION 3.01    Organization; Powers    117
SECTION 3.02    Authorization; Enforceability    117

SECTION 3.03    Governmental Approvals; No Conflicts    118
SECTION 3.04    Financial Condition; No Material Adverse Change    118
SECTION 3.05    Properties    118
SECTION 3.06    Litigation and Environmental Matters    119
SECTION 3.07    Compliance with Laws and Agreements    119
SECTION 3.08    Investment Company Status    119
SECTION 3.09    Taxes    119
SECTION 3.10    ERISA / Pension Plans    119
SECTION 3.11    Disclosure    120
SECTION 3.12    Solvency    120
SECTION 3.13    Outbound Investment Rules    121
SECTION 3.14    Labor Disputes    121
SECTION 3.15    No Default    121
SECTION 3.16    Federal Reserve Regulations    121
SECTION 3.17    Subordinated Debt    121
SECTION 3.18    Anti-Corruption Laws and Sanctions    121
SECTION 3.19    Affected Financial Institutions    122
SECTION 3.20    Representations as to Foreign Subsidiary Borrowers    122
SECTION 3.21    Plan Assets; Prohibited Transactions    123
SECTION 3.22    Regulatory Solvency and Capital Resources    123
SECTION 3.23    Insurance Licenses    123
ARTICLE IV. CONDITIONS    124
SECTION 4.01    Effective Date    124
SECTION 4.02    Each Credit Event    125
ARTICLE V. AFFIRMATIVE COVENANTS    126
SECTION 5.01    Financial Statements; Ratings Change and Other Information    126
SECTION 5.02    Notices of Material Events    129
SECTION 5.03    Existence; Conduct of Business    130
SECTION 5.04    Payment of Taxes    130
SECTION 5.05    Maintenance of Properties; Insurance    130
SECTION 5.06    Books and Records; Inspection Rights    130
SECTION 5.07    Compliance with Laws    131
SECTION 5.08    Use of Proceeds and Letters of Credit    132
SECTION 5.09    Further Assurances    132
SECTION 5.10    Change of Name or Location; Change of Fiscal Year    133
SECTION 5.11    [Reserved]    133
SECTION 5.12    Designation of Unrestricted Subsidiaries    133
SECTION 5.13    Depository Banks    134
SECTION 5.14    Anti-Corruption Laws    134
ARTICLE VI. NEGATIVE COVENANTS    135
SECTION 6.01    Indebtedness    135
SECTION 6.02    Liens    138
SECTION 6.03    Fundamental Changes    140

SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions    145
SECTION 6.05    Swap Agreements    151
SECTION 6.06    Restricted Payments    151
SECTION 6.07    Transactions with Affiliates    154
SECTION 6.08    Restrictive Agreements    155
SECTION 6.09    Outbound Investment Rules    158
SECTION 6.10    Amendments to Certain Agreements    158
SECTION 6.11    Prepayment of Indebtedness; Subordinated Debt    158
SECTION 6.12    [Reserved]    159
SECTION 6.13    Financial Covenants    159
ARTICLE VII. EVENTS OF DEFAULT    159
SECTION 7.01    Events of Default    159
SECTION 7.02    Equity Cure    162
ARTICLE VIII. THE ADMINISTRATIVE AGENT    163
SECTION 8.01    Authorization and Action    163
SECTION 8.02    Administrative Agent’s Reliance, Indemnification, Etc    166
SECTION 8.03    Posting of Communications    167
SECTION 8.04    The Administrative Agent Individually    169
SECTION 8.05    Successor Administrative Agent    169
SECTION 8.06    Acknowledgements of Lenders and Issuing Banks    170
SECTION 8.07    Guaranty Matters    173
SECTION 8.08    [Reserved]    174
SECTION 8.09    Certain ERISA Matters    174
SECTION 8.10    Flood Laws    175
SECTION 8.11    Intercreditor Arrangements    175
SECTION 8.12    Borrower Communications    175
ARTICLE IX. MISCELLANEOUS    177
SECTION 9.01    Notices    177
SECTION 9.02    Waivers; Amendments    178
SECTION 9.03    Expenses; Indemnity; Damage Waiver    180
SECTION 9.04    Successors and Assigns    182
SECTION 9.05    Survival    189
SECTION 9.06    Counterparts; Integration; Effectiveness    189
SECTION 9.07    Severability    190
SECTION 9.08    Right of Setoff    191
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process    191
SECTION 9.10    WAIVER OF JURY TRIAL    193
SECTION 9.11    Headings    193
SECTION 9.12    Confidentiality    193
SECTION 9.13    Several Obligations; Nonreliance; Violation of Law    195
SECTION 9.14    USA PATRIOT Act    195
SECTION 9.15    Interest Rate Limitation    195
SECTION 9.16    Disclosure    195

SECTION 9.17    [Reserved]    196
SECTION 9.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    196
SECTION 9.19    Acknowledgement Regarding Any Supported QFCs    196
SECTION 9.20    [Reserved]    197
SECTION 9.21    No Fiduciary Duty, etc    197
SECTION 9.22    Marketing Consent    198
SECTION 9.23    No Conflict    198
SECTION 9.24    Judgment Currency    198
SECTION 9.25    Borrower Representative    198
SECTION 9.26    Release of Guarantors    199

ANNEXES:

Annex I	-	Commitment Schedule
Annex II	-	HMRC DT Treaty Passport Schedule
Annex III	-	Existing Letters of Credit

SCHEDULES:

Schedule 2.08	-	Approved Lenders
Schedule 3.05	-	Subsidiaries and Joint Ventures
Schedule 3.06	-	Disclosed Matters
Schedule 3.17	-	Subordinated Debt Documents
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments, Loans and Advances
Schedule 6.07	-	Transactions with Affiliates
Schedule 6.08	-	Restrictive Agreements

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Compliance Certificate
Exhibit C-1	-	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2	-	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3	-	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-4	-	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D	-	Form of Foreign Subsidiary Borrower Agreement
Exhibit E	-	Form of Foreign Subsidiary Borrower Termination
Exhibit F	-	Form of Subordination Agreement

CREDIT AGREEMENT, dated as of March 7, 2025 (this “Agreement”), among THE HAGERTY GROUP, LLC, a Delaware limited liability company, the FOREIGN SUBSIDIARY BORROWERS party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS
A.The Company has requested that the Lenders, on the terms and subject to the conditions herein set forth, extend credit to the Borrower in the form of senior unsecured revolving loans in an aggregate principal amount of up to $375,000,000.
In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree, subject to the fulfillment of the conditions precedent set forth in this Agreement, as follows:
ARTICLE I
DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Restricted Subsidiaries (i) acquires all or substantially all of the assets of any Person or all or substantially all of the assets of a division, line of business or branch of such Person, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person (including with respect to an Investment in a Subsidiary or joint venture that serves to increase the Company’s or its Restricted Subsidiaries’ respective ownership of Equity Interests therein).
“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.13(a).
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).
“Agreed Currencies” means Dollars and each Alternative Currency.
“Agreed Subordination Principles” means, with respect to any Indebtedness or other obligations of any Person (the “Reference Obligations”), the subordination of such Reference Obligations to the Obligations as follows: (a)(i) such Reference Obligations are subordinate and junior in right of payment to the prior Payment in Full of the Obligations, other than any payment of such Reference Obligations permitted to be made pursuant to Section 6.11(e), (ii) in the event of any bankruptcy or insolvency involving any obligor of such Reference Obligations that is a Loan Party or an Affiliate of a Loan Party, the Holders of Obligations are entitled to receive Payment in Full of the Obligations prior to any payments in respect of such Reference Obligations, (iii) the holders of such Reference Obligations will not be permitted to exercise any enforcement actions or other rights, remedies or powers, whether at law or equity, that such holder might possess (including any collection action, foreclosure, attachment, petition, or otherwise), if, at the time that such Reference Obligations (or any part thereof) become due, there then exists an Event of Default or an Event of Default would result therefrom and (iv) at any time any payment, purchase, redemption, defeasance, prepayment or otherwise satisfaction of such Reference Obligations are not permitted under the Loan Documents, the holders of such Reference Obligations shall not accept any payment on account of such Reference Obligations and, if any payment is received, the holders of such Reference Obligations shall hold such funds in trust for the benefit of the Administrative Agent (provided that any payments of such Reference Obligations that are not made when due may be made at such later time as such payments are permitted under the Loan Documents); or (b) to the extent provided under the Subordination Agreement applicable such Reference Obligations; or (c) subject to such other terms and conditions that may be agreed to by the Administrative Agent and the Company.
“Agreement” has the meaning specified in introductory paragraph hereof.

“AHYDO Payment” means any mandatory payment, prepayment or redemption pursuant to the terms of any Indebtedness in an amount that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).
“Aldel Financial” means Aldel Financial Inc., a Delaware corporation.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Term SOFR Rate for a one-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Alternative Currency” means Sterling, Euros and any additional currencies determined after the Effective Date by mutual agreement of the Company, Lenders, the Issuing Bank and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.
“Alternative Currency Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the total amount of the Revolving Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitments hereunder.
“Ancillary Document” has the meaning assigned to it in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable EBITDA” means, at any time, Consolidated EBITDA for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP for the period of four consecutive Fiscal Quarters ended on or most recently prior to such time for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent pursuant to Section 5.01(a) or (b).

“Applicable Margin” means, for any day, with respect to any ABR Loan, RFR Loan or Term Benchmark Loan or with respect to the commitment fees payable under Section 2.11(a) or Letter of Credit fees payable under Section 2.11(b), as the case may be, a rate per annum (expressed as a percentage) equal to the amount set forth below under the caption “Applicable Margin – ABR Loans”, “Applicable Margin – Term Benchmark/RFR/Letters of Credit” or “Commitment Fee Rate”, as the case may be, based upon the Net Leverage Ratio as of the most recent determination date:

Level	Net Leverage Ratio	Applicable Margin - Term Benchmark/RFR/ Letters of Credit	Commitment Fee Rate	Applicable Margin - ABR Loans
I	≥ 3.00	[***]	[***]	[***]
II	≥ 2.50 but < 3.00	[***]	[***]	[***]
III	≥ 2.00 but < 2.50	[***]	[***]	[***]
IV	≥ 1.50 but < 2.00	[***]	[***]	[***]
V	< 1.50	[***]	[***]	[***]

The Applicable Margin shall be determined in accordance with the foregoing table based on the Net Leverage Ratio as determined in the then most recent quarterly financial statements for the first three Fiscal Quarters of each Fiscal Year and the audited year-end financial statements for the last Fiscal Quarter (in each case calculated on a trailing four quarter basis) of the Company. Adjustments, if any, to the Applicable Margin shall be effective five Business Days after the Administrative Agent is scheduled to receive the applicable financials under Section 5.01(a) or (b) and Compliance Certificate under Section 5.01(c). Notwithstanding anything herein to the contrary, (a) the Applicable Margin may be set at Level I at the option of the Administrative Agent or at the request of the Required Lenders if an Event of Default exists, and (b) the Applicable Margin shall be set at Level V as of the Effective Date and the Applicable Margin shall be adjusted for the first time based on the initial financial statements delivered hereunder pursuant to either Section 5.01(a) or Section 5.01(b).
If at any time the Administrative Agent determines that the financial statements upon which the Applicable Margin was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a compliance certificate or other certification was incorrectly calculated, relied on incorrect information or was otherwise not accurate, true or correct, (i) if the proper calculation of the Net Leverage Ratio would have resulted in higher pricing for such period, then the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements, compliance certificate or other information had been accurate and/or computed correctly at the time they were delivered and (ii) if the proper calculation of the Net Leverage Ratio would have resulted in lower pricing for such period, then neither the Administrative Agent nor any Lender shall have any obligation to return any additional amounts previously received to the Borrowers; provided that if, as a result of any restatement or other event a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of such amounts that should have been paid for all applicable periods over such amounts actually paid for all such periods.
“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).
“Applicable Percentage” means, with respect to any Revolving Lender, with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time); provided that, in accordance with Section 2.19, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculations above.
“Approved Borrower Portal” has the meaning assigned to it in Section 8.12(a).
“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Arrangers” means each of JPMCB and Wells Fargo Securities, LLC, in its capacity as a joint bookrunner and joint lead arranger hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent in consultation with the Company.
“Attributable Securitization Indebtedness” means, at any time, the principal amount of Indebtedness which (i) if a Permitted Securitization Facility is structured as a lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Securitization Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under the Permitted Securitization Facility if the same were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise).
“Available Amount” means, at any time (the “Reference Date”), the sum (without duplication) of:
(a)the greater of (x) $75,000,000 and (y) 50% of Applicable EBITDA (calculated on a Pro Forma Basis); plus

(b)without duplication, the amount of any cash contribution received by the Company or Net Proceeds of Qualified Equity Interests of the Company (or any direct or indirect parent thereof) received by the Company (or contributed by such parent to the Company, as the case may be), in each case, (x) during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date and (y) to the extent not included in the definition of “Cure Amount” and Not Otherwise Applied; plus
(c)to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all Returns (including all cash repayment of principal) received in cash or Permitted Investments by the Company or any Restricted Subsidiary from any Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date, in each case, to the extent any such Investment was made using the Available Amount pursuant to Section 6.04(ee) (up to the amount of the original Investment); plus
(d)to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all Net Proceeds received by the Company or any Restricted Subsidiary in connection with the sale, transfer or other Disposition of any Investment or its ownership interest in any Unrestricted Subsidiary during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date, in each case, to the extent any such Investment was made using the Available Amount pursuant to Section 6.04(ee) (up to the amount of the original Investment); plus
(e)to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, in the event that the Company redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Effective Date (which, for purposes hereof, shall be deemed to also include (1) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Company or any Restricted Subsidiary, so long as the Company or such Restricted Subsidiary is the surviving Person, and (2) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or any Restricted Subsidiary), the fair market value (as reasonably determined by the Company in consultation with the Administrative Agent) of the Investment in such Unrestricted Subsidiary at the time of such redesignation, in each case, to the extent such Investment in such Unrestricted Subsidiary was made using the Available Amount pursuant to Section 6.04(ee) (up to the amount of the original Investment); minus
(f)any Investments made pursuant to Section 6.04(ee) and any Restricted Payment made pursuant to Section 6.06(n), in each case, during the period commencing on the Effective Date and ending on the Reference Date (and, for purposes of this clause (f), with respect to any contemplated transaction, without taking account of the intended usage of the Available Amount on such Reference Date in respect of such contemplated transaction), in each case, in reliance on the Available Amount.
“Available Commitment” means, at any time, an amount equal to the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings); it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Exposure for purposes of calculating the commitment fee under Section 2.11(a).

“Available Incremental Amount” means, at any time, an aggregate principal amount of up to the sum of:
(a)an unlimited amount, so long as the Net Leverage Ratio is less than or equal to 3.25 to 1.00 after giving effect on a Pro Forma Basis to the incurrence or issuance of the applicable Incremental Facility or Incremental Equivalent Debt (assuming that each applicable Incremental Facility and/or Incremental Equivalent Debt is fully drawn) and the application of proceeds therefrom and any other transactions consummated in connection therewith; plus
(b)an amount equal to all voluntary prepayments of the Revolving Loans (to the extent accompanied by permanent reductions of the Revolving Commitments), Incremental Term Loans or any other Indebtedness that is not Subordinated Debt (except, in each case, to the extent funded with proceeds of Long-Term Debt or any Refinancing Indebtedness); provided that this clause (b) will serve to replenish, but not exceed, the amount set forth in the following clause (c); plus
(c)$75,000,000, which amount (i) shall be reduced by, without duplication, the aggregate principal amount of all Incremental Facilities and Incremental Equivalent Debt incurred in reliance on this clause (c), but (ii) shall not be reduced by the amount of any Incremental Facility or Incremental Equivalent Debt incurred or issued in reliance on the immediately preceding clause (b);
provided that, (i) for the avoidance of doubt, to the extent the proceeds of any Incremental Facilities or Incremental Equivalent Debt are being utilized to repay Indebtedness, such calculations shall give effect on a Pro Forma Basis to such repayments, (ii) the Company may elect to use clause (a) above regardless of whether the Company has capacity under clause (b) or clause (c) above, (iii) the Company may elect to use clause (a) above prior to using clause (b) above or clause (c) above, and (iv) if both clause (a) and clause (b) and/or clause (c) above are available and the Company does not make an election, then the Company will be deemed to have elected to use clause (a) above.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date or the date that the Revolving Commitments are terminated pursuant to the terms hereof.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.
“BAG Entity” means, collectively, (a) Broad Arrow Capital LLC, a Michigan limited liability company, (b) Broad Arrow Capital UK Limited, a private company incorporated in England and Wales, (c) Broad Arrow Capital FP Limited, a private company incorporated in England and Wales, and (d) any other entities as disclosed from time to time to the Administrative Agent in writing.

“BAG Guarantee” means (a) any Guarantee by a BAG Entity of the repayment of all or any portion of a BAG Loan made by any third-party co-lender (that is not an Affiliate of the Company), including any advance of funds made by a BAG Entity to a third-party obligor for sale of collateral through an auction to the public, or (b) any pledge by a BAG Entity of its rights, title and interests in any BAG Loan as collateral for all or any portion of a BAG Loan made by any third-party co-lender (that is not an Affiliate of the Company).
“BAG Loan” means a loan or a participation in a loan to a third-party customer (that is not an Affiliate of the Company) that is (a) secured by one or more vehicles pledged as collateral for such loan by such third-party customer and (b) made in whole or in part by a BAG Entity.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means each and any of the following bank services provided to any Borrower or any Restricted Subsidiary: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services and cash pooling services).
“Banking Services Obligations” means any and all obligations of the Borrowers or their Restricted Subsidiaries (other than Securitization SPEs) with respect to any Banking Services provided by any Lender or any of its Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Basel III” means:
(a)the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement –Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
“Benchmark” means, initially, with respect to any (i) RFR Loan denominated in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan denominated in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)in the case of any Loan denominated in Dollars, the Daily Simple SOFR; or
(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark the earliest to occur of the following events with respect to such then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been, or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof), or if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocking Law” has the meaning assigned to it in Section 3.18.
“Blocking Regulation” has the meaning assigned to it in Section 3.18.
“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.
“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by a Lender to such Borrower and the Administrative Agent.
“Borrower Representative” has the meaning assigned to such term in Section 9.25.
“Borrowers” means the Company and the Foreign Subsidiary Borrowers.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single

Interest Period is in effect, (b) Incremental Term Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, or (c) a Swingline Loan.
“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form separately provided to the Borrower Representative by the Administrative Agent prior to the date of this Agreement, or such alternate form as may be mutually agreed by the Administrative Agent and the Borrower Representative from time to time.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or London, as applicable; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day, (c) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day and (d) in relation to Loans denominated in any other Agreed Currency or any interest rate settings, fundings, disbursements, settlements or payments of any CBR Loan or CBR Borrowing, any day on which dealings in the applicable Agreed Currency are carried on in the principal financial center of such Agreed Currency.
“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means, subject to Section 1.04, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or financing leases on a balance sheet of such Person under GAAP ASC 840 or 842, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CBR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” means, with respect to any Loan, the Applicable Margin applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, for any day, a rate per annum equal to the greater of (I) the sum of (A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion (any reference rate described in this clause (A) for any Alternative Currency being referred to as a “CBR Reference Rate”), plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor. Any change in the Central Bank Rate for any Alternative Currency due to a change in the CBR Reference Rate or the Central Bank Rate Adjustment for such Alternative Currency shall be effective from and including the effective date of such change in the CBR Reference Rate or the Central Bank Rate Adjustment, respectively.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, and (c) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“CFC Holdco” means any direct or indirect Domestic Subsidiary, (a) substantially all of the assets of which consist of Equity Interests or indebtedness of one or more direct or indirect Foreign Subsidiaries or (b) that is treated as a disregarded entity for United States federal income tax purposes, that has no material assets other than Equity Interests or indebtedness of one or more direct or indirect Foreign Subsidiaries.
“Change in Control” means the occurrence of any of the following:

(a)any Person or “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (other than (x) any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders) shall have, directly or indirectly, acquired beneficial ownership of voting Equity Interests of the Company representing more than the greater of (i) 35% of the fully diluted voting rights of voting Equity Interests of the Company and (ii) the percentage of the voting rights of voting Equity Interests of the Company held by the Permitted Holders; or
(b)any Person or “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (other than (x) any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders) shall have, directly or indirectly, acquired beneficial ownership of voting Equity Interests of Aldel Financial representing more than the greater of (i) 35% of the fully diluted voting rights of voting Equity Interests of Aldel Financial and (ii) the percentage of the voting rights of voting Equity Interests of Aldel Financial held by the Permitted Holders; or
(c)any Foreign Subsidiary Borrower shall cease to be a Wholly-Owned Subsidiary of the Company.
Notwithstanding the foregoing, the reorganization of the ownership of the Company or any other equity owner of the Company (including the insertion of any Holdco Entity) shall not constitute a Change in Control so long as, after giving effect to such reorganization, no “Change in Control” would result based on the ultimate indirect beneficial ownership of the Company.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, CRD IV or CRR, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charge” means any loss, cost, fee, charge, expense, accrual or reserve of any kind.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Term Loans, Swingline Loans or any additional class of loans added pursuant to Section 2.08(e) and/or 2.23, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, an Incremental Term Loan Commitment or a commitment to provide any other class of loans contemplated by Section 2.08(e), and/or 2.23 and (c) any Lender, refers to whether such Lender is a Revolving Lender or a Lender holding commitments or loans constituting another class contemplated by Section 2.08(e) and/or 2.23.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means a Revolving Commitment, an Incremental Revolving Commitment, an Incremental Term Loan Commitment or a commitment to provide any other class of loans contemplated by Section 2.08(e), and/or Section 2.23.
“Commitment Schedule” means the Commitment Schedule attached hereto as Annex I.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 8.03(c).
“Company” means The Hagerty Group, LLC, a Delaware limited liability company.
“Compliance Certificate” means a certificate of a Financial Officer of the Company in substantially the form of Exhibit B.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, with respect to any period:
(a)the Consolidated Net Income for such period, plus
(b)the sum of, in each case to the extent deducted (other than in the case of clauses (b)(viii), (b)(xiii) and (b)(xv) below to the extent the items set forth therein have not been deducted from Consolidated Net Income, provided that items described in clauses (b)(viii) or (b)(xiii) below that are attributable to Restricted Subsidiaries that are not Loan Parties shall not be added back to Consolidated EBITDA) in the calculation of such Consolidated Net Income, but without duplication:
(i)interest expense for such period;
(ii)income tax expense (including (A) penalties and interest related to any such Tax or arising from any Tax examination, (B) pursuant to any Tax sharing arrangement or as a result of any Tax distribution and (C) in respect of repatriated funds) of such Person during such period and any distributions by the Company with respect to the foregoing;
(iii)depreciation expense for such period;

(iv)amortization expense for such period;
(v)any other non-cash Charges for such period (but excluding any non-cash Charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash Charge that relates to the write-down or write-off of inventory);
(vi)(A) the amount of discretionary executive compensation paid to members of the Company outside the ordinary course of business not in excess of $1,000,000 and (B) fees and expenses paid or reimbursed in cash to independent directors of the Company in an aggregate amount not to exceed $1,000,000 during any period of four consecutive Fiscal Quarters;
(vii)one-time or extraordinary, non-recurring or unusual Charges, including, without limitation, in connection with (A) Permitted Acquisitions or similar Investments during such period, (B) the consolidation or closing of any facility/location during such period, (C) professional services and capital expense items, (D) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, and (E) Public Company Costs (collectively, “Cash Non-Recurring Charges”); provided, that the aggregate amount of Cash Non-Recurring Charges added back under this clause (vii) shall not exceed the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated before giving effect to such add backs);
(viii)an amount equal to (A) the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace, (B) fees, costs and expenses to the extent reimbursable by third parties pursuant to any indemnification, insurance, reimbursement or similar agreement or arrangement and (C) other Charges reimbursable by a third party (in each case under this clause (viii), whether or not received so long as such Person in good faith expects to receive the same within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such Fiscal Quarters));
(ix)[reserved];
(x)reasonable transaction fees and expenses incurred in connection with Acquisitions, Investments, restricted payments, dispositions, consolidations, restructurings, recapitalizations, or issuances or amendments of indebtedness or equity permitted under the Loan Documents, in each case, whether or not consummated,
(xi)reasonable expenses and fees paid to Administrative Agent and the Lenders in connection with the administration of the Loan Documents (including any amendment, restatement, amendment and restatement, supplement or modification thereto or waiver or consent thereunder) and similar fees and expenses paid under the definitive documentation for other Indebtedness permitted hereunder,
(xii)losses from dispositions outside the ordinary course;
(xiii)cost savings, operating expense reductions and cost synergies that result from actions taken (or with respect to which substantial steps have been taken) in connection with (A) any Permitted Acquisition or other Investment or (B) or any cost savings initiatives, operating improvements, restructurings, cost savings and similar initiatives, in each case, projected by the Company in good faith to be realized (or, in with respect of actions for which substantial steps have been taken, to be fully realized on a run-rate basis) within twelve (12) months after such transaction is consummated or such substantial steps have been taken and calculated on a “run rate” basis such that the full recurring benefit associated therewith is taken into account, net of the amount of actual amount realized in connection therewith; provided, that a Financial Officer of the Company shall have provided a reasonably detailed statement or schedule of such costs savings (the “Company Certified Cost Savings”) and shall have certified to the Administrative Agent and the Lenders that (x) such cost saving are reasonably identifiable, factually supportable and reasonably attributable to the actions (or substantial steps) specified and (y) such actions (or substantial steps) have been taken on or prior to the last day of the measurement period and are ongoing, provided, further, that the aggregate amount added back under this clause (xiii) shall not exceed the sum of (I) fifteen percent (15.0%) of Consolidated EBITDA (calculated before giving effect to such add backs), plus (II) any adjustments and add-backs directly resulting from such Company Certified Cost Savings consistent with SEC Regulations S-K, Item 10(e) (except to the extent such adjustments are “run rate” adjustments);
(xiv)expenses during such period in connection with earnouts and other deferred payments in connection with any Permitted Acquisition or other Investments permitted hereunder, to the extent required to be included in the calculation of Consolidated Net Income in accordance with GAAP as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earnout or other deferred payment exceeds the liability booked by the applicable Person therefor; and
(xv)the aggregate amount of the Permitted Insurance Subsidiary Dividends; minus
(c)the sum of, to the extent included in Consolidated Net Income and without duplication:
(i)non-cash income or non-cash gains realized other than in the ordinary course of business;
(ii)the income of any Restricted Subsidiary (other than a Guarantor) to the extent that the declaration or payment of Restricted Payments or transfers or loans by such Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary;
(iii)the income of any Permitted Joint Venture, except (x) to the extent of the amount of Restricted Payments actually paid in cash to a Borrower or a Guarantor by such Permitted Joint Venture or (y) the income of any Permitted Joint Venture if a Borrower or a Guarantor owns 60% or more of the Equity Interests thereof (each a “Qualified Permitted Joint Venture”), provided that the portion of Consolidated EBITDA calculated under this definition for any four consecutive Fiscal Quarter period that is attributable to all Qualified Permitted Joint Ventures shall be limited to the lesser of (1) 10% of such Consolidated EBITDA and (2) $15,000,000;
(iv)extraordinary, non-recurring or unusual gains; and
(v)gains from Dispositions outside the ordinary course,
all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period and paid in cash during the relevant period; provided that Consolidated Interest Expense shall exclude any interest, yield or discount, as applicable, paid or payable by any Securitization SPE in respect of Attributable Securitization Indebtedness to the extent such Attributable Securitization Indebtedness is not recourse to the Company or any Restricted Subsidiary (other than a Securitization SPE) (whether by Guarantee, security or otherwise) other than pursuant to Standard Securitization Undertakings.
“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period, excluding:
(a)the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary;
(b)the income (or deficit) of any Unrestricted Subsidiary, Securitization SPE or any other Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Company or any Restricted Subsidiary in the form of dividends or similar distributions;
(c)the undistributed earnings of any Restricted Subsidiary (other than a Loan Party or a Securitization SPE), to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary;
(d)net gains or losses in respect of any hedge arrangements and/or derivative instrument;
(e)unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including, without limitation, currency re-measurements of indebtedness or other balance sheet items, any gains or losses from hedging agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from revaluation of intercompany balances (including indebtedness and other balance sheet items) and any net gains or losses from hedge agreements for currency exchange risk associated with the above or any other currency-related risk); and
(f)(i) effects of adjustments (including, without limitation, the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the Company’s consolidated financial statements pursuant to or resulting from the application of acquisition method, purchase and/or recapitalization accounting in relation to any consummated Permitted Acquisition or similar transaction or recapitalization accounting or the amortization or write-off of any amounts thereof including adjustments in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof) and (ii) the cumulative effect of a change in accounting principles (effected by way of either a cumulative adjustment or retroactive application) and/or any change resulting from the adoption of modification of accounting principles and/or policies in accordance with GAAP.
“Consolidated Net Indebtedness” means, at any time, the difference of (a) the Indebtedness of the type described in clauses (a), (b), (e) (solely to the extent arising from Guaranty Obligations incurred in reliance on Section 6.04(gg)), (f), (g) (solely to the extent not reimbursed within three (3) Business Days of any drawing or funding thereunder), (h), (l) and (q) (excluding Attributable Securitization Indebtedness that is not recourse to the Company or any Restricted Subsidiary (other than a Securitization SPE) (whether by Guarantee, security or otherwise) other than pursuant to Standard Securitization Undertakings) of the definition of Indebtedness, all as determined for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, minus (b) the lesser of (i) the aggregate amount of all Unrestricted Cash at such time in excess of $5,000,000 and (ii) $75,000,000.
“Consumer Price Index” means the consumer price index with respect to all urban consumers within U.S. cities for all items but without seasonal adjustment, as determined and publicized by the Bureau of Labor Statistics of the United States Department of Labor (with such consumer price index bearing the label “CPI-U, US City Average, All Items: NSA” as of the Effective Date).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 9.19.
“CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC, as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended).

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.
“CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended).
“Cure Amount” has the meaning assigned to it in Section 7.02.
“Cure Period” has the meaning assigned to it in Section 7.02.
“Cure Right” has the meaning assigned to it in Section 7.02.
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, and (ii) Dollars, Daily Simple SOFR; provided that, in each case, if the Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that, in each case, if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both would, unless cured, waived or remedied during such time, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, or any Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or such Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d)(i) has become or has a parent company that has become the subject of a Bankruptcy Event or (ii) has become the subject of a Bail-In Action.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person (other than issuances of Qualified Equity Interests to the Company or any Restricted Subsidiary of the Company)), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part (other than for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of issuance of such Equity Interest, unless, in each case, such term, event or condition is subject to the Payment in Full of the Obligations; provided, that the foregoing shall not apply to (i) a redemption, conversion or exchange into equity interests that do not themselves constitute Disqualified Equity Interests, (ii) any offer to redeem or repurchase required to be made in connection with a change of control, initial public offering, Disposition, Fundamental Transaction or similar event or (iii) compensatory equity awards to directors, managers, officers and employees in which shares are withheld (redeemed) upon vesting or exercise to pay applicable withholding taxes or, in the case of an option, the exercise price of the option. Notwithstanding the foregoing, Disqualified Equity Interests shall not include surplus notes reported as surplus in the statutory financial statements filed by the Company or any Insurance Subsidiary in its jurisdiction of domicile.

“Disqualified Lender” means (a) Persons, including those that are reasonably determined by the Company to be competitors of the Company or its subsidiaries, which are specifically identified by the Company to the Administrative Agent in writing and delivered in accordance with Section 9.01 prior to the Effective Date, (b) any other Person that is reasonably determined by the Company to be a competitor of the Company or its subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective two (2) Business Days after delivery thereof to the Administrative Agent in accordance with Section 9.01 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (w) are identified in writing from time to time by the Company, (x) are reasonably identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names, (y) are known to be an Affiliate of such Person, or (z) solely in the case of Affiliates with respect to clause (b), are not bona fide debt investment funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Lenders contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Commitments or Loans (but solely with respect to such Commitments or Loans), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Lender and (iii) “Disqualified Lender” shall exclude any Person that the Company has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.
“Dividing Person” has the meaning assigned to such term in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Bank, as the case may be) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with such Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent or the Issuing Bank, as the case may be, in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, using any method of determination it deems appropriate in its sole discretion.
“Dollars”, “dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.
“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means March 7, 2025.
“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors, all up-front fees or original issue discount (provided that original issue discount and upfront fees shall be amortized over the shorter of (1) the remaining Weighted Average Life to Maturity of such Indebtedness and (2) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, underwriting, structuring, unused line, consent, amendment, ticking and commitment fees.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person that meets the requirements to be an assignee or participant under Section 9.04(b).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its

ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan (or such terms as otherwise may be agreed with any trustee of a Foreign Plan from time to time), (ii) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (iii) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or the failure of the Company and its Subsidiaries to comply with the material terms of such Foreign Plan (or such terms as otherwise may be agreed with any trustee of a Foreign Plan from time to time).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EU Securitization Regulation” shall mean European Union legislation comprising EU Regulation (EU) 2017/2402, any related regulatory technical standards and any implementing or supplementary national law applicable in a relevant EU member state.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the annual rate of interest equal to the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant Interest Period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as selected by the Administrative Agent. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.
“Euro” and “€” mean the single currency of the Participating Member States.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Subsidiary” means:

(a)any Restricted Subsidiary that (i) is a Domestic Subsidiary but not a Wholly-Owned Subsidiary of the Company or (ii) is a Foreign Subsidiary;
(b)(i) any CFC Holdco and (ii) any Domestic Subsidiary of an Excluded Subsidiary of the type described in the foregoing clause (a)(ii) or clause (b)(i), in the case of each of the foregoing clauses (b)(i) and (b)(ii), unless making such entity a Loan Party would not reasonably be expected to cause a material adverse tax consequence, as determined in the reasonable discretion of the Company in consultation with the Administrative Agent;
(c)any Immaterial Subsidiary;
(d)any Restricted Subsidiary that is prohibited by any Requirement of Law or by any contractual obligation (with respect to any such contractual obligations, only to the extent existing on the Effective Date or the date the applicable Person becomes a direct or indirect Wholly-Owned Subsidiary of a Loan Party and was not entered into in contemplation of this provision) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) to provide a Guarantee (unless such consent, approval, license or authorization has been received; it being understood and agreed that there will be no obligation to request, seek or obtain any such consent, approval, license or authorization);
(e)any Restricted Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended;
(f)any not-for-profit Restricted Subsidiary;
(g)any Insurance Subsidiary and any Insurance Subsidiary Holding Company;
(h)any Unrestricted Subsidiary;
(i)any Securitization SPE; and
(j)any Restricted Subsidiary where the cost or burden (including adverse tax consequences (other than de minimis tax consequences)) of granting a Guarantee of the Obligations outweighs the benefit to the Lenders, as reasonably determined by the Administrative Agent in consultation with the Company;
provided that, notwithstanding the foregoing, the Company may, at its option, appoint any Person that otherwise would be an “Excluded Subsidiary” pursuant to clauses (a) through (j) above as a Guarantor; provided further that any such Subsidiary that becomes a Guarantor pursuant to the immediately foregoing proviso may not subsequently become an Excluded Subsidiary other than as a result of clause (a) (solely to the extent that such Subsidiary was a Foreign Subsidiary Borrower and the Company delivers a Foreign Subsidiary Borrower Termination to the Administrative Agent pursuant to Section 2.22(b) with respect to such Subsidiary), (b)(ii), (c), (e) or (h) above.
Notwithstanding the foregoing, no Subsidiary shall constitute an Excluded Subsidiary if (either at the time of designation or thereafter) such Subsidiary (a) Guarantees or otherwise provides Material Credit Support for any Material Indebtedness, Incremental Equivalent Debt, Ratio Debt or Subordinated Debt of the Company or any Subsidiary or for any Indebtedness of an

Unrestricted Subsidiary, in each case, except to the extent such Guarantee is a Standard Securitization Undertaking or (b) is a Foreign Subsidiary Borrower or a direct or indirect parent of a Foreign Subsidiary Borrower.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal and United Kingdom withholding Taxes (excluding (x) the portion of United Kingdom withholding Taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty (subject to the completion of procedural formalities) and (y) United Kingdom withholding Taxes on payments made by any guarantor under any guarantee of the obligations) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f), and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 12, 2018, by and among the Company, the Foreign Subsidiary Borrowers party thereto from time to time, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Letter of Credit” means each letter of credit issued for the account of any Borrower that is outstanding on the Effective Date and is listed on Annex III.
“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.23.
“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.23.
“Extended Term Loans” shall have the meaning provided in Section 2.23.
“Extending Lender” shall have the meaning provided in Section 2.23.
“Extension” means the establishment of an Extension Series by amending a Loan or a Commitment pursuant to Section 2.23 and the applicable Extension Amendment.
“Extension Amendment” shall have the meaning provided in Section 2.23.
“Extension Date” shall have the meaning provided in Section 2.23.
“Extension Election” shall have the meaning provided in Section 2.23.
“Extension Minimum Condition” means, with respect to any Extended Term Loans, a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Company’s sole discretion) of any or all applicable classes of Term Loans be submitted for Extension.
“Extension Request” means a Term Loan Extension Request or a Revolving Credit Loan Extension Request, as the context requires.
“Extension Series” means all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series).
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Act” means the Federal Reserve Act (12 U.S.C. § 371c), as amended from time to time.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the U.S.
“Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer, controller or other equivalent financial officer of the Company or the applicable Borrower, as the case may be.
“Fiscal Quarter” means each of the quarterly accounting periods of the Company, ending on March 31, June 30, September 30 and December 31 of each year.
“Fiscal Year” means each annual accounting period of the Company ending on December 31 of each year.
“Fixed Charge Coverage Ratio” means, the ratio, as determined as of the end of each Fiscal Quarter of the Company, of (a) Consolidated EBITDA minus Maintenance Capital Expenditures to (b) Fixed Charges, all as calculated for the most recently ended four Fiscal Quarters of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.
“Fixed Charges” means, the sum, as determined as of the end of each Fiscal Quarter of the Company, without duplication, of (a) scheduled principal payments on Indebtedness (other than voluntary or mandatory prepayments of such Indebtedness or payment of such Indebtedness at the maturity thereof), including without limitation Capital Lease Obligation, (b) cash Consolidated Interest Expense, (c) any expense for taxes paid in cash, and (d) cash Restricted Payments under any of Sections 6.06(g), (h), (i), (k) and (n), all as calculated for the most recently ended four Fiscal Quarters of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.
“Flood Laws” has the meaning assigned to such term in Section 8.10.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, Adjusted EURIBOR Rate, each Daily Simple RFR or the Central Bank Rate, as applicable. As of the Effective Date, the Floor for each of Term SOFR Rate, Adjusted EURIBOR Rate, each Daily Simple RFR and the Central Bank Rate shall be 0.00% and the Floor with respect to the Alternate Base Rate is 1.00%.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to United States law and is maintained or contributed to by the Company, a Foreign Subsidiary, or an ERISA Affiliate of the Company.
“Foreign Subsidiary” means any Restricted Subsidiary that is incorporated, organized or formed under the laws of any jurisdiction other than the U.S., any State thereof or the District of Columbia.
“Foreign Subsidiary Borrower” means each Foreign Subsidiary that has been designated as a Foreign Subsidiary Borrower by the Company pursuant to Section 2.22, other than a Foreign Subsidiary Borrower that has ceased to be a Foreign Subsidiary Borrower as provided in Section 2.22. As of the Effective Date, the Foreign Subsidiary Borrowers are (a) Hagerty International Holdings Limited, a private limited company organized under the laws of England and Wales, (b) Broad Arrow Group UK Limited, a private limited company organized under the laws of England and Wales, (c) Broad Arrow Capital UK Limited, a private limited company incorporated in England and Wales, and (d) Broad Arrow Capital FP Limited, a private company incorporated in England and Wales.
“Foreign Subsidiary Borrower Agreement” means a Foreign Subsidiary Borrower Agreement substantially in the form of Exhibit D.
“Foreign Subsidiary Borrower Termination” means a Foreign Subsidiary Borrower Termination substantially in the form of Exhibit E.
“Fundamental Transaction” means any acquisition by the Company or Hagerty, Inc. with a transaction value of at least $500,000,000 or any equity or debt financing, or series of financings, by the Company, Hagerty, Inc. or their respective Affiliates that raises at least $500,000,000.
“GAAP” means generally accepted accounting principles in the U.S.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, for the avoidance of doubt, the Financial Conduct Authority (acting in accordance with Part 6 of the Financial Services and Markets Act 2000 (UK), the Prudential Regulatory Authority and any supra-national bodies such as the European Union, the Council of Ministers of the European Union or the European Central Bank)), and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any

Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.
“Guarantor” means the Company and each Restricted Subsidiary that has become a Guarantor pursuant to Section 5.09, but excluding any Excluded Subsidiary (other than an Excluded Subsidiary that the Company appoints as a Guarantor pursuant to the proviso in the definition of “Excluded Subsidiary” and has become a Guarantor pursuant to Section 5.09) and any Restricted Subsidiary that has been released from its Guaranty of the Obligations pursuant to Section 9.26.
“Guaranty” means that certain Guaranty Agreement (including any and all supplements thereto), dated as of the Effective Date, among the Guarantors and the Administrative Agent, and any other guaranty agreements from any Guarantor as are requested by the Administrative Agent and its counsel.
“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
“Hagerty, Inc.” means Hagerty, Inc., a Delaware corporation.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.
“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.
“Holdco Entity” means each direct or indirect parent (or co-parent) of the Company.
“Holders of Obligations” means (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Banking Services Obligations, (e) each Lender and Affiliate of such Lender in respect of Swap Obligations entered into with such Person by the Company or any Restricted Subsidiary, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.
“Immaterial Subsidiary” means, as of any date of determination, a Restricted Subsidiary of the Company for which (a) the assets of such Restricted Subsidiary (after giving effect to intercompany eliminations) constitute less than or equal to ten percent (10%) of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to ten percent (10%) of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, in each case for this clause (a), determined as of the last day of the Fiscal Quarter or Fiscal Year ended on or most recently prior to such time for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent pursuant to Section 5.01(a) or (b), and (b) the revenues of such Restricted Subsidiary (after giving effect to intercompany eliminations) account for less than or equal to ten percent (10%) of the total revenues of the Company and its Restricted Subsidiaries on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to ten percent (10%) of the total revenues of the Company and its Restricted Subsidiaries on a consolidated basis, in each case for this clause (b), for the period of four consecutive Fiscal Quarters ended on or most recently prior to such time for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent pursuant to Section 5.01(a) or (b).
“Incremental Equivalent Debt” means unsecured Indebtedness issued, incurred or otherwise obtained by the Company and/or any Restricted Subsidiary in respect of one or more series of unsecured notes (including any unsecured subordinated notes) (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or otherwise), or unsecured term loans (including any unsecured subordinated term loans); provided that (in each case, subject to Section 1.08):
(a)immediately after giving effect (including giving effect on a Pro Forma Basis) to the incurrence of such Incremental Equivalent Debt (and assuming that all such Incremental Equivalent Debt and commitments in respect thereof are fully drawn), (i) the sum of the total of all outstanding Incremental Equivalent Debt, all unused commitments in respect of Incremental Equivalent Debt, all Incremental Revolving Commitments, all unused Incremental Term Loan Commitments and all outstanding Incremental Term Loans does not exceed the Available Incremental Amount and (ii) the Company is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.13;
(b)such Incremental Equivalent Debt shall be subject to, and shall satisfy, the Specified Debt Conditions;
(c)Incremental Equivalent Debt shall be subject to the MFN Provision, mutatis mutandis, solely to the extent the MFN Provision would otherwise apply if such Incremental Equivalent Debt were Incremental Term Loans; and
(d)no Incremental Equivalent Debt may be a revolving facility.
“Incremental Facility” means any Incremental Revolving Commitments or tranche of Incremental Term Loans or Incremental Term Loan Commitments incurred in accordance with Section 2.08(e).
“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.08(e).
“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.08(e).
“Incremental Term Loan” has the meaning assigned to such term in Section 2.08(e).
“Incremental Term Loan Commitment” has the meaning assigned to such term in Section 2.08(e).
“Indebtedness” of any Person means, without duplication, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than (1) trade payables, accrued expenses, accruals for payroll or similar expenses and accrued expenses of such Person’s business operations (including on an intercompany basis), (2) purchase price holdbacks in respect of the portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or to satisfy any liabilities, (3) any earnout obligation until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, (4) any such obligations under ERISA, (5) prepaid and deferred revenue arising in the ordinary course of business, (6) purchase price and working capital adjustments (other than earn-outs or similar deferred consideration described above in clause (3)) and (7) customer deposits and prepaid items), (d)  all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that if such Person has not assumed such Indebtedness, then the amount of Indebtedness of such Person shall be equal to the lesser of the amount of the Indebtedness secured by such assets and the fair market value of the assets of such Person that secure such Indebtedness as reasonably determined by the Company, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) the maximum face amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), as reduced from time to time, (h) all Disqualified Equity Interests, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, accounts receivable securitization program (other than Attributable Securitization Indebtedness), off-balance sheet loan or similar off-balance sheet financing product, based on the amount that would be deemed outstanding thereunder if such transaction was structured as a secured financing on balance sheet, (j) as an account party in respect of letters of credit and similar agreements (including bank guarantees), (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) obligations under any earnout which has become a liability on the balance sheet, (m) any other off-balance sheet liability, (n) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, (o) any Indebtedness of a separate account maintained by an Insurance Subsidiary, (p) any surplus notes reported as surplus in the statutory financial statements filed by any Insurance Subsidiary in its jurisdiction of domicile and (q) all Attributable Securitization Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, (x) intercompany advances in the ordinary course in respect of operating costs (such as cash management obligations, royalty fees, “cost-plus” arrangements and/or transfer pricing) shall not constitute Indebtedness, (y) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow shall not constitute Indebtedness to the extent of such cash collateral or escrowed amounts and (z) Indebtedness shall exclude any obligations or liabilities arising under any insurance or reinsurance policies or contracts of any Insurance Subsidiary.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Insurance License” means, with respect to any Insurance Subsidiary, any license (including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business held or required to be held by such Insurance Subsidiary.
“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance or reinsurance companies or insurance or reinsurance holding companies in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.
“Insurance Subsidiary” means any Wholly-Owned Subsidiary that is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its jurisdiction of domicile.
“Insurance Subsidiary Holding Company” means any Restricted Subsidiary, substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more direct or indirect Insurance Subsidiaries.
“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07(c), which shall be substantially in the form separately provided to the Borrower Representative by the Administrative Agent prior to the date of this Agreement, or such alternate form as may be mutually agreed by the Administrative Agent and the Borrower Representative from time to time.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or CBR Loan, the last day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Credit Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as a Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, other than in the case of a Swingline Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Charge” has the meaning assigned to such term in Section 9.15.
“Investment” has the meaning assigned to such term in Section 6.04.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means, individually and collectively, each of JPMCB (or any of its designated branch offices or affiliates) and Wells Fargo Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Company as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.
“Issuing Bank Sublimit” means, as of the Effective Date, (i) $112,600,000, in the case of JPMCB, (ii) $62,400,000, in the case of Wells Fargo Bank, National Association, and (iii) in the case of any other Issuing Bank, such amount as shall be designated to the Administrative Agent and the Borrower Representative in writing by such Issuing Bank; provided that, with the consent of the Borrower Representative, any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of a Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the applicable Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“LCT Election” has the meaning specified in Section 1.08.
“LCT Test Date” has the meaning specified in Section 1.08.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).
“Lenders” means the Persons listed on the Commitment Schedule (or, if the Commitments have terminated or expired, a Person holding Loans or Revolving Exposure) and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or Section 2.08 or other documentation contemplated hereby, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement and the Existing Letters of Credit, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) any preference, priority or other preferential arrangement of any kind in the nature of security.
“Limited Condition Transaction” means (a) any Acquisition or other Investment (whether by merger, amalgamation, consolidation or other business combination or the acquisition of the Equity Interests or otherwise) by the Company or one or more Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, and/or (c) any declaration of dividends or distributions, or redemptions with respect to any Equity Interest in the Company or any Restricted Subsidiary not prohibited by this Agreement, requiring irrevocable notice in advance thereof.
“Limited Condition Transaction Incremental Loan” has the meaning assigned to such term in Section 2.08.
“LLC Agreements” means, collectively, the operating agreement of the Company and all other agreements among the Company and/or members of the Company governing the business and operations of the Company, distributions of the Company to its members, allocations among its members and other similar matters with respect to the Company or its membership interests.
“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, each Letter of Credit agreement, each Guaranty, each Compliance Certificate, each Subordination Agreement, and each other agreement, instrument and document executed and delivered to, or in favor of, the Administrative Agent or any Lender and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby which, in each case, is designated as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.
“Loan Parties” means the Borrowers and the Guarantors and their successors and assigns, and the term “Loan Party” means any one of them or all of them individually, as the context may require.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.
“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Maintenance Capital Expenditures” means, for any period, all Capital Expenditures during such period that relate solely to replacement and refurbishment of existing fixed or capital assets of any Person but not including any Capital Expenditure (a) associated with improvements or upgrades to fixed or capital assets or (b)(i) funded with Equity Interests or the proceeds of the issuance of Equity Interests that are not Disqualified Equity Interests or (ii) funded or reimbursed by a Person other than the Company or its Restricted Subsidiaries (including with the proceeds of any insurance and tenant improvements).
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Markel” means Markel Group, Inc., a corporation incorporated under the laws of the State of Virginia.
“Master Alliance Agreement” means, collectively, the (a) Third Amended and Restated Master Alliance Agreement, dated June 20, 2019, between the Company and Markel and (b) Master Alliance Agreement, dated December 28, 2020, between the Company and State Farm Mutual Automobile Insurance Company.
“Material Acquisition” means any Permitted Acquisition having total consideration greater than or equal to $30,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operation of the Company and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Company and its Restricted Subsidiaries, taken as a whole, to perform their payment obligations under any of the Loan Documents or (c) the rights and remedies, taken as a whole, available to the Lenders under the Loan Documents.
“Material Credit Support” means, at any time with respect to any Material Indebtedness, Incremental Equivalent Debt, Ratio Debt or Subordinated Debt of the Company or any Subsidiary or for any Indebtedness of an Unrestricted Subsidiary, credit support in respect of such Indebtedness provided by any Person in an aggregate amount exceeding an amount equal to 25% of the fair market value of the total assets of such Person and its Subsidiaries at such time calculated in accordance with GAAP on a consolidated basis.
“Material Indebtedness” means Indebtedness (other than (x) the Obligations and (y) Attributable Securitization Indebtedness in respect of Permitted Securitization Facilities) of any one or more of the Loan Parties in an aggregate principal amount outstanding exceeding $15,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Company or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time (after giving effect to netting arrangements).
“Maturity Date” means (a) with respect to the Revolving Commitments, Revolving Loans, Swingline Loans and Letters of Credit, the Revolving Credit Maturity Date and (b) with respect to any other Class of Loans or Commitments, the maturity date of such Class established pursuant to Section 2.08 and/or 2.23, as applicable.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“MFN Provision” has the meaning assigned to such term in Section 2.08(e).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Leverage Ratio” means, at any time, the ratio of (a) Consolidated Net Indebtedness at such time to (b) Consolidated EBITDA, as calculated for the four most recently ended Fiscal Quarters, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstanding anything contained herein to the contrary, for the purposes of calculating the Net Leverage Ratio, “Indebtedness” shall not include (A) Letters of Credit issued pursuant to this Agreement and (B) undrawn letters of credit with an aggregate maximum face amount, in the case of this clause (B), of up to the greater of (x) $50,000,000 and (y) 33% of Applicable EBITDA.
“Net Proceeds” means, with respect to any Disposition or issuance of Equity Interests, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty, taking by eminent domain or condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Company).
“Not Otherwise Applied” means, with reference to any amount of proceeds of any sale or issuance of Equity Interests or any other transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied for any other purposes under this Agreement and the other Loan Documents, other than that such particular use or transaction.
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means (a) all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees, expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any Indemnitee, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred, in each case, under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof, (b) the Banking Services Obligations, and (c) the Swap Obligations owing to one or more Lenders or their respective Affiliates; and provided however that the definition of “Obligations” shall not create any guarantee by any Loan Party of any Excluded Swap Obligations of such Loan Party for the purposes of determining any obligation of any Loan Party.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.
“Paid in Full” or “Payment in Full” means (i) the payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or a back-up standby letter of credit reasonably satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 105% of the LC Exposure as of the date of such payment), (iii) the payment in full in cash of the accrued and unpaid fees, (iv) the payment in full in cash of all reimbursable expenses and other Obligations (other than Obligations that are Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon (if any) and (v) the termination of all Commitments.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Payment” has the meaning assigned to such term in Section 8.06(c).
“Payment Notice” has the meaning assigned to such term in Section 8.06(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means an Acquisition by any Loan Party or any Restricted Subsidiary in a transaction that satisfies each of the following requirements:

(a)such Acquisition is not a hostile or contested acquisition;
(b)the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the business in which any Loan Party or Restricted Subsidiary is engaged on the Effective Date or any business activities that are reasonably similar, related, ancillary, complimentary or incidental thereto or a reasonable extension, development or expansion thereof;
(c)subject to Section 1.08, both before and after giving effect (including giving effect on a Pro Forma Basis) to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom, and the Company is in compliance with the covenants set forth in Section 6.13 on a Pro Forma Basis;
(d)as soon as available, but not less than five (5) days (or such shorter period as may be agreed to by the Administrative Agent) prior to such Acquisition, the Company has provided the Administrative Agent notice of such Acquisition;
(e)both before and after giving effect (including giving effect on a Pro Forma Basis) to such Acquisition, the Company was and will be able to borrow at least $5,000,000 of additional Loans; and
(f)if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U.
“Permitted Encumbrances” means:
(a)Liens imposed by law for taxes, fees, assessments or other governmental charges or levies that are (i) not required to be paid under Section 5.04 or (ii) being contested in compliance with Section 5.04;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than forty-five (45) days or (ii) are being contested in compliance with Section 5.04;
(c)pledges or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clause (i) above;
(d)deposits or pledges (i) to secure the performance of bids, tenders, licenses, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (ii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds or (iii) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) and (ii) above or described in Section 6.01(i) or 6.01(o);
(e)judgment Liens in respect of judgments and other proceedings that do not constitute an Event of Default under clause (k) of Section 7.01 and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;
(f)easements, zoning restrictions, building codes, licenses, title restrictions, rights-of-way and similar encumbrances, including any restrictions, laws, ordinances, rules, regulations, orders or determinations, on real property imposed by law or incurred or granted by the Company or any Restricted Subsidiary in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary in any material respect;
(g)minor imperfections in title that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Company or any Restricted Subsidiary in any material respect;
(h)Liens in favor of collecting banks arising by operation of law pursuant to Article 4 of the UCC;
(i)any interest or title of a lessor or sublessor (including any mortgagee thereof) or licensor or sublicensor under any lease, sublease, license or sublicense permitted by this Agreement;
(j)Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;
(k)licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any Restricted Subsidiaries taken as a whole (and not securing obligations for the payment of borrowed money);
(l)Liens (including the right of setoff or similar rights and remedies) in favor of (i) a bank, depository institution or securities intermediary arising as a matter of law or under customary general terms and conditions encumbering deposits and other funds maintained in deposit or securities accounts (and not securing obligations for the payment of borrowed money) and (ii) any Person providing Banking Services;
(m)Liens on any cash and Permitted Investment earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement entered into with respect to (i) a Permitted Acquisition or (ii) any other Investment permitted under Section 6.04; and
(n)Liens on (i) the Equity Interests of, and property owned by, any Restricted Subsidiary that is not a Loan Party securing Indebtedness and other liabilities of such Restricted Subsidiary and guarantees of the Indebtedness or other liabilities of such Person permitted hereunder, (ii) the Equity Interests of any joint venture entity in the form of a transfer restriction, purchase option, call, right of first refusal, tag and drag or similar right in connection with a joint venture, (iii) the Equity Interests of a Securitization SPE and (iv) the Permitted Securitization Facility Assets owned by any Securitization SPE.

“Permitted Holders” means (a) (i) McKeel O. Hagerty, his siblings (whether natural or adopted), their respective lineal descendants (whether natural or adopted), any of their spouses, former spouses, domestic partners or former domestic partners (collectively, the “Hagerty Family Members”), (ii) Affiliates of the Hagerty Family Members, (iii) any estate, trust, guardianship, custodianship, or other fiduciary arrangement for the primary benefit of one or more Hagerty Family Members and (iv) any Qualified Charitable Organization, (b) Markel, (c) any Holdco Entity, or (d) any Affiliate of any of the Persons set forth in clause (a), Markel or Holdco Entity which is Controlled by either the Persons set forth in clause (a), Markel or Holdco Entity.
“Permitted Insurance Subsidiary Dividends” means, at any time with respect to any Insurance Subsidiary, the amount of cash dividends such Insurance Subsidiary is legally and contractually permitted to make, without the consent of any third party or Governmental Authority, to a Loan Party (or to an Insurance Subsidiary Holding Company, which would be permitted to make such dividends to a Loan Party) as of such time.
“Permitted Intercompany Activities” means any transactions (A) between or among the Company and/or its Subsidiaries and Permitted Joint Ventures that are entered into in the ordinary course of business and, in the good faith judgment of the Company, are necessary or advisable in connection with the ownership or operation of the business of the Company and/or its Subsidiaries and Permitted Joint Ventures consisting of (i) payroll, benefits, cash management, purchasing, insurance and hedging arrangements, (ii) management, technology and licensing arrangements, (iii) customer loyalty and rewards programs, (iv) certain accounting functions, merchant or vendor guarantees, (v) professional services, utilities and maintenance transactions, or (vi) Tax-Related Transactions and shared services, (B) between or among the Company, its Restricted Subsidiaries and/or any captive insurance Restricted Subsidiaries in the ordinary course of business and, in the good faith judgment of the Company, are necessary or advisable in connection with the ownership or operation of the business of the Company, its Restricted Subsidiaries and/or its captive insurance Restricted Subsidiaries, or (C) other transactions between or among the Company and/or its Subsidiaries and Permitted Joint Ventures that are entered into in the ordinary course of business and, in the good faith judgment of the Company, are necessary or advisable in connection with the ownership or operation of the business of the Company and/or its Subsidiaries and Permitted Joint Ventures; provided that any transactions entered into in accordance with this clause (C) shall not exceed $5,000,000 in the aggregate per calendar year.
“Permitted Investments” means:
(a)direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two (2) years from the date of acquisition;
(b)time deposit accounts, certificates of deposit, overnight bank deposits and money market deposits maturing within one (1) year of the date of acquisition thereof issued by a Lender that is a bank or trust company, or by any bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of U.S. $250,000,000 or whose Long-Term Debt, or whose parent holding company’s Long-Term Debt, is rated A (or such similar equivalent rating or higher) by at least one (1) nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);
(c)repurchase obligations with a term of not more than one (1) year for underlying securities of the types described in clause (a) above entered into with a Lender that is a bank, or with any bank meeting the qualifications described in clause (b) above;
(d)commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;
(e)securities with maturities of two (2) years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;
(f)shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;
(g)money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S. $250,000,000;
(h)debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Restricted Subsidiaries, and (ii) investments in any fund that is invested at least 90% in investments of the type described in the foregoing clause (i), which fund may also hold immaterial amounts of cash pending investment or distribution;
(i)any investment which is accounted for as “cash” or a “cash equivalent”, in each case, pursuant to GAAP; and
(j)other investments consistent with the Company’s cash management and investment practices made in the ordinary course of business and approved by the Board of Directors (or applicable authority thereof) of the Company.
In the case of Investments by (x) any Foreign Subsidiary (but which may include Investments made indirectly by the Company or any Domestic Subsidiary), Permitted Investments shall also include investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) the Company or any other Restricted Subsidiary, other currencies, to the extent obtained by the Company or applicable Restricted Subsidiary in the ordinary course of operations or for the purpose of consummating transactions otherwise permitted hereunder, and other short-term investments utilized by the Company or such Restricted Subsidiary in the ordinary course of business and in accordance with normal investment practices for cash management in investments substantially similar to the foregoing investments in clauses (a) through (j) above.

“Permitted Joint Venture” means any joint venture (which may be in the form of any corporation, limited liability company or other Person) in which the Company or any of its Restricted Subsidiaries holds Equity Interests or otherwise participates or invests but does not hold all of the Equity Interests (exclusive of director holding qualifying shares in accordance with applicable law); provided, however, that (a) the investors or participants in such joint venture participate in such joint venture on substantially the same (or less favorable) terms as the Company or such Restricted Subsidiary and (b) no Loan Party shall, pursuant to such joint venture, be under any obligation to make equity investments in, make loans or advances to, incur Guaranty Obligations with respect to, or make any other investment in, that would be in violation of any provision of this Agreement as of the date of entering into such commitment.
“Permitted LLC Distributions” means, distributions by the Company in respect of payments required under the Tax Receivable Agreement.
“Permitted Refinancing Indebtedness” means Refinancing Indebtedness that satisfies the Refinancing Indebtedness Requirements; provided that Permitted Refinancing Indebtedness will not include Indebtedness or Disqualified Equity Interests of the Company or a Restricted Subsidiary that refinances Indebtedness or Disqualified Equity Interests of an Unrestricted Subsidiary.
“Permitted Securitization Facility” means any of one or more asset securitizations, bank conduit receivables or warehouse financing (or similar customary limited recourse, bankruptcy-remote structured financing, whether or not involving the issuance of securities and whether amortizing, term or revolving) facility or facilities created under the Permitted Securitization Facility Documents, providing for the sale, transfer, contribution, assignment and/or pledge by one or more Securitization Sellers of Permitted Securitization Facility Assets to one or more Securitization SPEs (either directly or through one or more Securitization Sellers and/or Securitization SPEs), which Securitization SPE in turn shall sell, transfer, contribute, assign and/or pledge interests in the respective Permitted Securitization Facility Assets to third-party lenders or investors (or to trustees, collateral agents or similar agents acting on behalf of such lenders or investors) pursuant to the Permitted Securitization Facility Documents.
“Permitted Securitization Facility Agent” means any lender, agent, trustee, custodian, collateral agent, payment agent or other Person (other than an Affiliate of the Company) that is authorized to act on behalf of the owners of the related Permitted Securitization Facility Assets in connection with a Permitted Securitization Facility.
“Permitted Securitization Facility Assets” means (a) all receivables and other rights to payment and any other assets, in each case, subject to a Permitted Securitization Facility, (b) the collateral securing such receivable or asset, all agreements, documents or instruments (including without limitation all promissory notes) evidencing such receivable, right or asset, contracts and contract rights, purchase orders, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records (including servicing records or similar records) with respect to such account or asset and any other asset customarily transferred (or in respect of which security interests are customarily granted) together with the accounts or assets in connection with a Permitted Securitization Facility, (c) any deposit account, securities account, commodities account or other account of any Loan Party to the extent solely and exclusively used to hold Permitted Securitization Facility Assets, (d) all Swap Agreements entered into by any Securitization SPE relating to any of the foregoing, and (e) any Equity Interest in a Securitization SPE or any Wholly-Owned Subsidiary of a Securitization SPE and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, in each case whether now existing or arising in the future and the collections and proceeds thereof.
“Permitted Securitization Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Securitization Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, the incurrence of loans or other indebtedness, the issuance of notes, certificates or other evidence of indebtedness, and the servicing of the related Permitted Securitization Facility Assets, as applicable, all of which documents and agreements shall be delivered on or promptly after the closing thereof to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders unless otherwise consented to by the Administrative Agent; provided that the covenants, terms and conditions of any Permitted Securitization Facility Document shall not apply to or be recourse to the Company or any Restricted Subsidiary (other than a Securitization SPE) (whether by Guarantee, security or otherwise) other than pursuant to Standard Securitization Undertakings.
“Permitted Securitization Fees” means distributions and payments made directly by a Securitization SPE pursuant to any Permitted Securitization Facility Documents (or indirectly by a Securitization Seller by means of customary discount with respect to any Permitted Securitization Facility Assets transferred, contributed, assigned and/or pledged to a Securitization SPE pursuant to a Permitted Securitization Facility), and any other fees and expenses paid by a Securitization SPE or a Securitization Seller to a Person (including fees and expenses of counsel) in connection with a Permitted Securitization Facility pursuant to the Permitted Securitization Facility Documents in respect thereof.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis”, “pro forma” or “pro forma effect” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made in accordance with Section 1.09.
“Pro Forma Transaction” means (a) any Permitted Acquisition or similar Investment, (b) any Disposition of all or substantially all of the assets or Equity Interests of any Restricted Subsidiary of the Company or the Disposition of any business unit, line of business or division of the Company or any Restricted Subsidiary of the Company, (c) to the extent required to be given pro forma effect other than by Section 1.09, any incurrence or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes), and/or (d) any other transaction or event that by the terms of the Loan Documents specifies pro forma compliance with a condition, test or covenant hereunder or requires any condition, test, covenant or other transaction or event to be calculated on a Pro Forma Basis, pro forma basis, pro forma compliance, or similar variation, in each case together with each other transaction relating or incidental thereto and consummated in connection therewith.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means (i) Charges associated with, or in anticipation of, or preparation for (A) any initial public offering (or any initial public offering proposed and not consummated) of any Holdco Entity and (B) compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, and (ii) Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and any similar Requirements of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges applicable to companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation or other costs to the extent attributable to being a public company, officer and director fee and expense reimbursement to the extent attributable to being a public company, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders associated with being a public company, directors’ and officers’ insurance and other legal and other professional fees, listing fees and other costs and/or expenses associated with being a public company.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.19.
“Qualified Charitable Organization” means, with respect to any Hagerty Family Member, a charitable organization that (a) is in existence as an organization or trust, gifts to which qualify for federal tax charitable deductions under all of Section 170(c) and 2055(a) of the Code and (b) to which such Hagerty Family Member transfers shares of the Company or for the sole benefit of which such Hagerty Family Member transfers shares of the Company into a trust.
“Qualified Equity Interests” means Equity Interests that are not Disqualified Equity Interests.
“Ratio Debt” means any unsecured Indebtedness incurred or assumed in reliance on Section 6.01(w).
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
“Reference Date” has the meaning specified in the definition of “Available Amount.”
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (5) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting or (6) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR, the EURIBOR Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.
“Refinanced Indebtedness” means the applicable Indebtedness being exchanged, extended, renewed, replaced, redeemed, repurchased, defeased, restructured, repaid or refunded by Refinancing Indebtedness.
“Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace, redeem, repurchase, defease, restructuring, repay or refund (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), either by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or after the original instrument giving rise to such Indebtedness has been terminated and including, by entering into any new credit agreement, loan agreement, note purchase agreement, indenture or other agreement) any Refinanced Indebtedness, or the net proceeds of which are incurred for the purpose of extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, restructuring, repaying or refunding such Refinanced

Indebtedness (or amending or modifying such Refinanced Indebtedness to effectuate any of the foregoing).
“Refinancing Indebtedness Requirements” means, with respect to any Refinancing Indebtedness, the following requirements:
(a)such Refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium (including tender premium), make-whole amounts or penalties thereon, defeasance costs, underwriting discounts and other reasonable amounts paid and fees, commissions and expenses (including upfront fees, original issue discount and initial yield payments) incurred in connection with the incurrence of such Refinancing Indebtedness and an amount equal to any existing commitments unutilized under such Refinanced Indebtedness and any additional Indebtedness concurrently with such Refinancing Indebtedness pursuant to a separate exception under Section 6.01;
(b)such Indebtedness shall have (i) pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Company and the lenders party thereto, (ii) subordination terms (if any) no less favorable in any material respect to the obligor thereunder than the subordination terms applicable to the original Indebtedness and (iii) terms and conditions that are not materially more restrictive (taken as a whole) to the obligors thereunder than the original terms and conditions of such Refinanced Indebtedness (unless, substantially concurrently with the incurrence of such Indebtedness, the Administrative Agent is offered the opportunity to amend this Agreement in a manner reasonably satisfactory to the Company and the Administrative Agent to include such more restrictive terms for the benefit of all Commitments and Loans then outstanding hereunder; provided, that the Loan Parties agree to execute any amendments or other modifications of the Loan Documents reasonably necessary to effectuate the foregoing);
(c)any Liens securing such Refinancing Indebtedness are not extended to any additional property of any Loan Party or any Restricted Subsidiary (other than property subject to the Liens being refinanced or as permitted under Section 6.02 (and improvements thereon and the proceeds and products thereof));
(d)no Loan Party or any Restricted Subsidiary that is not originally obligated with respect to repayment of such Refinanced Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, except to the extent otherwise permitted under Article VI;
(e)such Refinanced Indebtedness shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Refinancing Indebtedness is issued, incurred or obtained; and
(f)to the extent the incurrence of the Refinanced Indebtedness was subject to the Specified Debt Conditions, such Refinancing Indebtedness shall be subject to, and shall satisfy, the same Specified Debt Conditions originally applicable to such Refinanced Indebtedness.
“Register” has the meaning set forth in Section 9.04(b).
“Regulation AB” shall mean Subpart 229.1100 — Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange

Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) that are in effect on any specific date by the staff of the Securities and Exchange Commission, or as may be provided by the Securities and Exchange Commission or its staff from time to time.
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation RR” shall mean Regulation RR under the Exchange Act, codified at 17 C.F.R. Part 246.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Reinsurance Loan Documents” means the agreements and documents evidencing (a) a financing by State Farm and any other lenders from time to time party thereto or (b) any one or more other pari passu financings (with respect to the financing referred to in clause (a) above) by any other lender or group of lenders, in each case to the Reinsurance Subsidiary and any subsidiary guarantors from time to time party thereto, as any such agreements and documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, provided that such agreements and documents shall be on the terms in all material respects as set forth in that certain Credit Agreement, dated as of September 19, 2023, by and among the Reinsurance Subsidiary, State Farm, and the lenders from time to time party thereto (as in effect on the Effective Date), and shall not have any cross default (or similar term) to a Default under this Agreement.
“Reinsurance Subsidiary” means Hagerty Reinsurance Limited, a Bermuda Class 3A Reinsurance Company and a Wholly-Owned Subsidiary of the Company, together with its Restricted Subsidiaries.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any Hazardous Material into the environment.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, or (iii) with respect to any RFR Borrowing denominated in Sterling or Dollars, the applicable Daily Simple RFR, as applicable.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, or (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, as applicable.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Company’s assets from information furnished by or on behalf of the Company, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent subject to the terms of this Agreement.
“Required Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Commitments at such time; provided that, at any time there are two or more Lenders (with any Lenders that are Affiliates constituting one Lender for purposes of this definition) Required Lenders shall also require at least two Lenders.
“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including any Insurance Regulatory Authority), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means, with respect to any EEA Financial Institution, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests (including any option, warrant or other right to acquire any such Equity Interests in the Company) in the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests.
“Restricted Subsidiary” means, at any time, any Subsidiary other than an Unrestricted Subsidiary.
“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other amount received or realized in respect thereof.
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month, (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof and (iv) the date of reimbursement of any LC Disbursement in respect thereof to the extent such reimbursement is made in Dollars as provided under Section 2.06; and (c) any additional date as the Administrative Agent or the Issuing Bank, as applicable, may determine at any time when an Event of Default exists.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08(a), (b) or (e), (b) increased from time to time pursuant to Section 2.08(e), (c) reduced or increased from time to time as set forth on the Commitment Schedule and (d) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation or record) pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $375,000,000.
“Revolving Credit Loan Extension Request” shall have the meaning provided in Section 2.23.
“Revolving Credit Maturity Date” means the earlier of (a) the date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof or (b) the date that is five (5) years after the Effective Date.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of the Dollar Equivalent of the aggregate outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, and (b) Dollars, Daily Simple SOFR.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, and (b) Dollars, a U.S. Government Securities Business Day.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person subject to or the target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by OFAC, the U.S. Department of State or the U.S. Department of Commerce, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the government of Canada or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce, or (b) to the extent applicable, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the government of Canada or other relevant sanctions authority.
“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained and in conformity with those used in the preparation of the most recent statutory financial statements filed by such Insurance Subsidiary in its jurisdiction of domicile.
“SEC” means the Securities and Exchange Commission of the U.S.
“Securitization Sellers” means the Company and those Restricted Subsidiaries (other than any Securitization SPE) that are from time to time party to Permitted Securitization Facility Documents, including any such Person who may sell, transfer, contribute, assign and/or pledge Permitted Securitization Facility Assets (either directly or through another Securitization Seller) to one or more Securitization SPEs pursuant to a Permitted Securitization Facility.
“Securitization SPE” means a Wholly-Owned Subsidiary of the Company which engages in no activities other than in connection with accepting assignment of, purchasing, selling and/or contributing Permitted Securitization Facility Assets and/or the financing of Permitted Securitization Facility Assets of the Securitization Sellers and other activities reasonably related thereto, in each case, pursuant to a Permitted Securitization Facility, which Wholly-Owned Subsidiary is designated (as provided below) as a “Securitization SPE”; provided that (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of any Securitization SPE may be recourse to or otherwise obligate the Company or any Restricted Subsidiary (other than a Securitization SPE) in any way (whether by Guarantee, security or otherwise) other than pursuant to Standard Securitization Undertakings, (b) neither the Company nor any of its Restricted Subsidiaries (other than a Securitization SPE) may have any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Securitization Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of Permitted Securitization Facility Assets)) at prices and on terms and conditions not less favorable to the Company or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (c) in no event may any Loan Party be designated as a Securitization SPE. Any such designation shall be evidenced to the Administrative Agent by delivering to the Administrative Agent an officer’s certificate of the

Company certifying that, to such officer’s knowledge, such designation complied with the foregoing conditions.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Debt Conditions” means, with respect to any Indebtedness or commitment that is unsecured (any such Indebtedness or commitment, “Other Debt”), the following conditions:
(a)such Other Debt shall have a final maturity not sooner than the latest Maturity Date hereunder, as determined at the time of issuance or incurrence of such Other Debt;
(b)as of the date of incurrence of such Other Debt, such Other Debt shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of any Incremental Term Loans funded hereunder (if any) prior to the date of such incurrence of Other Debt;
(c)subject to Section 1.09, such Other Debt shall be issued or incurred only when no Event of Default exists or would result from the issuance or incurrence of such Indebtedness;
(d)such Other Debt is not incurred or guaranteed by any Person other than any Loan Party;
(e)if subordinated in right of payment, such Other Debt shall be subject to and permitted under a Subordination Agreement; and

(f)such Other Debt shall contain terms that are not more restrictive, taken as a whole, than the terms of this Agreement and the other Loan Documents (as reasonably determined by the Company and the Administrative Agent), except as expressly permitted hereunder; provided that, notwithstanding the foregoing, such Other Debt may have the benefit of terms and conditions (including financial covenants) that are more restrictive than those applicable to the Loans and Commitments outstanding hereunder at the time of incurrence of such Other Debt so long as, substantially concurrently with the incurrence of such Other Debt, the Administrative Agent is offered the opportunity to amend this Agreement in a manner reasonably satisfactory to the Company and the Administrative Agent to include such more restrictive terms for the benefit of all other Commitments and Loans then outstanding hereunder; provided, that the Loan Parties agree to execute any amendments or other modifications of the Loan Documents reasonably necessary to effectuate the foregoing.
“Specified Event of Default” means an event with respect to a Borrower described in clause (a), (b), (h) or (i) of Section 7.01.
“Standard Securitization Undertakings” means, with respect to any Permitted Securitization Facility, representations, warranties, covenants, asset repurchase obligations, servicing obligations and limited recourse performance undertakings and indemnities entered into by any Securitization Seller in connection with such Permitted Securitization Facility which are reasonably customary in similar asset securitization transactions, including but not limited to, (i) retention of credit risk required by the applicable laws of the United States (including Regulation RR, and by the laws of the European Union (including EU Securitization Regulation), and by the laws of the United Kingdom (including UK Securitization Regulation)), (ii) liabilities and disclosure and reporting obligations under applicable federal and state securities laws, including Regulation AB, (iii) payment of certain customary and reasonable fees and expenses of transaction parties pursuant to the terms of the Permitted Securitization Facility Documents, including but not limited to Permitted Securitization Fees, (iv) contributions of (A) Permitted Securitization Facility Assets or deemed capital contributions to any Securitization SPE to the extent required or made pursuant to Permitted Securitization Facility Documents or (B) cash to the extent necessary to keep such Securitization SPE properly capitalized to avoid insolvency or consolidation with a Loan Party, (v) any Swap Agreement permitted under Section 6.05 and entered into for the benefit of any Securitization SPE or Guarantees of any Swap Agreement obligations of any Securitization SPE, in each case, in respect of such Securitization SPE’s obligations under such Permitted Securitization Facility, and (vi) the pledge of Equity Interests in any Securitization SPE to secure obligations under such Permitted Securitization Facility.
“State Farm” means State Farm Mutual Automobile Insurance Company, an Illinois-domiciled mutual insurance company.
“Statements” has the meaning assigned to such term in Section 2.17(g).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” mean the lawful currency of the United Kingdom.
“Subordinated Debt” means any Indebtedness and other obligations of the Loan Parties the payment of which is subordinated to the payment of the Obligations.
“Subordinated Debt Documents” means any document, agreement or instrument evidencing any Subordinated Debt or entered into in connection with any Subordinated Debt (other than any Loan Document).
“Subordination Agreements” means, collectively, all present and future subordination agreements between the Administrative Agent, the Loan Parties and the holders of any Subordinated Debt with respect to Subordinated Debt in form and substance reasonably satisfactory to the Required Lenders (it being understood and agreed that any form of subordination agreement that is substantially the same as the form attached as Exhibit F is reasonably satisfactory to the Required Lenders).
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Company; provided that Permitted Joint Ventures shall not be considered Subsidiaries for purposes of this Agreement, except to the extent as contemplated under clause (c)(iii) of the definition of Consolidated EBITDA.
“Supported QFC” has the meaning assigned to such term in Section 9.19.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Restricted Subsidiaries shall be a Swap Agreement.
“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender of an Affiliate of a Lender (in each case, including any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder).
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender as well.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Tax Distribution Amount” means (i) for any taxable period for which the Company is a pass-through entity for tax purposes, an amount, as determined in good faith by Company, equal to the aggregate federal, state, local, and non-U.S. income Taxes payable by direct or indirect holders of Equity Interests in the Company on the taxable income of the Company or any of its direct or indirect Restricted Subsidiaries and Unrestricted Subsidiaries, assuming the applicability of the highest marginal federal, state, local and non-U.S. income Tax rates, and payable as and when such tax liability is due and payable or (ii) for any taxable period for which the Company files a consolidated, combined, unitary or similar type tax return with any Holdco Entity, any aggregate federal, state, local and non-U.S. income Tax obligations payable by a Holdco Entity that is the parent of such consolidated, combined, unitary or similar tax group that includes the Company, to the extent attributable to the taxable income of the Company or any of its direct or indirect Restricted Subsidiaries and Unrestricted Subsidiaries, determined as if the

Company and such Subsidiaries filed a consolidated, combined, unitary or similar return on a stand-alone basis.
“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of December 2, 2021, by and among Hagerty, Inc., Hagerty Holding Corp. and Markel Group, Inc., as in effect on the Effective Date.
“Tax-Related Transaction” means any transaction in the ordinary course of business and consistent with past practice pursuant to which the Company or any of its Restricted Subsidiaries makes payments on account of the Tax liabilities of one or more of its Subsidiaries and is immediately reimbursed by each such Subsidiary to the extent the paid Tax liabilities are attributable to the income of such Subsidiary.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate or the Adjusted EURIBOR Rate.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S.

Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Trade Date” shall have the meaning assigned to it in Section 9.04(e).
“Transaction Costs” means all fees, premiums, expenses and other transaction costs incurred or payable by the Company or any other Restricted Subsidiary in connection with the transactions contemplated by this Agreement.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, as applicable, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the Alternate Base Rate, the Central Bank Rate or the Daily Simple RFR.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Borrower” means any Borrower (i) that is organized or formed under the laws of the United Kingdom or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Securitization Regulation” means the EU Securitization Regulation (as in effect December 31, 2020) as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, subject to amendments pursuant to the Securitisation (Amendment) (EU Exit) Regulations 2019 and any related regulatory technical standards.
“UK Subsidiary” means any Restricted Subsidiary (i) that is organized or formed under the laws of England and Wales or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of England and Wales.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Cash” means, at any date, the sum (without duplication) of (a) 100% of the unrestricted and unencumbered cash and Permitted Investments that is owned by the Company, its Domestic Subsidiaries and Foreign Subsidiary Borrowers, plus (b) 65% of the unrestricted and unencumbered cash and Permitted Investments owned by Foreign Restricted Subsidiaries (other than Foreign Subsidiary Borrowers to the extent included in clause (a) of this definition). “Unrestricted Cash” shall not include any cash or Permitted Investments held by the Company or any of its Restricted Subsidiaries in escrow, trust or other fiduciary capacity for or on behalf of any Person or subject to any other restriction.
“Unrestricted Subsidiary” means, at any time, (i) any Subsidiary designated as an Unrestricted Subsidiary on Schedule 3.05 as of the Effective Date or designated by the Company as an Unrestricted Subsidiary pursuant to Section 5.12 subsequent to the Effective Date, in each case, to the extent such Subsidiary has not been designated as a Restricted Subsidiary pursuant to Section 5.12 and (ii) any Subsidiary of an Unrestricted Subsidiary.
“U.S.” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means (i) for purposes of Sections 3.13 and 6.09 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.19.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Equity Interests or preferred stock, as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness, Disqualified Equity Interests or preferred stock; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, Disqualified Equity Interests or preferred stock that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“Wholly-Owned Domestic Subsidiary” means any Wholly-Owned Subsidiary that is incorporated, organized or formed under the laws of any jurisdiction of the U.S., any State thereof or the District of Columbia.
“Wholly-Owned Subsidiary” means, as to any Person, a subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. Unless otherwise expressly provided, any reference to a Wholly-Owned Subsidiary in the Loan Documents shall mean a Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Company.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law”, as applied to any Person, shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law) and all judgments, orders and decrees of all Governmental Authorities, in each case applicable to such Person or its properties. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP (or, to the extent that such terms apply solely to any Insurance Subsidiary, or if otherwise expressly required, SAP), as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP (or, to the extent that such terms apply solely to any Insurance Subsidiary, or if otherwise expressly required, SAP) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (or, to the extent that such terms apply solely to any Insurance Subsidiary, or if otherwise expressly required, SAP) or in the application thereof, then such provision shall be interpreted on the basis of GAAP (or, to the extent that such terms apply solely to any Insurance Subsidiary, or if otherwise expressly required, SAP) as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (which amendment shall be made without the payment of a fee, other than legal expenses required to be reimbursed by the Loan Parties pursuant to Section 9.03(a)). Notwithstanding anything in this Agreement, in any financial statements of the Company and its Restricted Subsidiaries or in GAAP (or, to the extent that such terms apply solely to any Insurance Subsidiary, or if otherwise expressly required, SAP) to the contrary, for purposes of calculating and determining compliance with the financial covenants in Section 6.13 and determining the Applicable Margin, including defined terms used therein, the Reinsurance Subsidiary shall not be consolidated with the Company and its other Restricted Subsidiaries and the Reinsurance Subsidiary shall be excluded therefrom. Notwithstanding anything to the contrary contained in this Section 1.04 or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases

(Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations of any restriction, basket, covenant or carveout and deliverables (other than financial statements) under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. Notwithstanding anything to the contrary in this Agreement, the allowance of any transaction under this Agreement upon the absence of any Specified Event of Default shall not be deemed to waive on behalf of any Credit Party or any their respective Affiliates any rights or remedies which may otherwise be available to any Credit Party or any their respective Affiliates under the Loan Documents due to any other Default hereunder.
Notwithstanding anything to the contrary in this Agreement, (a) Restricted Subsidiaries that are not Loan Parties shall be excluded from calculations of Consolidated Net Income, Consolidated Net Indebtedness, Fixed Charges and Maintenance Capital Expenditures, and (b) items described in clauses (b)(viii) or (b)(xiii) of the definition of “Consolidated EBITDA” that are attributable to Restricted Subsidiaries that are not Loan Parties shall not be added back to “Consolidated EBITDA”. In addition to the foregoing, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
Section 1.05Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars or any Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.06Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such

Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and except to the extent provided for in clause (ii) of the definition of Payment in Full, the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
Section 1.07Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.08Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
(a)determining compliance with any provision of this Agreement (other than Section 6.13) that requires the calculation of the Net Leverage Ratio or the Fixed Charge Coverage Ratio,
(b)determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default) for all purposes other than Section 4.02 (but subject to Section 2.08(e)), or
(c)testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Applicable EBITDA), the date of determination of whether any such actions and transactions are permitted hereunder shall, in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or, in respect of any transaction described in clauses (b) and (c) of the definition of Limited Condition Transaction, delivery of irrevocable notice, declaration of dividend or similar event (the “LCT Test Date”), and if, after giving effect on a Pro Forma Basis to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that each such Limited Condition Transaction shall be consummated within one-hundred and eighty (180) days of such LCT Test Date.

For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided, however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Company has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios (excluding, for the avoidance of doubt, any ratio contained in Section 6.13) or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or, if applicable, the irrevocable notice, declaration of dividend or similar event is terminated or expires), any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence of any Incremental Facility, Incremental Equivalent Debt or other Indebtedness and the use of proceeds thereof) have been consummated and the commitments thereunder are fully drawn, to the extent that the commitments for such undrawn facilities permit such draw at the closing of the applicable transaction.
Section 1.09Pro Forma Basis.
(a)Notwithstanding anything to the contrary contained herein, but subject to Section 1.08, all financial ratios, tests, conditions and measurements, including the Net Leverage Ratio, the Fixed Charge Coverage Ratio, total assets, total revenues, Applicable EBITDA or Consolidated EBITDA (including any component definitions of any of the foregoing) herein or in any Loan Document that are calculated with respect to any period during which (or any date on which) any Pro Forma Transaction occurs shall be (x) calculated by giving pro forma effect to such Pro Forma Transaction in the manner contemplated in the definition of Consolidated EBITDA as if such Pro Forma Transaction had occurred on the first day of the applicable four-Fiscal Quarter reference period, but in all cases subject to the terms and conditions (including any caps or other limitations) set forth in the definition of Consolidated EBITDA and any defined terms used therein, (y) determined by reference to the financial statements for the period of four consecutive Fiscal Quarters ended on or most recently prior to such calculation or determination for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent pursuant to Section 5.01(a) or (b), and (z) made by reference to the applicable financial covenant levels required under Section 6.13 (without giving effect to any Adjusted Covenant Period (other than in the case of determining satisfaction of the conditions to (A) a Permitted Acquisition or (B) the incurrence of any Incremental Term Loans or Incremental Equivalent Debt the proceeds of which are used in substantial majority to finance the concurrent consummation of a Permitted Acquisition)) for the Fiscal Quarter during which such Pro Forma Transaction was consummated (or, if there is no financial covenant required to be tested during such Fiscal Quarter, the financial covenant level for the first testing period scheduled to occur after the date of such calculation). Further, if since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio, test, condition or measurement (i) any Pro Forma Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into any

Restricted Subsidiary since the beginning of such period has consummated any Pro Forma Transaction, then, in each case, any applicable financial ratio, test, condition or measurement shall be calculated for such period as if such Pro Forma Transaction had occurred at the beginning of the applicable period as further provided in clause (x) above. Notwithstanding anything to the contrary contained herein or in any Loan Document, (I) for the purposes of determining compliance with the financial covenants in Section 6.13 and calculating the Net Leverage Ratio for purposes of the definitions of “Applicable Margin” and “Commitment Fee Rate”, any such adjustments shall only include events that occurred during the applicable period of determination, and (II) to the extent any Indebtedness is incurred or assumed in connection with any Pro Forma Transaction or other transaction permitted hereunder, any determination on a Pro Forma Basis of the Net Leverage Ratio or compliance with the financial covenants required to be made under this Agreement in connection with such Pro Forma Transaction or other transaction shall be made without including the proceeds of such incurred or assumed Indebtedness as Unrestricted Cash (other than any such proceeds that are not used to pay any consideration (including, without limitation, the repayment of any Indebtedness or other obligations or the payment of any compensation, bonuses or earnouts or deferred purchase price obligations) for, or any fees or expenses incurred in connection with or Restricted Payments or other distributions or Investments made in connection with, such Pro Forma Transaction or other transaction).
(b)If any Lien, Indebtedness (including any Incremental Equivalent Debt, Ratio Debt or Subordinated Debt), Disqualified Stock, preferred stock, Disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of baskets measured by reference to a percentage of Applicable EBITDA, and any Lien, Indebtedness, Disqualified Stock, preferred stock, Disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount (including in connection with refinancing thereof) so incurred, issued, taken or consummated would subsequently exceed the applicable percentage of Applicable EBITDA in the applicable basket(s) for such incurrence, issuance, action or consummation if calculated based on the Applicable EBITDA on a later date (including the date of any refinancing or re-classification), such percentage of Applicable EBITDA will be deemed not to be exceeded (so long as, in the case of refinancing any Indebtedness, Disqualified Stock or preferred stock (and any related Lien), the principal amount or the liquidation preference of such newly incurred or issued Indebtedness, Disqualified Stock or preferred stock does not exceed the principal amount, liquidation preference or amount of Refinancing Indebtedness or other conditions applicable to such incurrence, issuance, action or consummation in respect of the Indebtedness, Disqualified Stock or preferred stock being refinanced, extended, replaced, refunded, renewed or defeased).
Section 1.10Calculations with Respect to Negative Covenants. To the extent a payment, Investment or other transaction is permitted to be made by the Company or a Restricted Subsidiary (the “Acting Person”) directly to, in, or with any other Person (each such Person, a “Target Person”) under any provision in Article VI, such payment, Investment or other transaction may be made by advance, contribution or distribution by the Acting Person to the Company or a Restricted Subsidiary, and, substantially concurrently with the initial payment, Investment or other transaction, further advanced or contributed by the Company or such Restricted Subsidiary for purposes of making the relevant payment, Investment or other transaction to, in or with the Target Person without constituting an additional payment, Investment or other transaction for purposes of the applicable provisions in Article VI (it being understood that any such payment, Investment or other transaction must satisfy the requirements of, and shall count toward any thresholds, baskets, conditions or other limitations in, each provision of the applicable provisions in Article VI as if made by the applicable Acting Party directly to the Target Person).

Section 1.11Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies on each Revaluation Date. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
ARTICLE II
THE CREDITS
Section 1.01Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender severally (and not jointly) agrees to make Revolving Loans in Dollars or in one or more Alternative Currencies to the Company and the Foreign Subsidiary Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.09(a)) in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the total Revolving Exposures exceeding the aggregate Revolving Commitments or (iii) the total Revolving Exposure denominated in Alternative Currencies exceeding the Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
Section 1.02Loans and Borrowings.
(a)Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.
(b)Subject to Section 2.13, each Revolving Borrowing shall be comprised (i) in the case of Borrowings in Dollars, entirely of ABR Loans, Term Benchmark Loans or RFR Loans and (ii) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan or shall bear interest at an alternate rate agreed upon by the applicable Borrower and the Swingline Lender.

(c)At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $50,000 and not less than the Dollar Equivalent of $250,000. At the time that each ABR Revolving Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $10,000 and not less than the Dollar Equivalent of $50,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is not less than an amount required by the Swingline Lender from time to time. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Term Benchmark Borrowings or RFR Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested would end after the Maturity Date applicable thereto.
Section 1.03Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a)(i)(x) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (y) in the case of an RFR Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, five U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, or (iii) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable, unless such Borrowing is expressly conditioned upon the consummation of another transaction, in which case such notice may be revocable if such transaction is not consummated, and shall be signed by a Responsible Officer of the applicable Borrower. Each such Borrowing Request shall be signed by a Financial Officer of the applicable Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the Borrower requesting such Borrowing, and the Agreed Currency and the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing or an RFR Borrowing, provided that RFR Borrowings denominated in Dollars shall only be available by operation of Section 2.13;
(iv)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the currency of a Borrowing is specified, then the requested Revolving Borrowing shall be made in Dollars. If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing made in Dollars, unless such Borrowing is denominated in an Alternative Currency, in which case such Borrowing shall be a Term Benchmark Borrowing or RFR Borrowing, as applicable. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 1.04Swingline Loans.
(a)Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall have no obligation, to make Swingline Loans denominated in Dollars to any Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000, or (ii) the total Dollar Equivalent of the Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the applicable Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the applicable Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) not later than 12:00 noon, eastern time, on the day of a proposed Swingline Loan or by such other time and by other procedures as may be agreed upon from time to time between the applicable Borrower and the Swingline Lender. Each such notice which shall be substantially in the form separately provided to the Borrower Representative by the Administrative Agent prior to the date of this Agreement, or such alternate form as may be mutually agreed by the Administrative Agent and the Borrower Representative from time to time, shall be irrevocable (unless such Borrowing is expressly conditioned upon the consummation of another transaction, in which case such notice may be revocable if such transaction is not consummated) and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and whether such Swingline Loan shall be an ABR Loan if denominated in Dollars or shall bear interest at an alternate rate, if any, agreed upon by the applicable Borrower and the Swingline Lender, and each Swingline Loan shall bear interest at the ABR or at an alternate rate if agreed upon by the applicable Borrower and the Swingline Lender. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower, to the extent the Swingline Lender elects to make such Swingline Loan, by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) on the requested date of such Swingline Loan or by such other procedures as may be agreed upon from time to time between the Borrowers and the Swingline Lender.
(b)The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., eastern time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.
(c)Upon the making of a Swingline Loan (whether before or after the occurrence of a Default), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, such Swingline Loan shall bear interest at the Alternate Base Rate and the Administrative Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Applicable Percentage of all payments of principal and interest received by the Administrative Agent in respect of such Loan.
Section 1.05Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit denominated in any Agreed Currency as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that no Issuing Bank shall be under any obligation to issue a Letter of Credit that would result in more than a total of twenty (20) Letters of Credit outstanding. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Borrower to, or entered into by such Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. In addition, no letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit shall (x) contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith, shall be rendered null and void) and (y) all representations and warranties, covenants and events of default contained therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with this Agreement (and, to the extent inconsistent herewith, shall be deemed to incorporate such standards, qualifications, thresholds and exceptions contained herein without action by any other party).
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, and in any event at least three Business Days prior to such requested date) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, a Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Equivalent of LC Exposure shall not exceed $175,000,000, (ii) the Dollar Equivalent of any Lender’s Revolving Exposure shall not exceed the Dollar Equivalent of such Lender’s Revolving Commitment, (iii) the Dollar Equivalent of the total Revolving Exposures shall not exceed the aggregate Revolving Commitments and (iv) the Revolving Exposure of all Revolving Lenders in all Alternative Currencies shall not exceed the Alternative Currency Sublimit. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrowers may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations set forth in clauses (i) through (iv) of this Section 2.05(b).
The Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing, amending or extending such Letter of Credit, or request that the Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment, decree, Requirement of Law, request or directive shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that the Issuing Bank in good faith deems material to it; or (ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.
Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement, to be a Letter of Credit issued hereunder on the Effective Date for the account of the Company.
(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or such later date as may be agreed to by the Issuing Bank (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date (unless cash collateralized in the manner described in Section 2.05(j)).
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement (or, at the election of the Company or the Issuing Bank, in Dollars in the Dollar Equivalent of such LC Disbursement) not later than 10:00 a.m., eastern time, on the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 8:00 a.m., eastern time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 10:00 a.m., eastern time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 8:00 a.m., eastern time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that any Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing or Swingline Loan denominated in Dollars in an amount equal to the Dollar Equivalent of such Agreed Currency, and, in each case, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof and the currency of such payment (which shall be the same currency as the applicable LC Disbursement or, at the election of the Company or the applicable Issuing Bank, shall be Dollars in the Dollar Equivalent of the applicable LC Disbursement). Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower in the same currency as the applicable LC Disbursement, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement. If any Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, solely to the extent such Borrower is otherwise required pursuant to the terms of this Agreement to reimburse the amount of such tax, the applicable Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Revolving Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent thereof (as determined by the Administrative Agent or the Issuing Bank on the date such LC Disbursement is made), of such LC Disbursement.
(f)Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder, or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Restricted Subsidiary or in the relevant currency markets generally. Neither the Administrative

Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation with regard to the conversion of foreign currency or otherwise or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a judgment not subject to appeal of a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The Issuing Bank shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy or through electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full in the currency thereof (or, at the election of the Company or the applicable Issuing Bank, in Dollars in the Dollar Equivalent amount of the applicable LC Disbursement) on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or, in the case such LC Disbursement is denominated in an Alternative Currency, at the Overnight Rate for such Alternative Currency plus the then effective Applicable Margin with respect to Term Benchmark Loans) and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse the Issuing Bank for such LC Disbursement shall be for the account of such Revolving Lender to the extent of such payment.
(i)Replacement of the Issuing Bank.

(i)Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Bank, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit then outstanding issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
(ii)Subject to the appointment and acceptance of a successor Issuing Bank reasonably acceptable to the Company, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Company and the Revolving Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.
(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives written notice from the Administrative Agent or the Required Revolving Lenders (or Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to the LC Exposure in the applicable currencies thereof (or, at the election of the applicable Issuing Bank or the Company, in Dollars in the Dollar Equivalent thereof) as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three (3) Business Days after all such Events of Defaults have been cured or waived.

(k)Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the applicable Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of such Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
Section 1.06Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with, and acceptable to, the Administrative Agent and designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of any Borrower, the interest rate applicable to ABR Loans or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided, that any interest received from a Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.
(c)Each Lender at its option may make any Loan to any Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.
(d)Notwithstanding anything in this Agreement to the contrary, with respect to any matter under any of the Loan Documents relating to any Loan or Letter of Credit with respect to any Foreign Subsidiary Borrower, in any applicable jurisdiction, the Administrative Agent, the Issuing Bank or any Lender or any domestic or foreign branch or Affiliate of any such Lender used to make such Loans under Section 2.06(c) (a “Designated Lender”) determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, the Issuing Bank or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Loan or Letter of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Loan or Letter of Credit shall be suspended, and to the extent required by applicable Requirement of Law, cancelled. Upon receipt of such notice, the applicable Borrower shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
Section 1.07Interest Elections.
(a)Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loan Borrowings, which may not be converted or continued.
(b)To make an election pursuant to this Section 2.07, the applicable Borrower shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Financial Officer of the applicable Borrower or through an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Interest Election Request shall be irrevocable. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit any Borrower to (i) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d), (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made, or (iii) change the currency of any Borrowing.
(c)Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the Borrowing to be made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings in Dollars), a Term Benchmark Borrowing or an RFR Borrowing; provided that RFR Borrowings denominated in Dollars shall only be available by operation of Section 2.13; and
(iv)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month. If the applicable Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in an Alternative Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, such Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in Dollars, shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto (or promptly in the case of an RFR Borrowing) and (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in an Alternative Currency, shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread at the end of the Interest Period applicable thereto (or promptly in the case of an RFR Borrowing); provided that, in the case of the foregoing clause (y), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Alternative Currency shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor (or promptly in the case of an RFR Borrowing) or (B) prepaid in full at the end of the applicable Interest Period, as applicable (or promptly in the case of an RFR Borrowing); provided that if no election is made by the applicable Borrower by the earlier of (I) the date that is three Business Days after receipt by the such Borrower of such notice and (II) the last day of the current Interest Period for the applicable Term Benchmark Loan, such Borrower shall be deemed to have elected clause (A) above.
Section 1.08Termination and Reduction of Commitments; Incremental Facilities.
(a)Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Credit Maturity Date.
(b)The Company may at any time terminate the Revolving Commitments upon the Payment in Full of the Obligations.
(c)The Company may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans, the aggregate Revolving Exposure of all Revolving Lenders exceeds the total Revolving Commitments.
(d)The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.
(e)Incremental Facilities.
(i)The Company shall have the right to obtain one or more (x) additional Revolving Commitments (each, an “Incremental Revolving Commitment”), which shall be in the form of an increase to (and constitute the same Class as) the then-existing Revolving Commitments and/or (y) tranches of unsecured term loans (or increase any existing Class of Incremental Term Loans) (each an “Incremental Term Loan”), in each case by obtaining Incremental Revolving Commitments or commitments to make Incremental Term Loans (each, an “Incremental Term Loan Commitment”), either from one or more of the Lenders or another Person (other than any Ineligible Institution) in the Company’s sole discretion; provided that (A) any such Incremental Revolving Commitments, Incremental Term Loan Commitments or Incremental Term Loans shall be in a minimum amount of $5,000,000 (or such lesser amount as may be approved by the Administrative Agent), (B) immediately after giving effect (including giving effect on a Pro Forma Basis) to the incurrence of such Incremental Revolving Commitments, Incremental Term Loan Commitments or Incremental Term Loans (and assuming that all Incremental Revolving Commitments, Incremental Term Loan Commitments and Incremental Term Loans included in the applicable Incremental Facility are fully drawn), the sum of the total of all outstanding Incremental Equivalent Debt, all unused commitments in respect of Incremental Equivalent Debt, all Incremental Revolving Commitments, all unused Incremental Term Loan Commitments and all outstanding Incremental Term Loans does not exceed the Available Incremental Amount, (C) only in the case of any Incremental Revolving Commitments, the Administrative Agent, the Swingline Lender and the Issuing Bank, in each case, have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, conditioned or delayed (provided that no such consent shall be required for a new Lender that, immediately prior to the incurrence of such Indebtedness, (x) is a Lender or an Affiliate of a Lender or is a financial institution listed on Schedule 2.08 or is an Affiliate thereof (each of the foregoing, an “Approved Lender”) and (y) other than any Approved Lender that is a Revolving Lender with a Revolving Commitment, has satisfied the requirements of Section 2.08(e)(vi) in a manner satisfactory to Administrative Agent), (D) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (E) each such Incremental Facility shall be subject to and shall satisfy the Specified Debt Conditions and the conditions set forth in Sections 2.08(e)(iii) and (e)(iv), in each case, to the extent applicable, and (F) the procedures described in Section 2.08(e)(ii) have been satisfied. Nothing contained in this Section 2.08(e) shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment or participate in any tranche of Incremental Term Loans hereunder at any time. The Company shall have no obligation to approach or offer any existing Lender to provide any Incremental Term Loan Commitment, Incremental Term Loan or Incremental Revolving Commitment.
(ii)As a condition precedent to such an increase of the Revolving Commitments or tranche of Incremental Term Loans or Incremental Term Loan Commitments, (A) the Company shall deliver to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party (I) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or tranche, and (II) subject to Sections 1.08 and 1.09, in the case of the Company, certifying as to the matters set forth in the following clause (B), (B) both before and immediately after giving effect (including giving effect on a Pro Forma Basis) to such increase or tranche, (I) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) as of such earlier date, (II) no Default or Event of Default exists and (III) the Company is in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.13 (which calculations shall assume that such Incremental Revolving Commitments and Incremental Term Loan Commitments are fully drawn and such tranche of Incremental Term Loans is fully funded, as applicable) and (C) the Company shall deliver to the Administrative Agent customary legal opinions and documents consistent with those delivered on the Effective Date (other than changes to legal opinions resulting from a change in counsel, change in law, change in fact or change in counsel’s form of opinion), to the extent requested by the Administrative Agent.
(iii)In the case of any Incremental Revolving Commitments:
(A)the terms of such Incremental Revolving Commitments shall be identical to the terms of the then existing Revolving Commitments (and, for the avoidance of doubt, evidenced by this Agreement) and shall be combined as a single ratable tranche with the then existing Revolving Commitments; provided that any Incremental Facility Amendment implementing any Incremental Revolving

Commitments in accordance with this Section 2.08(e) may increase the interest rate margins, floor and fees (including unused line fees) payable in respect of the Revolving Commitments and Revolving Loans so long as any such increase is applied to all existing and newly established Revolving Commitments; provided further, that notwithstanding anything herein to the contrary, underwriting, arrangement, structuring, ticking, commitment, upfront or similar fees, and other fees payable in connection therewith that are not shared with all relevant lenders providing such Incremental Revolving Commitments, that may be agreed to among the Company and the lender(s) providing and/or arranging such Incremental Revolving Commitments may be paid in connection with such Incremental Revolving Commitments; and
(B)on the effective date of any such increase, (x) any Lender providing an Incremental Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (y) the Company shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any incurrence of Incremental Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified by the Company to the Administrative Agent). The deemed payments made pursuant to clause (y) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods.
(iv)In the case of any Incremental Term Loans and Incremental Term Loan Commitments:
(A)such Incremental Term Loans and Incremental Term Loan Commitments shall be evidenced by this Agreement, as amended in accordance with the terms hereof; and
(B)such Incremental Term Loans and Incremental Term Loan Commitments (I) shall rank pari passu in right of payment with the Revolving Loans and any other tranche of Incremental Term Loans or Incremental Term Loan Commitments hereunder, (II) may provide for the ability to participate on a pro rata basis or less than a pro rata basis in any voluntary repayments or prepayments of principal of other Incremental Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of other Incremental Term Loans hereunder and (III) shall be subject in all respects to Section 2.08(e)(i); provided that (x) except as otherwise expressly permitted under the definition of Specified Debt Conditions, the terms and conditions applicable to any tranche of such Incremental Term Loans or Incremental Term Loan Commitments maturing after the latest Maturity Date in effect at such time (including the maturity date of any other Incremental Term Loans or Incremental Term Loan Commitments (if any) outstanding at such time) may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after such Maturity Date (or such later maturity date applicable to any other Incremental Term Loans or Incremental Term Loan Commitments (if any) outstanding at such time, as the case may be) and (y) subject to the immediately following proviso, such Incremental Term Loans may be priced differently than the Revolving Loans or other Incremental Term Loans or Incremental Term Loan Commitments hereunder (including, without limitation, interest margin, interest rate floors, original issue discount, underwriting, arrangement, unused line, structuring, ticking, commitment, upfront or similar fees, and other fees payable in connection therewith that may be agreed to among the Company and the lender(s) providing and/or arranging such Incremental Term Loans or Incremental Term Loan Commitments); provided further that (1) if the Effective Yield in respect of such Incremental Term Loans or Incremental Term Loan Commitments as of the date of funding or effectiveness thereof exceeds the Effective Yield in respect of any other Incremental Term Loans or Incremental Term Loan Commitments by more than 0.50%, the Applicable Margin in respect of such Incremental Term Loans and Incremental Term Loan Commitments, as the case may be, shall be increased so that the Effective Yield in respect of such Incremental Term Loans and Incremental Term Loan Commitments, as applicable, is equal to the Effective Yield in respect of such Incremental Term Loans or Incremental Term Loan Commitments minus 0.50%, and (2) to the extent any change in the Effective Yield of any Incremental Term Loans or Incremental Term Loan Commitments is necessitated by the foregoing clause (1) on the basis of an effective interest rate floor in respect of such Incremental Term Loans or Incremental Term Loan Commitments, the increased Effective Yield in the applicable Incremental Term Loans and Incremental Term Loan Commitments, as applicable, shall (unless otherwise agreed in writing by the Company) have such increase in the Effective Yield effected solely by increases in the interest rate floor(s) applicable to such Incremental Term Loans and Incremental Term Loan Commitments, but only to the extent an increase in the interest rate floor in such Incremental Term Loans and Incremental Term Loan Commitments would cause an increase in the Benchmark then in effect for such Incremental Term Loans and Incremental Term Loan Commitments (this proviso, the “MFN Provision”).
(v)Subject to the foregoing conditions, any Incremental Term Loan Commitments, Incremental Term Loans or Incremental Revolving Commitments shall be made hereunder pursuant to an amendment or amendment and restatement (an “Incremental Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each Lender participating in such tranche and the Administrative Agent. The Incremental Facility Amendment may, without the consent of any other Lenders, (x) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.08(e) and reflect the applicable Incremental Term Loans, Incremental Term Loan Commitments and/or Incremental Revolving Commitments, as applicable, and (y) to the extent set forth in the definition of Specified Debt Conditions and applicable to such Incremental Term Loans, Incremental Term Loan Commitments and/or Incremental Revolving Commitments, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes including, for the avoidance of doubt, any increase in the applicable yield relating to any existing Class of Incremental Term Loans to achieve fungibility for U.S. federal income tax purposes with any existing Class of Incremental Term Loans. In addition, if required to consummate any Incremental Term Loan, Incremental Term Loan Commitments or Incremental Revolving Commitments, the pricing, interest rate margins, rate floors, undrawn fees and premiums on the applicable Class of Loans being increased may be increased or extended but additional upfront fees, original issue discount or similar fees may be payable to the Lenders participating in any such Incremental Term Loan,

Incremental Term Loan Commitments or Incremental Revolving Commitments without any requirement to pay such amounts to any existing Lenders. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Company, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.
(vi)In connection with any Incremental Revolving Commitments, Incremental Term Loans or Incremental Term Loan Commitments pursuant to this Section 2.08(e), any new lending institution becoming a party hereto shall (A) execute such documents and agreements as the Administrative Agent may reasonably request and (B) provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.
(vii)Notwithstanding the above, with respect to the incurrence of any Incremental Term Loans or Incremental Term Loan Commitments to finance a Limited Condition Transaction (each a “Limited Condition Transaction Incremental Loan”), clause (ii)(B)(I) and (ii)(B)(II) of this Section 2.08(e) shall be deemed to have been satisfied so long as (A) as of the date of consummation of the Limited Condition Transaction, no Specified Event of Default shall have occurred and be continuing or would result from the consummation of such Limited Condition Transaction, (B) as of the date of the borrowing of such Limited Condition Transaction Incremental Loan, no Specified Event of Default is in existence immediately before or after giving effect (including on a Pro Forma Basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (C) the representations and warranties set forth in clause (ii)(B)(I) above shall be tested as of the LCT Test Date and be true and correct in all material respects on and as of such LCT Test Date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date), and (D) as of the date of the borrowing of such Limited Condition Transaction Incremental Loan, customary “Sungard” representations and warranties shall be included to the extent reasonably determined by Company and the Lenders providing such Limited Condition Transaction Incremental Loan.
Section 1.09Repayment of Loans; Evidence of Debt.
(a)The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest of the Revolving Credit Maturity Date, the date three (3) Business Days after demand by the Swingline Lender in its discretion if no Default exists or the demand by the Swingline Lender in its discretion if a Default exists. Each Foreign Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan to such Foreign Subsidiary Borrower on the Revolving Credit Maturity Date.
(b)If at any time the Dollar Equivalent of the aggregate Revolving Exposure of all Revolving Lenders exceeds the aggregate Revolving Commitments, the Borrowers shall promptly, and in any event within one (1) Business Day, repay such excess. If any such excess remains after repayment in full of all outstanding Revolving Loans and Swingline Loans, the

Borrowers shall provide cash collateral for the LC Exposure in the manner set forth in Section 2.05(j) to the extent required to eliminate such excess.
(c)If the Administrative Agent notifies the Borrowers at any time that the aggregate amount of all Revolving Loans and LC Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Revolving Loans and/or cash collateralize Letters of Credit in accordance with Section 2.05(j), in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.
(d)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(e)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(f)The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that in the event of a conflict between such records and the Register, the Register shall control absent manifest error; and provided further that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(g)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably acceptable to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 1.10Prepayment of Loans.
(a)The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty but subject to break funding payments pursuant to Section 2.15, subject to prior notice in accordance with paragraph (b) of this Section 2.10.
(b)The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i)(w) in the case of prepayment of (1) a Term Benchmark Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of prepayment or (2) an RFR Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of prepayment, (x) in the case of prepayment of a Term Benchmark Revolving Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment and (y) in the case of prepayment of an RFR Revolving Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments or other transactions as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice or prepayment or termination, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (or, in the case of any Loan that may not be requested pursuant to Section 2.02, in such amount that would be permitted in the case of an advance of a Revolving Borrowing of the same currency as provided in Section 2.02). Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.
(c)In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Restricted Subsidiary in respect of any Disposition made in reliance on Section 6.03(a)(xxv), the Company shall prepay on or prior to the date which is five (5) Business Days after the date of the realization or receipt of such Net Proceeds, an aggregate principal amount of the Obligations equal to at least 75% of all such Net Proceeds realized or received, which prepayment shall be applied as set forth in Section 2.10(d) below; provided that, if, at the time that any such prepayment would be required, any Loan Party or any Restricted Subsidiary is required to repay, redeem or repurchase or offer to repay, redeem or repurchase Indebtedness (other than Subordinated Debt) pursuant to the terms of the documentation governing or evidencing such Indebtedness with the net proceeds of such Disposition (such Indebtedness required to be repaid, redeemed or repurchased or offered to be so repurchased, “Other Applicable Indebtedness”), then the applicable Loan Party or applicable Restricted Subsidiary may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Obligations and Other Applicable Indebtedness at such time; provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Obligations in accordance with the terms hereof) (or less than pro rata basis in the case of such Other Applicable Indebtedness) to the prepayment of the Obligations and to the repurchase, redemption or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Obligations that would have otherwise been required pursuant to this Section 2.10(c) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased, redeemed or prepaid, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Obligations in accordance with the terms hereof; provided, further, that no prepayment shall be required pursuant to this Section 2.10(c) with respect to such portion of such Net Proceeds that the Company shall have, on or prior to the applicable date that prepayment of the Obligations would have otherwise been required pursuant to this Section 2.10(c), given written notice to the Administrative Agent of its intent to reinvest in accordance with the following paragraph.

Notwithstanding the foregoing, with respect to any Net Proceeds realized or received with respect to any Disposition made in reliance on Section 6.03(a)(xxv), at the option of the Company by written notice to the Administrative Agent, the Company may reinvest all or any portion of such Net Proceeds in assets useful for its or any of its Restricted Subsidiary’s business within 180 days following receipt of such Net Proceeds so long as no Event of Default then exists or would result therefrom (the foregoing period being referred to as a “Reinvestment Period”); provided, that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Proceeds shall be applied to the prepayment of the Obligations as set forth in Section 2.10(d) within five (5) Business Days after the earlier of (I) the end of the applicable Reinvestment Period and (II) such time that the Company reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested.
(d)All prepayments required to be made pursuant to Section 2.10(c) shall be applied as follows: (i) first, to prepay any Incremental Term Loans outstanding under this Agreement ratably across all Classes of such Incremental Term Loans and, within each such Class, shall be applied pro rata to all remaining scheduled installments of principal of such Class of Incremental Term Loans, (ii) second, to prepay outstanding Revolving Loans and Swingline Loans ratably without a corresponding reduction in the Revolving Commitments, and (iii) third, to cash collateralize 103% of the outstanding LC Exposure.
Section 1.11Fees.
(a)The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate equal to the Applicable Margin per annum on the daily unused amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the fifteenth (15th) day following such last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Term Benchmark Revolving Loans on the Dollar Equivalent of the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other rate as agreed between the applicable Borrower and the applicable Issuing Bank) on the Dollar Equivalent the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Company agrees to pay to the Administrative Agent for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(d)All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
Section 1.12Interest.
(a)The Loans comprising each ABR Borrowing (including each Swingline Loan, other than any Swingline Loan for which an alternate interest rate is agreed upon between the applicable Borrower and Swingline Lender, which shall bear interest at such rate) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b)The Loans comprising each Term Benchmark Borrowing shall bear interest in the case of a Term Benchmark Revolving Loan, at the Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)Each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Margin.
(d)Notwithstanding the foregoing, upon and during the continuance of an Event of Default, at the election of the Administrative Agent or Required Lenders, upon written notice to the Company, the interest rates applicable to Loans and the rate at which fees payable to all Lenders accrue on Letters of Credit shall be increased by 2.0% per annum.
(e)Accrued interest on each Loan shall be payable in arrears in the same Agreed Currency as the applicable Loan on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)All interest hereunder shall be computed on the basis of a year of 360 days; provided that interest computed by reference to the Daily Simple RFR with respect to Sterling or the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Term SOFR Rate, Daily Simple SOFR, Adjusted EURIBOR Rate, EURIBOR Rate, Central Bank Rate or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 1.13Alternate Rate of Interest; Illegality.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:
(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate or the Adjusted EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR for the applicable Agreed Currency; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate or the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.13(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03:
(A)for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.13(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan;
(B)any Term Benchmark Loan denominated in an Alternative Currency shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the applicable Borrower’s election prior to such day: (1) be prepaid by the applicable Borrower on such day or (2) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time; and
(C)any RFR Loan denominated in an Alternative Currency shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the applicable Borrower’s election, shall either (x) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) promptly or (y) be prepaid in full promptly.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.13), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period for any Benchmark, a Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of such Type, or for any conversion to or continuation of Term Benchmark Loans to be made, converted or continued as Loans of such Type, during any Benchmark Unavailability Period for such Benchmark and, failing that, to the extent applicable to such Benchmark, either (x) the applicable Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (2) an RFR Borrowing denominated in Dollars into a request for an ABR Loan or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.13:
(A)for Loans denominated in Dollars (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan;
(B)for Term Benchmark Loans denominated in an Alternative Currency, such Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the applicable Borrower’s election prior to such day: (x) be prepaid by the applicable Borrower on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time; and
(C)any RFR Loan denominated in an Alternative Currency shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the applicable Borrower’s election, shall either (x) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (y) be prepaid in full immediately.
Section 1.14Increased Costs.

(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted EURIBOR Rate) or Issuing Bank;
(ii)impose on any Lender or Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)subject any Recipient to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered. For the avoidance of doubt, this Section 2.14 shall not apply to Taxes, which shall be governed exclusively by Section 2.16.
(b)If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes which, for the avoidance of doubt, are covered by Section 2.16 (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)A certificate in reasonable detail of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 1.15Break Funding Payments.
(a)With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(d) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19, or (v) the failure by the applicable Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate in reasonable detail of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(b)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.17, or (iv) the failure by the applicable Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
Section 1.16Withholding Taxes; Gross Up.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)Evidence of Payment. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.16, such Borrower shall deliver to the Administrative Agent either of (i) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or (ii) other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; except that each Foreign Subsidiary Borrower shall only be severally liable for those Obligations related to it as provided in the last sentence of Section 2.09(a); and provided that if the Borrowers reasonably believe that such Taxes were not correctly or legally asserted, the Administrative Agent, or Lender, as applicable, will use reasonable efforts to cooperate with the Borrowers’ efforts to obtain a refund of such Taxes (which if successful shall be repaid to applicable Borrower in accordance with Section 2.16(g)). A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within twenty (20) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B)

of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (or credit in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund or credit had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Obligations).
(i)Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(j)Additional United Kingdom Withholding Tax Matters.
(i)Subject to (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(ii)(A) A Lender on the Effective Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in Annex II or otherwise provide this information to each UK Borrower and the Administrative Agent; and
(A)a Lender which becomes a Lender hereunder after the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender, and
(B)Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under clause (j)(i) above.
(iii)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with clause (j)(ii) above, the UK Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A)each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or
(B)each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:
(1)such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(2)HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;
and in each case, such UK Borrower has notified that Lender in writing of either clause (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(iv)If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with clause (j)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
(v)Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(vi)Each Lender shall notify the UK Borrowers and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Borrower hereunder.
Section 1.17Payments Generally; Allocation of Proceeds; Sharing of Set-offs; AHYDO Savings Clause.
(a)Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., eastern time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such office designated by the Administrative Agent, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise set forth in the definition of “Interest Period”, if any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i)

principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, a Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.
(b)Any payments in respect of the Obligations received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the applicable Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10(d), mutatis mutandis) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Swap Obligations), second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Swap Obligations), third, to pay interest then due and payable on the Loans and the Letters of Credit ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably, to pay an amount to the Administrative Agent equal to the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and to payment of any amounts owing with respect to Swap Obligations and Banking Services Obligations (all such amounts under this “fourth” item being applied ratably in accordance with all such amounts due, and with amounts allocated to any Class of Incremental Term Loans applied to reduce the subsequent scheduled repayments of such Class of Term Loans on a ratable basis), fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender or any of their Affiliates, and sixth, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the applicable Borrower, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the applicable Borrower shall pay the break funding payment required in accordance with Section 2.15. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations. Notwithstanding the foregoing, Obligations arising under Banking Services Obligations or Swap Obligations shall be excluded from the application described above and paid in clause fifth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements in accordance with Section 2.21.
(c)At the request of the applicable Borrower, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses, and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder.
(d)If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(c) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(g)The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations. If any Borrower pays the full amount indicated on a Statement on or before the later of the due date indicated on such Statement and the date required under this Agreement, such Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

(h)Prior to the close of the first “accrual period” (within the meaning of Section 163(i)(2) of Code) ending after the fifth anniversary of each applicable Extended Term Loan and prior to the close of each subsequent accrual period (the date of each such payment, an “AHDYO Payment Date”), the Company shall prepay a principal amount of each applicable Extended Term Loan in an amount equal to the AHYDO Payment. Each AHYDO Payment shall be treated for tax purposes as a payment of original issue discount on such Extended Term Loan to the extent that the original issue discount has accrued as of the date such payment is due. This Section 2.17(h) is intended to ensure that such Extended Term Loan shall not be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i)(1), and the provisions of this Agreement shall be construed pursuant to such intent.
Section 1.18Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) any Lender requests compensation under Section 2.14 or 2.15, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender shall become a Non-Consenting Lender (as defined below), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender and repay the outstanding principal of its Loans of the relevant Class or Classes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder as of such termination date or (y) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14, 2.15 or 2.16) and obligations under this Agreement and other Loan Documents to an assignee (other than any Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent (to the extent the consent of the Administrative Agent would be required under Section 9.04 and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (C) in the case of the replacement of any Non-Consenting Lender, such replacement Lender agrees to the applicable proposed amendment, restatement, supplement, modification, waiver or consent and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation (and such termination repayment shall not occur) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment, delegation, termination and repayment cease to apply (in the case of a termination and repayment, prior to the date fixed in the applicable notice to such lender for such termination and repayment). Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable assigning Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto. In the event that (i) the Borrowers or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any other modification thereto (including pursuant to Section 2.23(b)), (ii) the consent, waiver or other modification in question requires the agreement of all Lenders (or, all directly and adversely affected Lenders or any other Class or group of Lenders other than Required Lenders (or other applicable majority) in accordance with the terms of Section 9.02) and (iii) the Required Lenders (or, in the case of any Class voting, the holders of a majority of the outstanding Loans and unused Commitments in respect of such Class) have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a “Non-Consenting Lender”.
Section 1.19Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);
(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.17(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, if such Defaulting Lender is a Revolving Lender, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section 2.19; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) if such Defaulting Lender is a Revolving Lender, cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.19; sixth, to the payment of any amounts owing to the Lenders of the applicable Class and, if such Defaulting Lender is a Revolving Lender, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders of the applicable Class or Classes on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders of the applicable Class or Classes pro rata in accordance with the Revolving Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(d)if such Defaulting Lender is a Revolving Lender and any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:
(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(iii)if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)if such Defaulting Lender is a Revolving Lender, then for so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.19(d), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(d)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Revolving Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrowers and, if the applicable Defaulting Lender is a Revolving Lender, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, if such Defaulting Lender is a Revolving Lender, the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
Section 1.20Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.
Section 1.21Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Restricted Subsidiary of a Loan Party, shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Obligations of such Loan Party or Restricted Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.17(b), such Banking Services Obligations and/or Swap Obligations will be placed. For the avoidance of doubt, so long as JPMCB or its Affiliate is the Administrative Agent, neither JPMCB nor any of its Affiliates providing Banking Services for, or having Swap Agreements with, any Loan Party or any Restricted Subsidiary of a Loan Party shall be required to provide any notice described in this Section 2.21 in respect of such Banking Services or Swap Agreements.
Section 1.22Foreign Subsidiary Borrowers.
(a)The Company may designate any Foreign Subsidiary that is a Wholly-Owned Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Foreign Subsidiary Borrower Agreement executed by such Foreign Subsidiary and the Company. Each such designation shall be subject to the consent of the Administrative Agent and each Lender (which consent shall not unreasonably be withheld, conditioned or delayed). In addition, no Foreign Subsidiary may become a Foreign Subsidiary Borrower if any Lender that as a result thereof would be obligated to lend to it may not at such time legally lend to such Foreign Subsidiary unless other arrangements in respect thereof have been made that are acceptable to such Lender.
(b)Upon the execution by the Company and delivery to the Administrative Agent of a Foreign Subsidiary Borrower Termination with respect to any Foreign Subsidiary Borrower, such Restricted Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement and, at the Company’s option, shall become an Excluded Subsidiary; provided that no Foreign Subsidiary Borrower Termination will become effective as to any Foreign Subsidiary Borrower (other than to terminate such Foreign Subsidiary Borrower’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Foreign Subsidiary Borrower shall be outstanding hereunder. Following receipt of any Foreign Subsidiary Borrower Agreement or Foreign Subsidiary Borrower Termination, the Administrative Agent shall send a copy thereof to each Lender.
Section 1.23Extension Facilities.
(a)The Company may at any time and from time to time request that all or a portion of the Incremental Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Incremental Term Loans (any such Incremental Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Term Loans, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such applicable Existing Term Loan Class (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring, underwriting, ticking, consent, and amendment or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders) and offered to each Lender under such Existing Term Loan Class in accordance with its Applicable Percentage with respect thereto and (y) be identical to the Incremental Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted; provided, however, that (1) the scheduled final maturity date of the Extended Term Loans shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Incremental Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in this Agreement with respect to the Existing Term Loan Class from which such Extended Term Loans were converted as set forth below), (2)(A) pricing, fees, optional prepayment or redemption terms shall be determined in good faith by the Company and the interest margins and floors with respect to the Extended Term Loans may be higher or lower than the interest margins and floors for the Incremental Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or AHYDO Payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extended Term Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Incremental Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of any Class of Incremental Term Loans hereunder (provided that no Extended Term Loans may be optionally prepaid or mandatorily repaid (other than scheduled amortization) prior to the date on which all Incremental Term Loans with an earlier final stated maturity (including Incremental Term Loans under the Existing Term Loan Class from which they were converted) are repaid in full, unless such prepayment or repayment is in accordance with the theretofore existing provisions of this Agreement or is accompanied by at least a pro rata prepayment or repayment of such other Incremental Term Loans, as applicable), (4) Extended Term Loans may have call protection and similar redemption terms as may be agreed by the Company and the Lenders thereof, (5) the Extended Term Loans shall be evidenced by this Agreement (as may be amended as contemplated in this Section 2.23), shall be subject to and satisfy the applicable Specified Debt Conditions and shall rank pari passu in right of payment with the Revolving Loans, Revolving Commitments and the other Incremental Term Loans (or any extension or refinancing thereof evidenced by this Agreement) and (6) no consent shall be required by the Administrative Agent (unless such consent would have been required for any assignment of such Incremental Term Loans under Section 9.04) or any of the Lenders. No Lender shall have any obligation to agree to have any of its Incremental Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request.
(b)The Company may at any time and from time to time request that all (but not a portion) of the Revolving Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit

Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all (but not a portion) of any principal amount of Revolving Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Revolving Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Revolving Credit Commitments, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) (a “Revolving Credit Loan Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established (the “Specified Existing Revolving Credit Commitment”), which shall (x) be identical as offered to each Lender under such applicable Existing Revolving Credit Class (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring, underwriting, ticking, consent, and amendment or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders) and offered to each Lender under such Existing Revolving Credit Class in accordance with its Applicable Percentage with respect thereto and (y) be identical to the Revolving Commitments and Revolving Loans under the Existing Revolving Credit Class from which such Extended Revolving Credit Loans and Extended Revolving Credit Commitments are to be converted; provided, however, that (1) 100% of the Lenders holding the Existing Revolving Credit Loans and Existing Revolving Credit Commitments subject to any Revolving Credit Loan Extension Request shall have consented thereto (subject to Section 2.18), (2) the Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be evidenced by this Agreement, shall be subject to and shall satisfy the applicable Specified Debt Conditions and shall rank pari passu in right of payment with the Incremental Term Loans (or any extension or refinancing thereof evidenced by this Agreement), (3) (A) the interest margins and floors with respect to the Extended Revolving Credit Commitments and Extended Revolving Credit Loans may be higher or lower than the interest margins and floors for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments and Extended Revolving Credit Loans in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A), (4) the commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.23 or otherwise, assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and the Revolving Loans set forth in Section 9.04 and (5) each of the Administrative Agent, the Issuing Bank and the Swingline Lender shall have consented to each Lender holding any Extended Revolving Credit Commitments or Extended Revolving Credit Loans and the terms and conditions of the applicable Extension Amendment. No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Revolving Credit Loan Extension Request.
(c)The Company shall provide the applicable Extension Request (which may be in the form of a term sheet posted to a website for the benefit of the Lenders) at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Class or Existing Revolving Credit Class, as applicable, are requested to respond (although any changes to terms previously announced shall only require two (2) Business Days’ prior written notice), and shall agree to such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23. Any Lender (an “Extending Lender”) wishing to have all or a portion of its

Incremental Term Loans or all of its Revolving Commitment of the existing Class or existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Incremental Term Loans or Revolving Commitments of the existing Class or existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (it being understood and agreed that only all of (and not a portion of) the Revolving Commitments may be extended in accordance with this Section 2.23). In the event that the aggregate amount of Incremental Term Loans of the existing Class or existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Incremental Term Loans of the existing Class or existing Classes subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the amount of Incremental Term Loans included in each such Extension Election.
(d)Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment to, or amendment and restatement of, this Agreement (an “Extension Amendment”) executed by the Company, the Administrative Agent, the Extending Lenders and, in the case of Extended Revolving Credit Commitments, the Issuing Bank and the Swingline Lender; provided that, except to the extent expressly contemplated by this Section 2.23 and notwithstanding anything to the contrary set forth in Section 9.02, each Extension Amendment shall (i) be consistent with the provisions set forth in this Section 2.23, (ii) be reasonably satisfactory to the Administrative Agent, (iii) include representations (x) as to the accuracy of representations and warranties set forth in Article III of this Agreement and in the other Loan Documents in all material respects (without duplication of materiality qualifiers) immediately before and after giving effect to such Extension Amendment and the transactions contemplated thereby and (y) that no Event of Default shall have occurred and be continuing as of the effective date of such Extension Amendment or immediately after giving effect to such Extension Amendment and the transactions contemplated thereby, (iv) be subject to any applicable Extension Minimum Condition (unless waived by the Company) and (v) to the extent reasonably requested by the Administrative Agent, be subject to receipt by the Administrative Agent of (x) customary board resolutions and officers’ certificates consistent with those delivered on the Effective Date, (y) customary opinions of counsel to the Loan Parties consistent with those delivered on the Effective Date (other than changes to legal opinions resulting from a change in counsel, change in law, change in fact or change in counsel’s form of opinion reasonably acceptable to the Administrative Agent) and (z) supplemental or reaffirmation agreements and/or such amendments to the Loan Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans, Extended Revolving Credit Loans and Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each such Extension Amendment be reasonably acceptable to the Administrative Agent and shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans, Extended Revolving Credit Loans and Extended Revolving Credit Commitments, as applicable, established thereby. No Extension Amendment shall provide for any Class of Extended Term Loans, Extended Revolving Credit Loans and Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Company may condition the effectiveness of any Extension Amendment in respect of Extended Term Loans on an Extension Minimum Condition, which may be waived by the Company in its sole discretion. In addition to any terms and changes required or permitted by this Section 2.23, each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to this Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled repayment amount, if any, for the Existing Term Loan Class in the same proportion as the amount of Incremental Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any repayment amount, if any, payable with respect to any individual Incremental Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional terms and conditions applicable to the Extended Term Loans or Extended Revolving Credit Commitments, in each case, to the extent applicable only during periods after the latest Maturity Date (determined at the time of the applicable Extension Request) of any Loans or Commitments hereunder that are not subject to the applicable extension.
(e)Notwithstanding anything to the contrary contained in this Agreement, on any date on which any existing Class is converted to extend the related scheduled maturity date(s) in accordance with clause (a) and/or clause (b) of this Section 2.23 above (an “Extension Date”), in the case of the existing Incremental Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Incremental Term Loans; provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Incremental Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each of the Borrowers represents and warrants to the Lenders that:
Section 1.01Organization; Powers. Each of the Loan Parties (a) is duly incorporated, organized or formed, as applicable, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in (to the extent such concept is applicable in the relevant jurisdiction), every jurisdiction where such qualification is required except, in each case referred to in clauses (a) (other than with respect to the Company), (b) and (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 1.02Authorization; Enforceability. The Transactions are within each Borrower’s organizational powers and have been duly authorized by all necessary organizational action. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 1.03Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) immaterial consents, approvals, registrations, filing or other actions, (b) will not violate any Requirement of Law or regulation or the charter, by-laws or other organizational documents applicable to the Company or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Restricted Subsidiaries (unless such payment is de-minimis and not restricted hereunder), and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries except where such violations or defaults referred to in clauses (b) and (c), individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
Section 1.04Financial Condition; No Material Adverse Change.
(a)The Company has heretofore furnished to the Lenders consolidated balance sheet and statements of income, stockholders equity and cash flows for Company (i) as of and for the Fiscal Year ended December 31, 2023, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter ended September 30, 2024 internally prepared by the Company. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)Since December 31, 2023, there has been no material adverse change in the business, assets, financial condition or results of operation of the Company and its Restricted Subsidiaries, taken as a whole.
Section 1.05Properties.
(a)Each of the Loan Parties has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest could not reasonably be expected to result in a Material Adverse Effect.
(b)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each of the Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material or necessary to its business and (ii) to the knowledge of the Company, the use thereof by the Loan Parties does not infringe upon the rights of any other Person.
(c)As of the Effective Date, Schedule 3.05 sets forth (i) a correct and complete list of the name and relationship to the Company of each Subsidiary, (ii) the type of entity of the Company and each Subsidiary, and (iii) whether such Subsidiary is a Loan Party, Restricted Subsidiary, Unrestricted Subsidiary, Insurance Subsidiary and/or Excluded Subsidiary.
Section 1.06Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Restricted Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that, as of the Effective Date, involve any of the Loan Documents.
(b)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material

Adverse Effect, neither the Company nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Section 1.07Compliance with Laws and Agreements. Each of the Loan Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 1.08Investment Company Status. Neither the Company nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 1.09Taxes. Each of the Loan Parties has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes not overdue for more than thirty (30) days or, if more than thirty (30) days overdue, that are being contested in good faith by appropriate proceedings and for which the Company or such other Loan Party, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.
Section 1.10ERISA / Pension Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan in any material respect. No UK Borrower is or has at any time been (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (UK)) and (ii) “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the Pensions Act 2004 (UK)) such an employer.
Section 1.11Disclosure.
(a)As of the Effective Date, none of the written reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender (other than information of a general economic or industry specific nature, projected financial information or other forward looking information) in connection with the negotiation of this Agreement or any other Loan Document executed in connection therewith (as modified or supplemented by other information so furnished), individually or when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that projections may vary from actual results and that such variances may be material).

(b)As of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
Section 1.12Solvency. As of the Effective Date, (a) the fair value of the aggregate of all assets of the Company and its Restricted Subsidiaries, taken as a whole, will exceed the aggregate amount of the debts and liabilities (subordinate, contingent or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole; (b) the present fair saleable value of the property of the Company and its Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, (subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured; (c) the Company and its Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) the Company and its Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct their businesses in which they are engaged as such businesses are now conducted on the Effective Date; (e) no Loan Party (other than the UK Borrowers) is “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code and in respect of each UK Borrower, it: (i) is not unable to pay its debts as they fall due, has not suspended or threatened to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors (excluding any Holder of Obligations in its capacity as such) with a view to rescheduling its indebtedness and (ii) a moratorium has not been declared in respect of any indebtedness of such UK Borrower, with the ending of such moratorium not being a remedy to any Event of Default under this Agreement; and (f) no Loan Party has incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Loan Party or any of its Restricted Subsidiaries. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
Section 1.13Outbound Investment Rules. No Loan Party nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. No Loan Party nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 1.14Labor Disputes. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Company or any Restricted Subsidiary pending or, to the knowledge of the Company, threatened in writing, in each case, (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) are related to labor disputes.
Section 1.15No Default. No Event of Default has occurred and is continuing.
Section 1.16Federal Reserve Regulations. No Loan Party is engaged, and no Loan Party will engage, principally or as one of its important or primary activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock, or to reduce or retire any indebtedness which was originally incurred to purchase or carry any such Margin Stock, in violation of or in a manner inconsistent with Regulation T, U or X of the Board of Governors of the Federal Reserve. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Restricted Subsidiaries on a consolidated basis) will be Margin Stock.
Section 1.17Subordinated Debt. As of the Effective Date, all Subordinated Debt Documents are described on Schedule 3.17 hereto, and there are no other documents, agreements or instruments evidencing or relating to the Subordinated Debt as of the Effective Date other than as described on Schedule 3.17 hereto. Complete and accurate copies of all documents, agreements or instruments described on Schedule 3.17 have been delivered to the Administrative Agent on or prior to the Effective Date.
Section 1.18Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, its Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions in any material respect. The foregoing representations in this Section 3.18 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) (the “Blocking Law”), (ii) if the UK Protection of Trading Interests Legislation (“UKPTIL”) applies, the Blocking Law or the UKPTIL, as applicable, or (iii) section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV)) in connection with sections 4 and 19 para (3) no. 1 (a) of the German Foreign Trade Act, or any other comparable anti-boycott law, regulation or statute that is in force from time to time in Germany.
Section 1.19Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 1.20Representations as to Foreign Subsidiary Borrowers. Each of the Company and each Foreign Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders that:
(a)Such Foreign Subsidiary Borrower, other than a UK Borrower, is subject to civil, commercial and common laws and each UK Borrower is subject to statutory and common laws, in each case, with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Subsidiary Borrower, the “Applicable Foreign Subsidiary Borrower Documents”), and the execution, delivery and performance by such Foreign Subsidiary Borrower of the Applicable Foreign Subsidiary Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary Borrower nor any of its material property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under the Applicable Foreign Subsidiary Borrower Documents.
(b)The Applicable Foreign Subsidiary Borrower Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement thereof against such Foreign Subsidiary Borrower under the Laws of such jurisdiction (or such other law as shall be specified in such documents), and to ensure the legality, validity, enforceability (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally), priority and admissibility in evidence of the Applicable Foreign Subsidiary Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Subsidiary Borrower Documents that the Applicable Foreign Subsidiary Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Subsidiary Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Subsidiary Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)There is no tax (other than Excluded Taxes), levy, impost, duty, fee, assessment or other governmental charge that must be paid or any deduction or withholding for any Taxes imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Subsidiary Borrower Documents or (ii) on any payment to be made by such Foreign Subsidiary Borrower to a Lender pursuant to the Applicable Foreign Subsidiary Borrower Documents, except for those that have been paid by a Loan Party or any of their respective Subsidiaries.
(d)The execution, delivery and performance of the Applicable Foreign Subsidiary Borrower Documents executed by such Foreign Subsidiary Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
Section 1.21Plan Assets; Prohibited Transactions. None of the Loan Parties or any of their Restricted Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Section 1.22Regulatory Solvency and Capital Resources. Each Insurance Subsidiary complies in all material respects with all binding applicable regulatory and solvency capital requirements applicable to it and is not aware of any fact or circumstance which is reasonably likely to cause such Insurance Subsidiary or its respective Restricted Subsidiaries to (a) become subject to bankruptcy, insolvency, reorganization, moratorium or other similar circumstances affecting creditors’ rights or (b) fail to so comply.

Section 1.23Insurance Licenses. (a) No Insurance License held by any Insurance Subsidiary is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, and (b) no such suspension, revocation or limitation is threatened in writing by any relevant Insurance Regulatory Authority, that, in each instance under (a) and (b) above, could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Insurance Subsidiary transacts any insurance or reinsurance business, directly or indirectly, in any jurisdiction without a license where such business requires any license, permit or other authorization of an Insurance Regulatory Authority of such jurisdiction except to the extent that the failure to have any such license, permit or other authorization could not reasonably be expected to have a Material Adverse Effect.
ARTICLE IV
CONDITIONS
Section 1.01Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements and other conditions and requirements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the Loan Documents, all in form and substance satisfactory to the Administrative Agent and its counsel.
(b)Authorization Documents. The Administrative Agent shall have received a certificate from each Loan Party signed by an authorized officer or director, attaching, as applicable, (i) good standing certificates (or equivalent) recently certified by the applicable state authority in the relevant jurisdiction of Organization of such Loan Party, (ii) copies of the certificate or articles of incorporation or formation recently certified by the applicable state authority in the relevant jurisdiction of Organization of such Loan Party, (iii) the by-laws, operating agreement or limited liability company agreement (or other equivalent organizational documents), as applicable, of such Loan Party, (iv) the resolutions of such Loan Party referred to in such certificate, and (v) a list of the officers and directors (or managers) of such Loan Party authorized to sign agreements together with their specimen signatures.
(c)Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer or other executive officer of the Company, on the initial Borrowing date (i) stating that no Default or Event of Default has occurred and is continuing, and (ii) stating that the representations and warranties contained in Article III are true and correct as of such date.
(d)Opinions of Counsel. The Administrative Agent shall have received customary legal opinions of (i) with respect to each US Loan Party, DLA Piper LLP (US), special counsel to the Loan Parties, and (ii) with respect to each Foreign Subsidiary Borrower, (A) DLA Piper LLP (US), New York counsel to such New Foreign Subsidiary Borrower and (B) Mayer Brown LLP, English counsel to the Administrative Agent, in each case under this clause (d), addressed to the Administrative Agent and each of the Lenders and in form and substance reasonably satisfactory to the Administrative Agent.

(e)Fees. The Lenders and the Administrative Agent shall have received, substantially concurrently with the effectiveness hereof, all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Company to the Administrative Agent on or before the Effective Date.
(f)Existing Credit Agreement. The Administrative Agent shall have received satisfactory pay-off and release letters in respect of the Existing Credit Agreement, which confirm that all Liens securing the Existing Credit Agreement and all Guarantees in respect thereof will be terminated and released concurrently with such payment; provided that any Existing Letters of Credit shall constitute Letters of Credit issued hereunder as of the Effective Date as contemplated by this Agreement.
(g)Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.05.
(h)USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, (x) at least five (5) days prior to the Effective Date, all documentation and other information regarding the Company requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Company at least ten (10) days prior to the Effective Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party, and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least the (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(i)Miscellaneous. The Administrative Agent shall have received such other documents, and evidence of the satisfaction of such other conditions as requested by the Administrative Agent.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding; provided, that the Effective Date shall be deemed to have occurred upon the initial funding of Loans by the Lenders.
Section 1.02Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions (subject to Section 2.08(e) in the case of a Limited Condition Transaction Incremental Loan):
(a)The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing (subject, in the case of any Incremental Term Loan being used to finance a Limited Condition Transaction, to Section 1.08).
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02. Notwithstanding anything in this Section 4.02 to the contrary, in the case of any Limited Condition Transaction Incremental Loan, the only conditions precedent to the funding of such Limited Condition Transaction Incremental Loan shall be the conditions precedent set forth in Section 2.08(e).
ARTICLE V
AFFIRMATIVE COVENANTS
Until all of the Obligations shall have been Paid in Full, the Company covenants and agrees with the Lenders that:
Section 1.01Financial Statements; Ratings Change and Other Information. The Company will furnish to the Administrative Agent and each Lender:
(a)by no later than one hundred twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2024), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a qualification, exception or explanation resulting solely from any upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or actual or prospective anticipated defaults under any financial covenants under any such Indebtedness)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b)by no later than sixty (60) days after the end of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with the delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default, which has not previously been disclosed or which has not been cured, has occurred and, if such a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) to the extent there were any Unrestricted Subsidiaries during the applicable reporting period, setting forth a list of each Subsidiary that identifies as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the later of the Effective Date and the most recent list provided to the Administrative Agent);
(d)concurrently with the delivery of financial statements under clause (a) above, the annual budget of the Company and its Restricted Subsidiaries for such calendar year in form and detail reasonably satisfactory to the Administrative Agent;
(e)promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Required Lenders (through the Administrative Agent) may reasonably request (provided that, notwithstanding the foregoing, none of Company or any of the Restricted Subsidiaries will be required to disclose any information that the Company (in good faith) determines that (i) constitutes non-financial trade secrets or non-financial proprietary information or is otherwise commercially sensitive, (ii) disclosure to the Administrative Agent or any Lender is prohibited by any Requirement of Law or any binding agreement (or would otherwise cause a breach or default thereunder), (iii) is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) constitutes material, non-public information or (v) is not reasonable to provide (which determination shall be made in the Company’s reasonable discretion); provided further that, if the Company relies on the immediately foregoing proviso for any reason, the Company shall advise the Administrative Agent thereof) and (y) any information and documentation reasonably requested by the Administrative Agent (or any Lender through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;
(f)promptly after any reasonable request therefor by the Administrative Agent (or any Lender through the Administrative Agent), copies of (i) any documents described in Section 101(k) and 101(l) of ERISA that the Company or any ERISA Affiliate may request of any Multiemployer Plans and (ii) any notices described in Section 101(l)(1) of ERISA that the Company or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Company or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Company or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;
(g)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 5.01(g) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website; and
(h)concurrently with each delivery of the financial statements under clause (a) and (b) above, the Company shall furnish the Administrative Agent and each Lender the related unaudited financial statements for the Loan Parties only and any further detail reasonably requested by the Administrative Agent regarding the elimination of the accounts of any Restricted Subsidiaries that are not Loan Parties from such financial statements.
Documents required to be delivered pursuant to Section 5.01(a), (b) and (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”); or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Company, the Company shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) other than any posting that is publicly available on EDGAR, the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents. Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied by furnishing (A) the applicable financial statements, reports or other information required by such paragraphs of any Holdco Entity or (B) any Holdco Entity’s Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, (i) to the extent such financial statements, reports or other information relate to such Holdco Entity, such financial statements, reports and information shall be accompanied by information that explains in reasonable detail the differences between the information relating to such Holdco Entity, on the one hand, and the information relating to the Company on a standalone basis, on the other hand, which information shall be certified by a Financial Officer of the Company as having been fairly presented in all materials respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(a), such statements shall be accompanied by a report from such Holdco Entity’s certified public accountants, which report shall satisfy the applicable requirements set forth in Section 5.01(a).
Section 1.02Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Restricted Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(d)notice of any action arising under any Environmental Law or of any noncompliance by the Company or any Restricted Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that could reasonably be expected to result in a Material Adverse Effect;
(e)any material change in accounting or financial reporting practices by the Company or any Restricted Subsidiary;
(f)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
(g)the receipt of any written notice or other correspondence from the SEC (or comparable agency in any applicable non U.S. jurisdiction) or any Insurance Regulatory Authority concerning any investigation or possible investigation or other inquiry by the SEC or such other agency or Insurance Regulatory Authority regarding financial or other operational results of the Company or any Restricted Subsidiary or the financial soundness or solvency position of any Insurance Subsidiary, in each case, that could reasonably be expected to have a Material Adverse Effect;
(h)upon the request of any Lender, any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and
(i)not more than five (5) Business Days (or such other longer period to which the Administrative Agent may agree) following the effectiveness, receipt or delivery thereof, as the case may be, (i) the entry into and effectiveness of, or any material amendment, restatement, replacement, supplement, consent, waiver or other modification to, any material document, agreement or instrument evidencing or governing the terms of any Material Indebtedness constituting Incremental Equivalent Debt or Ratio Debt (together with copies thereof) and (ii) any notice of event of default, termination, prepayment or foreclosure or other remedial action under or in respect of any such Indebtedness.
Each notice delivered under this Section 5.02 (i) shall contain a heading or a reference line that reads “Notice under Section 5.02 of the Hagerty Credit Agreement dated March 7, 2025” and (ii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth reasonable details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 1.03Existence; Conduct of Business. The Company will, and will cause each of its Restricted Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence except, solely in the case of a Restricted Subsidiary (other than a Loan Party), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (ii) all of its rights, licenses, permits, privileges and franchises material or necessary to the conduct of its business, including without limitation its insurance agency and other insurance arrangements; provided that the foregoing shall not prohibit (A) any merger, consolidation, liquidation, Disposition or dissolution permitted under Section 6.03 or (B) any change in the insurance companies providing the insurance and reinsurance for the customers of the Company and its Restricted Subsidiaries or any change in its insurance agency and other arrangements if such change could not reasonably be expected to result in a Material Adverse Effect and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or any business, operations and activities that are reasonably similar, related, ancillary, complimentary or incidental thereto or a reasonable extension, development or expansion thereof, including without limitation, the provision of full service collector car loans and financing.
Section 1.04Payment of Taxes. The Company will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Company or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 1.05Maintenance of Properties; Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained under similar circumstances by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 1.06Books and Records; Inspection Rights. The Company will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in order to permit the preparation of financial statements in accordance with GAAP. The Company will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its Financial Officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested. The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders; provided that (a) the Company shall not be required to reimburse such expenses unless an Event of Default exists at the time thereof and (b) the Company shall have the opportunity to be present at any meeting with its independent accountants. Notwithstanding anything to the contrary in this Section 5.06, the Company and its Subsidiaries will not be required to disclose or permit the inspection or discussion of, any document, information or other matter the Company (in good faith) determines (i) that disclosure to the Administrative Agent or any Lender (or their respective agents, representatives or contractors) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder) not entered into in contemplation of avoiding such inspection and disclosure rights, (ii) that is subject to attorney client or similar privilege or constitutes attorney work product, (iii) in respect of which the Company or any Subsidiary owes confidentiality obligations to any third party not entered into in contemplation of avoiding such inspection and disclosure, (iv) that constitutes non-financial trade secrets or non-financial proprietary information of the Company or any Subsidiary thereof or any customers or suppliers of the foregoing (except to the extent the Administrative Agent or Lender seeking to inspect such trade secrets or proprietary information enters into a separate confidentiality agreement reasonably acceptable to the Company with respect to such trade secrets or proprietary information) or is otherwise commercially sensitive, (v) that constitutes material, non-public information within the meaning of the United States securities laws or (vi) is not reasonable to provide.

Section 1.07Compliance with Laws. The Company will, and will cause each of its Restricted Subsidiaries to, (i) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (ii) perform its obligations under any order, writ, injunction or decree applicable to it or its property, except where, in each case, the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will not, and will not permit any of its Subsidiaries to, be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any advance or extension of credit to any Borrower or Guarantor or from otherwise conducting business with any Borrower or any Guarantor, or fail to provide documentary and other evidence of any Borrower’s or any Guarantor’s identity as may be requested by any Lender at any time to enable such Lender to verify such Borrower’s or such Guarantor’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. Each BAG Entity and its Subsidiaries and each other Subsidiary of the Company that makes loans or advances to any Person that is not a Subsidiary, in each case, will maintain an effective anti-money laundering compliance program that includes appropriate leadership and oversight, a system of internal compliance controls, a proper ongoing risk assessment, sound risk-based customer due diligence, customer and legal entity customer beneficial owner identity documentation and verification procedures, appropriate detection and reporting of suspicious activity, relevant training and independent program testing. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects. Notwithstanding the foregoing, each UK Borrower and UK Subsidiary shall: (a) maintain all necessary regulatory authorizations, permissions, licenses or consents required (if any) to carry on its business and, if applicable, to the extent necessary for it to lawfully originate and (where applicable) execute any loans and carry on lending activities in England and Wales; and (b) comply with the authorizations, permissions, exemptions, licenses or consents (if any) required to carry on such lending activities in England and Wales, and promptly notify the Administrative Agent of any notice that any of such authorizations, permissions, exemptions, licenses or consents have been, will be revoked, suspended, cancelled, varied or made subject to any special conditions. The Company and its Restricted Subsidiaries will provide sufficient information to the Administrative Agent and the Lenders to facilitate the Lenders’ compliance with the rules for limitations on loans to one borrower.
Section 1.08Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used for refinancing certain Indebtedness in existence on the Effective Date, including Indebtedness under the Existing Credit Agreement, and for working capital needs and for other general business purposes of the Loan Parties (including the payment of any Transaction Costs) or, with respect to Loans incurred pursuant to an Incremental Facility, as otherwise agreed by the Company and the Lenders of such Incremental Facility. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall ensure that their Restricted Subsidiaries and their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the material violation of any Sanctions applicable to any party hereto. The foregoing clauses (B) and (C) of this Section 5.08 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (x) any provision of the Blocking Regulation (or the Blocking Law), (y) if the UKPTIL applies, the Blocking Law or the UKPTIL, as applicable, or (z) section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV)) in connection with sections 4 and 19 para (3) no. 1 (a) of the German Foreign Trade Act, or any other comparable anti-boycott law, regulation or statute that is in force from time to time in Germany.
Section 1.09Further Assurances.
(a)Subject to clause (b) below, to guarantee the payment when due of the Obligations, the Company shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent, Guaranties of the Company (with respect to all Obligations of the Foreign Subsidiary Borrowers) and all present and future Wholly-Owned Domestic Subsidiaries (other than Excluded Subsidiaries).
(b)The Company agrees that it will promptly notify the Administrative Agent of the formation or acquisition of any Domestic Subsidiary (other than an Excluded Subsidiary), any Foreign Subsidiary or any CFC Holdco. The Company agrees that it will, promptly upon the request of the Administrative Agent, execute and deliver, or cause each such Wholly-Owned Domestic Subsidiary to execute and deliver, in each case, such joinder agreements and such other agreements, documents and instruments, each in form and substance reasonably satisfactory to the Administrative Agent, sufficient to provide the Guarantees contemplated by this Agreement and the Guaranty. Additionally, the Company shall cause any such Person that becomes a Wholly-Owned Subsidiary (other than an Excluded Subsidiary), promptly upon the request of the Administrative Agent, to execute and deliver, as applicable, such certificates, legal opinions, insurance, organizational and other charter documents, resolutions and other documents and agreements as may be reasonably requested by Administrative Agent to give effect to this Section 5.09 and, in any event, substantially consistent with those delivered by the Loan Parties to the Administrative Agent on the Effective Date (other than changes to legal opinions resulting from a change in counsel, change in law, change in fact or change in counsel’s form of opinion). The Company shall execute and deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as reasonably determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems reasonably necessary in order to ensure that any such Wholly-Owned Subsidiary (other than an Excluded Subsidiary) provides the Guarantees contemplated by this Agreement and the Guaranty. The Company shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Administrative Agent, such agreements and instruments evidencing any intercompany loans or other advances among any Loan Party and the Restricted Subsidiaries, or any of them, and all such intercompany loans or other advances shall be, and are hereby made, subordinate to the Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of an Event of Default unless otherwise agreed to by the Administrative Agent.
Section 1.10Change of Name or Location; Change of Fiscal Year. The Company shall give the Administrative Agent prior written notice of any (a) change in any Borrower’s or any Guarantor’s name as it appears in official filings in the state of its incorporation, organization or formation, as applicable, (b) change in any Borrower’s or any Guarantor’s chief executive office or principal place of business, (c) change in the type of entity that any Borrower or any Guarantor is, (d) change in any Borrower’s or any Guarantor’s corporate or organizational identification number, if any, issued by its state of incorporation, organization or formation, as applicable, or (e) change in any Borrower’s or any Guarantor’s state of incorporation, organization or formation, as applicable.

Section 1.11[Reserved].
Section 1.12Designation of Unrestricted Subsidiaries. The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after giving effect (including giving effect on a Pro Forma Basis) to any such designation, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Company shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.13 and (iii) Unrestricted Subsidiaries shall not account for greater than thirty (30)% of the total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis, (b) no Borrower may be designated as an Unrestricted Subsidiary, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” (or analogous concept) for the purpose of any Indebtedness that, at the time of the issuance or incurrence thereof, was subject to the Specified Debt Conditions or incurred in reliance on Section 6.01(v), (d) no Unrestricted Subsidiary may (i) own, directly or indirectly, any Equity Interests in any Restricted Subsidiary or (ii) hold Indebtedness of, or a Lien on any property of, a Loan Party or any Restricted Subsidiary that is not a Subsidiary to be so designated as an Unrestricted Subsidiary, (e) each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries may not have or hold, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary to the extent otherwise permitted hereunder), (f) no Subsidiary may be designated as an Unrestricted Subsidiary if at the time of such designation such Subsidiary owns or licenses on an exclusive basis (excluding exclusive licenses limited by territory or field of use) any intellectual property material to the business of the Company and the Restricted Subsidiaries taken as a whole and (g) without limiting the foregoing clause (f), after giving effect to such designation as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall not own any intellectual property that is material to the business of the Company and the Restricted Subsidiaries taken as a whole; provided further that the Company and its Restricted Subsidiaries may grant non-exclusive licenses of any intellectual property to any Unrestricted Subsidiary in the ordinary course of business so long as the Company and its Restricted Subsidiaries retain the beneficial ownership and the same rights to use such intellectual property as held prior to such license. Any such designation by the Company will be notified by the Company to the Administrative Agent by promptly delivering to the Administrative Agent a certificate signed by a Financial Officer of the Company certifying that such designation complies with this Section 5.12.The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Company (or the applicable Restricted Subsidiary that owns such designated Subsidiary) therein at the date of designation as set forth in Section 6.04. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by the Company (or the applicable Restricted Subsidiary that owns such designated Subsidiary) in Unrestricted Subsidiaries pursuant to Section 6.04. As of the Effective Date, there are no Unrestricted Subsidiaries.
Section 1.13Depository Banks. The Company and its Domestic Subsidiaries that are Loan Parties shall maintain the Administrative Agent as principal disbursement and depository bank of such Loan Parties, taken as a whole; provided, that this Section 5.13 shall not apply to Broad Arrow Capital, LLC and its Subsidiaries. For avoidance of doubt, Loan Parties shall be permitted to maintain disbursement and depository accounts at other institutions so long as the Administrative Agent is the Loan Parties’ principal disbursement and depository bank, taken as a whole.

Section 1.14Anti-Corruption Laws. The Company will, and will cause each of its Subsidiaries to, maintain policies, procedures, and internal controls reasonably designed to ensure compliance with the applicable Anti-Corruption Laws.
ARTICLE VI
NEGATIVE COVENANTS
Until all of the Obligations shall have been Paid in Full, the Company covenants and agrees with the Lenders that:
Section 1.01Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness created under the Loan Documents (including any Extended Revolving Credit Loans, Extended Term Loans and any Incremental Facilities);
(b)Indebtedness existing as of the Effective Date and set forth in Schedule 6.01;
(c)(i) Indebtedness among the Company and its Restricted Subsidiaries to the extent permitted by Section 6.04 and (ii) Indebtedness owing by the Company to any Holdco Entity in an amount not to exceed the aggregate amount of Restricted Payments permitted to be made by the Company to the Holdco Entities in compliance with Section 6.06 at the time of incurrence of such Indebtedness so long as the repayment of such Indebtedness is subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent, it being agreed that payments on such Indebtedness may be made unless an Event of Default has occurred and is continuing or would be caused thereby;
(d)Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary; provided that the Indebtedness so Guaranteed is otherwise permitted by this Section 6.01;
(e)Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, replacement, repair, maintenance, construction or improvement of any fixed or capital assets and the costs of the installation, prepaid maintenance and fees, costs and expenses in connection with the acquisition, replacement, repair maintenance, construction, improvement, assumption or installation, including Capital Lease Obligations, purchase money indebtedness and any Indebtedness assumed in connection with the acquisition, replacement, repair, maintenance, construction or improvement of any such assets and the costs of the installation, prepaid maintenance and fees, costs and expenses in connection with the acquisition, replacement, repair maintenance, construction, improvement, assumption or installation or secured by a Lien on any such assets prior to the acquisition or the completion of the replacement, repair, maintenance, construction or improvement thereof; provided that (i) such Indebtedness is incurred prior to or within three hundred sixty-five (365) days (or such longer period as the Administrative Agent may agree in its sole discretion) after such acquisition or the completion of such replacement, repair, maintenance, construction or improvement or assumption and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this clause (e) (calculated at the time such Indebtedness is incurred) shall not exceed, on or after the Effective Date, the greater of (x) $15,000,000 and (y) 10% of Applicable EBITDA without the prior written consent of the Required Lenders;
(f)Indebtedness arising under Swap Agreements permitted under Section 6.05;

(g)Indebtedness resulting from Investments permitted by Section 6.04 (other than by reference to this Section 6.01(g)), including, without limitation, Indebtedness incurred by a BAG Entity the proceeds of which are used solely to finance a BAG Loan or BAG Guarantee in the ordinary course of business;
(h)Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies in the ordinary course of business;
(i)Indebtedness incurred in respect of: (i) Banking Services; (ii) (A) trade contracts, government contracts, performance bonds, bid bonds, appeal bonds, surety bonds, custom bonds, reclamation bonds and completion guarantees, return of money and similar obligations not in connection with money borrowed, including those incurred to secure health, safety and environmental obligations and (B) guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments supporting the foregoing items described in subclause (A); (iii) Indebtedness owed to any Person consisting of unpaid premiums for insurance (including property, casualty, business interruption or liability insurance) of the Company or any of its Restricted Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the applicable unpaid premiums; (iv) take-or-pay obligations contained in supply arrangements, (v) obligations to reacquire assets or inventory in connection with customer financing arrangements; and/or (vi) Indebtedness of the Company or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements, in each case for this Section 6.01(i), entered into in the ordinary course of business or consistent with past practice;
(j)Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with (A) the Disposition of any business, assets or subsidiary of the Company or (B) any Permitted Acquisition or other Investments permitted under this Agreement;
(k)Indebtedness of any Person that becomes a Restricted Subsidiary on or after the date of this Agreement or otherwise assumed in connection with any Permitted Acquisition or other Investment permitted hereunder; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or such Acquisition or other Investment occurs, (ii) such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or any of their respective assets, other than to the Person that becomes a Restricted Subsidiary and its Subsidiaries or the assets acquired and the improvements thereon and proceeds and products thereof, and with respect to the Equity Interests of such Restricted Subsidiaries (it being understood that individual financings of the type permitted under this clause (k) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates), (iii) the aggregate outstanding principal amount of all Indebtedness permitted under this clause (k) (calculated at the time such Indebtedness is incurred) shall not exceed at any time the greater of (x) $15,000,000 and (y) 10% of Applicable EBITDA, and (iv) after giving effect to such Indebtedness, the Company would be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.13;
(l)Indebtedness consisting of “earnouts” and other similar deferred consideration in respect of Permitted Acquisitions and other Investments permitted under this Agreement; provided that in the event the aggregate amount of any such earnouts or similar deferred consideration exceeds, for any Fiscal Year, $20,000,000 (valued at the maximum potential amount payable with respect to each such Indebtedness), the Company shall cause any such additional earnout and deferred consideration to be subordinated in right of payment to the Obligations in accordance with the Agreed Subordination Principles;

(m)Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary of the Company to current or former directors, officers, employees, managers and consultants of any Holdco Entity, the Company or any Restricted Subsidiary (or their respective spouses, former spouses, domestic partners, former domestic spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the redemption, purchase or other acquisition or retirement for value by any Holdco Entity of its Equity Interests; provided that at the time of the issuance of such promissory note such redemption, purchase or other acquisition or retirement (or the Restricted Payment to facilitate such redemption, purchase or other acquisition or retirement) is otherwise permitted by this Agreement;
(n)(i) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Loan Parties and the Restricted Subsidiaries in the ordinary course of business and (ii) Indebtedness of the Company or any Restricted Subsidiary representing (x) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of the Company, any Restricted Subsidiary or any Holdco Entity in the ordinary course of business and (y) deferred compensation or other similar arrangements in connection with any Permitted Acquisition or any other transaction permitted under this Agreement;
(o)(i) Guarantees by the Company or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services or in respect of customer deposits or advance payments received in the ordinary course of business and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;
(p)Indebtedness of the Company or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;
(q)Indebtedness of the Company or any Restricted Subsidiary supported by any Letter of Credit or any other letter of credit, bank guaranty or similar instrument otherwise permitted by this Section 6.01;
(r)Indebtedness in an aggregate outstanding principal amount not to exceed the amount of Restricted Payments permitted under Section 6.06(e) at the time of such incurrence; provided that any such Indebtedness incurred in lieu of such Restricted Payments shall reduce availability under the Restricted Payment basket under Section 6.06(e);
(s)all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Company or any Restricted Subsidiary otherwise permitted hereunder;
(t)Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clauses (b), (e), (i), (j), (k), (l), (m), (r), (u), (w), (x) or (y) of this Section 6.01;
(u)Indebtedness of the Reinsurance Subsidiary under the Reinsurance Loan Documents in an aggregate principal amount not to exceed $50,000,000, as reduced from time to time; provided that, (i) no Default exists or would be caused by the incurrence thereof, (ii) the Company is receiving at least $50,000,000 of proceeds from the issuance of Qualified Equity Interests prior to or substantially simultaneously with the initial incurrence of such Indebtedness, and (iii) neither the Company nor any of its Restricted Subsidiaries (other than the Reinsurance Subsidiary) is liable, directly or indirectly, by a Guarantee or otherwise, for such Indebtedness or any of the other obligations or other liabilities thereunder;
(v)Indebtedness not otherwise permitted by this Section 6.01 in the aggregate at any time outstanding not in excess of the greater of (x) $75,000,000 and (y) 50% of Applicable EBITDA (calculated at the time such Indebtedness is incurred);
(w)other unsecured Indebtedness if at the time of and immediately after giving effect (including giving effect on a Pro Forma Basis) to such incurrence or issuance, the Net Leverage Ratio does not exceed 3.25 to 1.00; provided that (i) the terms of such Indebtedness and any Liens (if any) in respect thereof shall satisfy the Specified Debt Conditions and (ii) the aggregate outstanding principal amount of all Indebtedness incurred or issued in reliance on this clause (w) by Restricted Subsidiaries that are not Loan Parties (calculated at the time such Indebtedness is incurred) shall not at any time exceed the greater of (x) $15,000,000 and (y) 10% of Applicable EBITDA; provided further that, notwithstanding the foregoing, only clause (c) of the definition of Specified Debt Conditions shall be a condition to the incurrence of Indebtedness in reliance on this Section 6.01(w) in an aggregate outstanding principal amount not to exceed $20,000,000 at any time;
(x)Incremental Equivalent Debt;
(y)(i) Indebtedness of any Securitization SPE incurred pursuant to any Permitted Securitization Facility and (ii) Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to Permitted Securitization Facilities to the extent constituting Standard Securitization Undertakings; provided that the aggregate amount of all Attributable Securitization Indebtedness permitted under this clause (y) shall not exceed an aggregate amount of $150,000,000 at any time outstanding; and
(z)BAG Guarantees permitted under Section 6.04(kk).
Section 1.02Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(a)Permitted Encumbrances;
(b)any Lien on any property or asset of the Company or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02 and the replacement, extension or renewal thereof in connection with any Permitted Refinancing Indebtedness in respect of the Indebtedness (or the replacement, extension or renewal of the obligations) secured thereby; provided that such Lien shall not apply to any other property or asset of the Company or any Restricted Subsidiary other than improvements thereon and the proceeds and products thereof (it being understood that individual financings of the type permitted under Section 6.01(b) provided by any Person may be cross-collateralized to other financings of such type permitted under this Agreement and provided by such Person or its Affiliates);
(c)Liens on fixed or capital assets acquired, replaced, repaired, constructed or improved by the Company or any Restricted Subsidiary and the replacement, extension or renewal thereof in connection with any Permitted Refinancing Indebtedness in respect of the Indebtedness (or the replacement, extension or renewal of the obligation) secured thereby; provided that (i) the Indebtedness secured thereby is permitted by Section 6.01(e), (ii) the Indebtedness secured thereby is incurred prior to or within three hundred sixty-five (365) days (or such longer period as the Administrative Agent may agree in its discretion) after such acquisition or the completion of such replacement, repair, maintenance, construction or improvement or assumption, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, replacing, repairing, constructing or improving such fixed or capital assets and the costs of the installation, prepaid maintenance and fees, costs and expenses in connection with the acquisition, replacement, repair maintenance, construction, improvement, assumption or installation and (iv) such security interests shall not apply to any other property or assets of the Company or any Restricted Subsidiary other than improvements thereon and the proceeds and products thereof (it being understood that individual financings of the type permitted under Section 6.01(e) provided by any Person may be cross-collateralized to other financings of such type permitted under this Agreement and provided by such Person or its Affiliates);
(d)Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Loan Party or any Restricted Subsidiary or on assets otherwise acquired in a Permitted Acquisition or other Investment permitted hereunder, in each case, to the extent permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of acquisition other than the improvements thereon and the proceeds and products thereof (it being understood that individual financings of the type permitted under Section 6.01(e) provided by any Person may be cross-collateralized to other financings permitted under this Agreement of such type provided by such Person or its Affiliates) and (ii) are not created in anticipation or contemplation of such acquisition, merger or consolidation or other Investment; provided further that the immediately foregoing clause (ii) shall not apply to Liens incurred or permitted to exist in reliance on this clause (d) to the extent such Liens secure Indebtedness and other obligations in an aggregate outstanding amount (calculated at the time such Lien is incurred, assumed or acquired, as applicable) not to exceed at any time the greater of (x) $15,000,000 and (y) 10% of Applicable EBITDA;
(e)Liens on rights under insurance policies and proceeds thereof securing obligations permitted by Section 6.01(i)(iii);
(f)other Liens securing Indebtedness or other obligations; provided, that the aggregate outstanding amount of all Indebtedness or other obligations secured by the Liens permitted by this subparagraph (f) (calculated at the time such Lien is incurred) shall not at any time exceed the greater of (x) $75,000,000 and (y) 50% of Applicable EBITDA in the aggregate at any time outstanding;
(g)Liens consisting of cash collateral applied as described in Section 2.05(j) with respect to the LC Exposure;
(h)in the case of any Insurance Subsidiary, any of the following incurred in the ordinary course of business (i) as a condition to obtaining or maintaining any Insurance Licenses issued to it by any Insurance Regulatory Authority or (ii) as otherwise required to comply with applicable Requirements of Laws: (A) Liens on securities and financial instruments which are assets of any Insurance Subsidiary in respect of such Insurance Subsidiary’s obligations, as applicable, arising out of repurchase and reverse repurchase or similar arrangements entered into in the ordinary course of business and on ordinary business terms; (B) Liens on whole loan obligations which are assets of any Insurance Subsidiary securing Indebtedness of such Insurance Subsidiary that is recourse only to such obligations subject to such Lien; and (C) Liens on deposits of cash or securities with or in reinsurance trusts, collateral agents, custodians, securities intermediaries, ceding companies, insurance regulators or separate/segregated accounts, or arising out of funding agreements or letter of credit facilities or funds withheld or premium withheld structures in connection with liabilities arising under insurance (or reinsurance) policies or contracts;

(i)Liens encumbering intercompany loans or advances permitted under Section 6.04(v); provided that any such Lien encumbering the assets of a Loan Party may only secure loans or advances owing to another Loan Party;
(j)Liens on Permitted Securitization Facility Assets arising under Permitted Securitization Facilities;
(k)to the extent constituting a Lien, Standard Securitization Obligations; and
(l)Liens securing any BAG Guarantee; provided that (i) such Lien shall secure only the obligations of a BAG Entity in respect of the BAG Guarantee of the BAG Loan financing the purchase of such vehicle, (ii) such BAG Guarantee shall be permitted under Section 6.04(kk) and (iii) such Lien shall only apply to the interests and rights of the applicable BAG Entity in respect of such BAG Loan and any collateral pledged by a third-party customer in respect thereof and all proceeds thereof.
Section 1.03Fundamental Changes.
(a)The Company will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) any of its assets (other than cash or Permitted Investments and/or other assets that were Permitted Investments when the relevant original Investment was made in the ordinary course of business), or liquidate or dissolve, except for the following:
(i)(A) Dispositions of inventory, goods and/or services in the ordinary course of business, (B) Dispositions of property that is or has become obsolete, damaged, worn out or surplus, (C) non-exclusive licenses or sublicenses of intellectual property, (D) the lapse, abandonment, cancellation or other Disposition of Intellectual Property that is, in the reasonable good faith judgment of the Company, no longer material to the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, or no longer commercially reasonable to maintain, and (E) Dispositions of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(ii)a true lease or sublease of property not constituting Indebtedness and not entered into as part of a sale and leaseback transaction;
(iii)Dispositions (A) by and among the Company and any of its Restricted Subsidiaries which if made by a Loan Party to a non-Loan Party for less than fair market value (as reasonably estimated by the Company) is an Investment permitted under Section 6.04 and (B) comprised of Permitted Intercompany Activities;
(iv)any Restricted Payment by the Company or any Restricted Subsidiary that is permitted under Section 6.06 (other than by reference to this Section 6.03(a)(iv));
(v)(A) any Disposition or issuance by the Company of its own Equity Interests that does not result in a Change in Control, (B) any Disposition or issuance by any Restricted Subsidiary of its own Equity Interests to its equity holders, provided, however, that the proportion of such Equity Interests and of each class of such Equity Interests (both on an outstanding and fully-diluted basis) held by the Loan Parties, taken as a whole, does not change as a result of such Disposition or issuance, except as otherwise permitted under this Agreement, (C) to the extent necessary to satisfy any Requirements of Law in the jurisdiction of incorporation, organization or formation, as applicable, of any Restricted Subsidiary of the Company, any Disposition or issuance by such Restricted Subsidiary of its own Equity Interests constituting directors’ qualifying shares or nominal holdings, (D) any Indebtedness permitted by Section 6.01 (other than by reference to this Section 6.03(a)(v)(D)) and (E) Investments permitted by Section 6.04 (other than by reference to this Section 6.03(a)(v)(E));
(vi)Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or in any situation of a work-out or financial distress, in each case, of the Person owing such accounts receivable;
(vii)terminations or the unwinding of any Swap Agreement pursuant to its terms which Swap Agreement is not prohibited under this Agreement;
(viii)to the extent constituting Dispositions, Liens permitted by Section 6.02 (other than by reference to this Section 6.03(a)(viii));
(ix)Dispositions of property subject to or resulting from casualty losses and condemnation proceedings (including in lieu thereof or any similar proceedings);
(x)foreclosures or transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise) and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
(xi)leases, subleases, licenses or sublicenses or terminations thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole;
(xii)Dispositions, abandonments, cancellations or lapses of intellectual property rights, or issuance or registration, or applications for issuance or registration, of intellectual property rights, which, in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company or any of its Restricted Subsidiaries, or are no longer economical to maintain in light of its use;
(xiii)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(xiv)Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law;
(xv)any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;
(xvi)the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable Requirements of Law;
(xvii)Dispositions to effect the formation of any Restricted Subsidiary that is a Division Successor, provided that upon formation of such Division Successor, the Company has complied with Section 5.09, to the extent applicable;

(xviii)Dispositions of assets having an aggregate fair market value (reasonably determined in good faith by the Company at the time of such Disposition) following the Effective Date not to exceed the greater of (x) $37,500,000 and (y) 25% of Applicable EBITDA (calculated at the time such Disposition is made);
(xix)to the extent constituting Dispositions, Investments permitted by Section 6.04 (other than by reference to this Section 6.03(a)(xix));
(xx)the merger, consolidation or amalgamation of (A) any Restricted Subsidiary of the Company into or with any Loan Party (provided that (x) any such transaction involving the Company shall result in the Company as the surviving entity, (y) subject to the immediately preceding clause (x), any such transaction involving a Foreign Subsidiary Borrower shall result in a Foreign Subsidiary Borrower as the surviving entity and (z) subject to the immediately preceding clauses (x) and (y), any such transaction involving a Guarantor shall result in a Guarantor as the surviving entity (or as the surviving entity becoming a Guarantor substantially concurrently therewith)), (B) any Restricted Subsidiary of the Company that is not a Loan Party into or with any other Restricted Subsidiary of the Company that is not a Loan Party (provided that any such transaction involving an Insurance Subsidiary shall result in an Insurance Subsidiary as the surviving entity), (C) any Restricted Subsidiary of the Company which is a Loan Party into or with any Restricted Subsidiary of the Company which is not a Loan Party so long as (x) such surviving Restricted Subsidiary becomes a Loan Party pursuant to Section 5.09 or (y) the merger, consolidation or amalgamation is permitted under Section 6.04 or (D) any Restricted Subsidiary of the Company into or with any Unrestricted Subsidiary of the Company so long as the surviving entity is or becomes a Restricted Subsidiary to the extent the Company would have been able to satisfy, at the time of such merger, consolidation or amalgamation, the conditions in Section 5.12 for the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in each case, any such transaction involving a Wholly-Owned Subsidiary shall result in a Wholly-Owned Subsidiary as the continuing or surviving entity;
(xxi)[reserved];
(xxii)the liquidation or dissolution of any Subsidiary or Disposition of 100% of the Equity Interests of any Immaterial Subsidiary if the Company determines in good faith that such liquidation or dissolution or Disposition is in the best interests of the Company and is not materially disadvantageous to the Lenders;
(xxiii)the merger, consolidation or amalgamation of the Company or any Restricted Subsidiary for the sole purpose, and with the sole material effect, of changing its jurisdiction of incorporation, organization or formation, as applicable, which, in the case of any Loan Party (other than a Foreign Subsidiary Borrower), shall be a State of the U.S. or the District of Columbia; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Company, (1) the Company shall be the surviving Person or (2) if the Person formed by or surviving any such merger, consolidation or amalgamation or the Person to which such Disposition will have been made is not the Company (any such Person, the “Successor Borrower”), (I) the Successor Borrower shall be an entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia, (II) the Successor Borrower shall expressly assume the Obligations of the Company, and the related assumption agreement shall be reasonably satisfactory to the Administrative Agent and the Company and (III) each Guarantor, unless it is the other party to such merger, consolidation, amalgamation or Disposition, shall have executed and delivered a reaffirmation agreement with respect to its Guaranty Obligations; provided that, if the foregoing conditions under clauses (I)

through (III) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Company under this Agreement, (B) in the case of any merger, consolidation or amalgamation involving any Foreign Subsidiary Borrower, (1) if the Company or another Wholly-Owned Subsidiary shall be the surviving Person, (I) the Company or such Wholly-Owned Subsidiary shall have expressly assumed the Obligations of such Foreign Subsidiary Borrower, (II) if the surviving Person is a Wholly-Owned Subsidiary, such Wholly-Owned Subsidiary shall be designated by the Company as a Foreign Subsidiary Borrower in accordance with the terms of this Agreement, (III) the Company and/or such Wholly-Owned Subsidiary shall have taken all actions required under the Loan Documents or otherwise reasonably requested by the Administrative Agent, and (IV) each Guarantor, unless it is the other party to such merger, consolidation, amalgamation or Disposition, shall have executed and delivered a reaffirmation agreement with respect to its Guaranty Obligations; or (2) if the Company or another Wholly-Owned Subsidiary shall not be the surviving Person, (I) all Obligations owing by such Foreign Subsidiary Borrower shall be Paid in Full, (II) the Company shall execute and deliver a Foreign Subsidiary Borrower Termination and (III) such transaction shall comply with the provisions of Section 6.04 (other than by reference to this Section 6.03(a)(xxiii)), and (C) in the case of any merger, consolidation or amalgamation involving any other Loan Party, (1) a Loan Party shall be the surviving entity (or the surviving entity shall be joined as a Loan Party substantially concurrently therewith) or (2) such transaction shall comply with the provisions of Section 6.04 (other than by reference to this Section 6.03(a)(xxiii));
(xxiv)the creation of, or reorganization into, one or more series by any Restricted Subsidiary of the Company; provided that to the extent such Subsidiary is a Loan Party (A) such series shall (x) be Loan Parties, (y) shall become Loan Parties pursuant to Section 5.09, or (z) shall be restricted under the Loan Documents as if such series is a Loan Party, or (B) such creation of such series shall be deemed to be an Investment in such series and shall be permitted solely to the extent permitted under Section 6.04 (other than by reference to this Section 6.03(a)(xxiv));
(xxv)other Dispositions so long as (A) at the time of making such Disposition and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto (I) no Event of Default then exists or would result therefrom and (II) the Net Leverage Ratio does not exceed 2.75 to 1.00, (B) the Company or applicable Restricted Subsidiary shall receive consideration at least equal to the fair market value (as determined by the Company at the time of contractually agreeing to such Disposition) of the assets sold or otherwise Disposed of, and (C) at least 75% of the cash consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is applied to the Obligations to the extent required under Section 2.10(c);
(xxvi)(A) Dispositions (including by capital contribution or distribution), discount sales, transfers, contributions, assignments and/or pledges by Securitization Sellers and Securitization SPEs of Permitted Securitization Assets to Securitization Sellers and/or Securitization SPEs (or the applicable Permitted Securitization Facility Agent, as the case may be) under Permitted Securitization Facilities, (B) any Disposition or sale (including in connection with a repurchase) of (1) the Equity Interests in a Securitization SPE, or (2) the asset-backed securities issued by a Securitization SPE, in each case, in connection with a Permitted Securitization Facility, and (C) the Disposition, sale or repurchase of Permitted Securitization Assets in accordance with the terms of the related Permitted Securitization Facility Documents;
(xxvii)Dispositions by any Insurance Subsidiary of Investments made in reliance on Section 6.04(ii), so long as such Disposition is made (A) in compliance with all Requirements of Law applicable to such Insurance Subsidiary, and (B) approved by the board of directors (or applicable authority thereof) of such Insurance Subsidiary or the Company, as the case may be; and
(xxviii)the liquidation, dissolution or Disposition of the Equity Interests of any Unrestricted Subsidiary or any Securitization SPE or any Subsidiary of the foregoing.
(b)No Loan Party will, nor will it permit any Restricted Subsidiary to, consummate a Division as the Dividing Person without the prior written consent of Administrative Agent, except as otherwise permitted in Section 6.03(a). Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.09 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.
(c)Notwithstanding anything to the contrary in this Agreement, no Loan Party or any Restricted Subsidiary shall consummate any transaction that results in the Disposition (whether by way of any Restricted Payment, Investment, Lien, sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of transactions) of intellectual property that is material to the business of the Company and its Restricted Subsidiaries to any Unrestricted Subsidiary; provided that the Company and its Restricted Subsidiaries may grant non-exclusive licenses of any intellectual property to any Unrestricted Subsidiary in the ordinary course of business so long as the Company and its Restricted Subsidiaries retain the beneficial ownership and the same rights to use such intellectual property as held prior to such license.
Section 1.04Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any capital stock or other Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of any other Person, or make any Acquisition (any one of the actions described in the foregoing provisions of this Section 6.04, herein an “Investment”), except:
(a)Investments in cash and Permitted Investments and/or other assets that were Permitted Investments when the relevant original Investment was made in the ordinary course of business;
(b)(i) Investments existing as of the Effective Date and set forth in Schedule 6.04, (ii) Permitted Intercompany Activities and (iii) any modification, replacement, renewal or extension of any Investment described in clause (i) or clause (ii) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.04;
(c)(i) endorsements for collection or deposit in the ordinary course of business, (ii) extensions of trade credit arising or acquired in the ordinary course of business, (iii) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business and (iv) Investments received in settlements in the ordinary course of business in connection with such extensions of trade credit, settlement of delinquent accounts or disputes with or judgments against any Person or any foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation owing to the Company or any Restricted Subsidiary;
(d)Investments, including in the form of Guaranty Obligations, by and among the Company and/or any Restricted Subsidiary; provided, however, that any Investment consisting of loans or advances or any other Indebtedness for borrowed money by any Restricted Subsidiary that is not a Loan Party to a Loan Party shall be subordinated in right of payment to the Obligations in accordance with the Agreed Subordination Principles (provided, that, so long as no Event of Default has occurred and is continuing or would result therefrom, the Loan Parties shall be permitted to make regularly scheduled payments of principal and interest of any such Indebtedness to the extent such Indebtedness constitutes short-term Indebtedness); provided, further, that Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties are subject to the limitation in Section 6.04(v);
(e)loans and advances to directors, officers, employees, managers and consultants of any Holdco Entity, the Company or any Restricted Subsidiary (i) to finance reasonable and customary business-related travel, entertainment and relocation expenses for ordinary course purposes or (ii) otherwise in an aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (e)(ii) shall not exceed $750,000 in the aggregate at any time;
(f)Investments in the form of loans and advances to officers, directors, employees, managers and consultants of any Holdco Entity, the Company or any Restricted Subsidiary for the sole purpose of purchasing Equity Interests (or purchase of such loans made by others for the sole purpose of purchasing Equity Interests) so long as such Holdco Entity makes a capital contribution of the proceeds of any such purchase of Equity Interests to the Company;
(g)intercompany loans and advances to any Holdco Entity to the extent that the Company may make Restricted Payments, directly or indirectly, to any Holdco Entity pursuant to Section 6.06 (and in lieu of making such Restricted Payments); provided that (i) such intercompany loans and advances shall be unsecured and expressly subordinated in right of payment to the Obligations in accordance with the Agreed Subordination Principles and (ii) the aggregate outstanding amount of any such loans or advances incurred in reliance on this clause (g) in lieu of such Restricted Payments shall reduce availability under the applicable Restricted Payment baskets under Section 6.06;
(h)receivables arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayment and other credits, deposits or pledges (which deposits and pledges are not otherwise prohibited by this Agreement) to suppliers made in the ordinary course of business;
(i)Investments made by the Company or any Restricted Subsidiary as a result of non-cash consideration received in connection with Dispositions of assets made in compliance with Section 6.03 (other than by reference to this Section 6.04(i));
(j)Guaranty Obligations permitted by Section 6.01 (other than by reference to this Section 6.04(j));
(k)Investments constituting Capital Expenditures made in the ordinary course of business;
(l)Investments in Swap Agreements maintained in accordance with Section 6.01(f);
(m)Investments as a result of the receipt of non-cash consideration in the settlement of any litigation or claims;
(n)the Company and its Restricted Subsidiaries may hold Investments to the extent such Investments are otherwise permitted hereunder and reflect an increase in the value thereof;

(o)Investments funded with the proceeds of, or made in exchange for, the issuance of (or contributions in respect of) Qualified Equity Interests of the Company;
(p)Investments (i) in connection with reorganizations and tax planning, provided that the Administrative Agent has approved of such Investments in its reasonable discretion, and (ii) by any Loan Party in any Restricted Subsidiary of the Company that is not a Loan Party consisting of the contribution of Equity Interests of any Person that is not a Loan Party;
(q)Investments consisting of Indebtedness permitted by Section 6.01, Liens permitted by Section 6.02, Dispositions or fundamental changes permitted by Section 6.03 or Restricted Payments permitted by Section 6.06;
(r)purchases of inventory, supplies and materials in the ordinary course of business;
(s)Investments consisting of the licensing of intellectual property pursuant to joint marketing arrangements with other Persons entered into in the ordinary course of business;
(t)to the extent constituting Investments, guarantees of leases or of other obligations not constituting Indebtedness of the Company and/or its Restricted Subsidiaries;
(u)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;
(v)Investments made (i) by the Company or any Restricted Subsidiary in the Company or any Guarantor that is a Domestic Subsidiary or a Foreign Subsidiary Borrower, (ii) by the Company or any Guarantor in the Company’s Foreign Subsidiaries (other than Foreign Subsidiary Borrowers to the extent included in the foregoing clause (i)) or any Domestic Subsidiary that is not a Guarantor in an aggregate outstanding amount for all such Investments described in this clause (v)(ii) (calculated at the time such Investment is made) not to exceed at any time the greater of (x) $60,000,000 and (y) 40% of Applicable EBITDA (without giving effect to any write-downs or write-offs thereof) without prior written consent of the Required Lenders (provided that, if the Foreign Subsidiary or Domestic Subsidiary that is not a Guarantor becomes a Loan Party and a Guarantor, the Investment in such Restricted Subsidiary shall not be deemed to be outstanding for purposes of this clause (v)(ii)), and (iii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party or any other Restricted Subsidiary;
(w)(i) Permitted Acquisitions, provided that the aggregate consideration (including the maximum potential total amount of all deferred payment obligations (including earn-outs) as reasonably estimated by the Company and all Indebtedness assumed or incurred) paid or payable for all acquisitions of (A) the Equity Interests of any Person that does not become a Loan Party or otherwise constitutes an Excluded Subsidiary and (B) in the case of an asset acquisition, assets of any Person that are not acquired by the Company or any Loan Party (or a Person that is required to become a Loan Party), when taken together with the total consideration for all such Persons or assets so acquired in any Fiscal Year (commencing such measurement for the 2025 Fiscal Year on or after the Effective Date), shall not exceed $30,000,000 in any Fiscal Year without the prior written consent of the Required Lenders provided that the limitation described in this clause (i) shall not apply to any Acquisition to the extent the Person so acquired becomes (or assets are acquired by) a Loan Party (or a Person that is required to become a Loan Party) even though such Person owns Equity Interests of Persons that are not otherwise required to become Loan Parties (or assets are acquired by Persons that are not Loan Parties) if, in the case of this clause (i), not less than 90% of the Consolidated EBITDA of the Person (or assets) so acquired in such Acquisition (as reasonably estimated by the Company on the date of the definitive agreement for such Investment) is generated by Persons that are required to become

Loan Parties (i.e., disregarding any Consolidated EBITDA of such Loan Parties that are not (or are not required to become) Loan Parties), (ii) Investments made as part of a Permitted Acquisition and (iii) (x) Investments of any Person (or assets) that is acquired, or of any Person merged into or consolidated or amalgamated with, the Company or any Restricted Subsidiary, in each case as part of an Investment otherwise permitted by this Section 6.04 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (y) any modification, replacement, renewal or extension of any Investment permitted under clause (x) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.04;
(x)Investments made pursuant to the Master Alliance Agreement; provided, that no further Investments may be made pursuant to the Master Alliance Agreement if a Default exists or would be caused thereby;
(y)so long as no Specified Event of Default exists or would be caused thereby, additional Investments in Insurance Subsidiaries or Insurance Subsidiary Holding Companies (to the extent the proceeds of such Investments are reinvested in full by the applicable Insurance Subsidiary Holding Company in an Insurance Subsidiary within thirty (30) days following receipt thereof) in an outstanding amount (calculated at the time such Investment is made) not to exceed, in the aggregate at any time the greater of (i) $60,000,000 and (ii) 40% of Applicable EBITDA;
(z)loans and advances by an Insurance Subsidiary or Insurance Subsidiary Holding Company to the Company that are subordinated in right of payment to the Obligations in accordance with the Agreed Subordination Principles; provided that, absent an Event of Default, the Company shall be permitted to make regularly scheduled payments of principal and interest of any such loans and advances that constitute short-term Indebtedness;
(aa)Permitted Joint Ventures; provided that (i) both before and after giving effect (including giving effect on a Pro Forma Basis) to any Investment in such Permitted Joint Venture and the Loans (if any) requested to be made in connection therewith, (x) each of the representations and warranties in the Loan Documents is true and correct in all material respects, (y) no Event of Default exists or would be caused thereby and the Company is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.13 and (z) the Company was and will be able to borrow at least $5,000,000 of additional Loans, (ii) prior to the closing of any such Permitted Joint Venture which involves an Investment in excess of $50,000,000, the Company shall provide copies of such documents being executed or delivered in connection with such Permitted Joint Venture as may be requested by the Administrative Agent (provided that, notwithstanding the foregoing, none of the Company or any of the Restricted Subsidiaries will be required to disclose any information that the Company (in good faith) determines that (i) constitutes non-financial trade secrets or non-financial proprietary information or is otherwise commercially sensitive, (ii) disclosure to the Administrative Agent or any Lender is prohibited by any Requirement of Law or any binding agreement (or would otherwise cause a breach or default thereunder), (iii) is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) constitutes material, non-public information within the meaning of the United States securities laws or (v) is not reasonable to provide; provided further that, if the Company relies on the immediately foregoing proviso for any reason, the Company shall advise the Administrative Agent thereof), (iii) the consideration (including the maximum potential total amount of all deferred payment obligations (including earn-outs) and all Indebtedness assumed or incurred as reasonably estimated by the Company in consultation with Administrative Agent on the date of execution of any definitive agreement for such Investment) paid or payable for all Permitted Joint Ventures which become effective on or after the Effective Date shall not to exceed, in the aggregate at any time outstanding (calculated at the time such Investment is made) (provided that, if the Company acquires the remaining Equity Interests of any Permitted Joint Ventures in a Permitted Acquisition and such Permitted Joint Venture becomes a Wholly-Owned Subsidiary and a Loan Party, the Investment in such Permitted Joint Venture shall not be deemed to be outstanding for purposes of this clause (iii)), the greater of (A) $112,500,000 and (B) 75% of Applicable EBITDA without the prior written consent of the Required Lenders, and (iv) if such Permitted Joint Venture is also an Acquisition, it shall also satisfy all requirements for a Permitted Acquisition under Section 6.04(d) above;
(ab)so long as no Specified Event of Default exists or would be caused thereby, other Investments (calculated at the time such Investment is made) not in excess of the greater of (x) $37,500,000 and (y) 25% of Applicable EBITDA (without giving effect to any write-downs or write-offs thereof) in the aggregate at any time outstanding (provided that, if the Company or other Restricted Subsidiary acquires the Equity Interests of any Person in a Permitted Acquisition and such Person becomes a Wholly-Owned Subsidiary and a Loan Party, the Investment in such Person shall not be deemed to be outstanding for purposes of this clause (bb));
(ac)[reserved];
(ad)other Investments so long as at the time of making such Investment and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto, (i) no Specified Event of Default then exists or would result therefrom and (ii) the Net Leverage Ratio is not greater than 3.25 to 1.00;
(ae)other Investments in an amount not to exceed the Available Amount immediately prior to the time of the making of such Investment, so long as at the time of making such Investment and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto, (i) no Event of Default then exists or would result therefrom and (ii) the Company is in compliance on a Pro Forma Basis with the financial covenant set forth in Section 6.13(a);
(af)Guaranty Obligations in respect of the obligations of the Company or any Restricted Subsidiary under any Swap Agreement permitted under Section 6.05 and entered into in the ordinary course of business to hedge or mitigate foreign currency risks to which the Company or such Restricted Subsidiary has actual exposure; provided that the aggregate outstanding amount of all such Guaranty Obligations of the Loan Parties that are secured by a Lien (calculated at the time such Guaranty Obligations are incurred) shall not exceed at any time outstanding the greater of (x) $60,000,000 and (y) 40% of Applicable EBITDA;
(ag)Guaranty Obligations in respect of Indebtedness owing by Permitted Joint Ventures in an aggregate outstanding amount (calculated at the time such Guaranty Obligations are incurred) not to exceed at any time the greater of (x) $30,000,000 and (y) 20% of Applicable EBITDA;
(ah)Guaranty Obligations incurred or assumed in the ordinary course of business in respect of any Disposition made by a Restricted Subsidiary in the ordinary course of business in an aggregate outstanding amount (calculated at the time such Guaranty Obligations are incurred) not to exceed at any time the greater of (x) $60,000,000 and (y) 40% of Applicable EBITDA;
(ai)in the case of any Insurance Subsidiary, Investments made by such Insurance Subsidiary so long as such Investment is made (i) in compliance with all Requirements of Law applicable to such Insurance Subsidiary, and (ii) approved by the board of directors (or applicable authority thereof) of such Insurance Subsidiary or the Company, as the case may be;

(aj)(i) Investments constituting Dispositions permitted under Section 6.03(a)(xxvi), (ii) loans or advances made by any Securitization Seller to any Securitization SPE for the purchase price of the applicable Permitted Securitization Facility Assets in connection with any Permitted Securitization Facility; provided that the aggregate outstanding principal amount of all such loans and advances made by Securitization Sellers in reliance on this clause (jj)(ii) shall not at any time exceed an amount (calculated at the time such Investment is made) equal to the sum of (x) the greater of (I) $11,250,000 and (II) 7.5% of Applicable EBITDA, plus (y) 20% of the aggregate outstanding principal amount of all loans constituting Permitted Securitization Facility Assets, (iii) any Investment by any Securitization Seller or Securitization SPE of Permitted Receivables Facility Assets to the extent permitted or required pursuant to the applicable Permitted Securitization Facility Documents, (iv) any other Investments by a Securitization SPE to the extent permitted or required under the applicable Permitted Securitization Facility Documents, (v) to the extent constituting an Investment, Standard Securitization Undertakings and (vi) any capital contribution by a BAG Entity to a Securitization SPE, provided such Securitization SPE makes a cash dividend to such BAG Entity in an amount equal to at least the cash proceeds of such capital contribution within ten Business Days of receipt thereof; and
(ak)BAG Loans and BAG Guarantees, in each case, incurred in the ordinary course of business;
For purposes of this Section 6.04, the amount of any Investment outstanding at any time shall be the total of (x) the original cost of such Investment (meaning the cash amount thereof, if in cash, or the fair market value thereof as determined by the management of the Company, if in property), without any adjustment for increases or decreases in value or any write-up or write-down with respect to such investment; provided, that any Investment in the form of guarantees shall be valued at the reasonably expected liability thereof, minus (y) an amount equal to the lesser of the return of cash with respect to any such Investment, the repayment, prepayment or return in the case of any deposit, loan, advance, or other extension of credit and the termination or cancellation of any guarantee and the initial amount of such Investment.
Notwithstanding anything to the contrary in this Agreement to the contrary, for purposes of the definition of “Unrestricted Subsidiary” and the covenants described under Section 5.12 and under this Section 6.04: (x) “Investments” shall include the portion (proportionate to the Company’s or the applicable Restricted Subsidiary’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a re-designation of such Subsidiary as a Restricted Subsidiary, the Company (or the applicable Restricted Subsidiary owning such re-designated Subsidiary) shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (A) the Company’s or such Restricted Subsidiary’s “Investment” in such Subsidiary at the time of such re-designation, less (B) the portion (proportionate to the Company’s or the applicable Restricted Subsidiary’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such re-designation; and (y) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
Section 1.05Swap Agreements. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its

Subsidiaries), including to hedge or mitigate foreign currency risks and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Restricted Subsidiary.
Section 1.06Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment, except:
(a)such Person may declare and make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests or with the Equity Interests or other securities of Unrestricted Subsidiaries;
(b)Restricted Subsidiaries may declare and pay dividends with respect to their Equity Interests (and, in the case of a non-Wholly-Owned Subsidiary, based on the relative ownership interests or, in greater proportion in the case of payments to the Company or any of its Restricted Subsidiaries);
(c)(i) any Securitization SPE may declare and pay dividends or other distributions to the Company or any Wholly-Owned Subsidiary thereof or (ii) distributions or payments of Securitization Fees and sales, contributions, distributions and other transfers of Permitted Securitization Facility Assets and purchases of Permitted Securitization Facility Assets, in each case, in connection with a Permitted Securitization Facility to the extent permitted or required by the terms of the applicable Permitted Securitization Facility Documents;
(d)[reserved];
(e)Restricted Payments made in exchange for, or funded out of the proceeds of, the sale or contribution in respect of Qualified Equity Interests of the Company;
(f)Restricted Payments consisting of Permitted Intercompany Activities;
(g)the Company may make Restricted Payments constituting fixed dividend payments in respect of Disqualified Equity Interests, to the extent such Disqualified Equity Interests constitutes Indebtedness and were incurred in compliance with Section 6.01 (other than by reference to this Section 6.06(g)) and such Restricted Payments are included in the calculation of Consolidated Interest Expense;
(h)cash dividends or distributions on the Equity Interests of the Company (or, in the case of clause (iii) below, the issuance of, or cash payments on, promissory notes issued in accordance with Section 6.01(m)) issued or paid solely for the purpose of funding the following:
(i)in the event the Company is a pass-through entity or files a consolidated, combined, unitary or similar type tax return with any Holdco Entity or any direct or indirect holders of Equity Interests in the Company, any Tax Distribution Amount for Taxes then due and payable; provided that, the Tax Distribution Amount made in respect of the income of an Unrestricted Subsidiary will be permitted only to the extent that the portion of such Tax Distribution Amount was contributed in cash by such Unrestricted Subsidiary to Company or any Restricted Subsidiary for such purpose;
(ii)ordinary organizational, operating and other transaction costs and expenses (including overhead and administrative costs and expenses, professional fees and Public Company Costs) of any Holdco Entity;

(iii)the redemption, purchase or other acquisition or retirement for value by any Holdco Entity of its Equity Interests from current or former directors, officers, employees, managers and consultants of the Company, any Restricted Subsidiary or any Holdco Entity (or, in each case, their respective spouses, former spouses, domestic partners, former domestic partners, successors, executors, administrators, heirs, legatees or distributees) and the issuance of, and the payments on, promissory notes issued in respect of such redemption, purchase or other acquisition for retirement; provided, however, that the amount of such cash dividends or distributions in any Fiscal Year shall not exceed in the aggregate an amount equal to $2,000,000, plus unused amounts from the previous two Fiscal Years; provided that the amounts carried forward from previous Fiscal Years shall be deemed utilized first;
(iv)to finance any Investment permitted under Section 6.04 (other than by reference to this Section 6.06(h)(iv)) (provided that (x) any Restricted Payments under this clause (h)(iv) shall be made substantially concurrently with the closing of such Investment and (y) any Holdco Entity shall, promptly following the closing thereof, cause (A) all property acquired to be contributed to the Company or to any Restricted Subsidiary or (B) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or to any Restricted Subsidiary in order to consummate such permitted Investment in compliance with the applicable requirements of Section 6.04 as if undertaken as a direct permitted Investment by the Company or such Restricted Subsidiary);
(v)the Company may make Restricted Payments to a Holdco Entity to permit it to pay cash in lieu of fractional shares in connection with any exercise of warrants, options, or other securities convertible into or exchangeable for Equity Interests of a Holdco Entity or in connection with any other dividend, split or combination thereof or any Permitted Acquisition, in each case, otherwise permitted hereunder; or
(vi)the proceeds of which shall be used by the Company to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any equity or debt offering, financing transaction, acquisition, divestiture, Investment or other non-ordinary course transaction not prohibited by this Agreement (whether or not successful); provided that any such transaction is intended to be solely for the benefit of the Company and its Restricted Subsidiaries.
(i)Restricted Payments consisting solely of Qualified Equity Interests of the Company;
(j)[reserved];
(k)the Company may declare and pay Permitted LLC Distributions;
(l)[reserved];
(m)the Company may make Restricted Payments with respect to its Equity Interests other than those payments referenced above in this Section 6.06 if each of the following conditions is satisfied:
(i)before and after giving effect to such Restricted Payment, on a Pro Forma Basis, no Default exists or would be caused thereby; and

(ii)as of the date of such Restricted Payment, Company is at least 0.50x below the then applicable Net Leverage Ratio set forth in Section 6.13(a) determined on a Pro Forma Basis both before and immediately after giving effect to such Restricted Payment; and
(n)other Restricted Payments in an amount not to exceed the Available Amount immediately prior to the time of the making of such Restricted Payment, so long as at the time of making such Restricted Payment and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto, (i) no Event of Default then exists or would result therefrom, and (ii) the Company is in compliance on a Pro Forma Basis with the financial covenant set forth in Section 6.13(a).
Notwithstanding anything in this Agreement to the contrary, the Company acknowledges and agrees that, in addition to, and without limiting, any other rights and remedies of the Administrative Agent, upon the occurrence and during the continuance of any Event of Default, upon the request of the Administrative Agent or the Required Lenders, the Company will (subject to Requirements of Law) promptly cause each Insurance Subsidiary to pay to a Loan Party the maximum amount of Permitted Insurance Subsidiary Dividends (if any) in respect of such Insurance Subsidiary.
Section 1.07Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)transactions in the ordinary course of business;
(b)transactions at prices and on terms and conditions not less favorable to the Company or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third-parties;
(c)transactions between or among the Company and/or its Restricted Subsidiaries permitted or not restricted hereunder;
(d)any Restricted Payment permitted by Section 6.06 (other than by reference to this Section 6.07(d));
(e)employment, severance, termination, expense reimbursement and indemnity arrangements between the Company or any Restricted Subsidiary on the one hand and any of their and any Holdco Entities’ respective directors, officers, employees, managers and consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the grant, purchases or repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former directors, officers, employees, managers and consultants and stock option or incentive plans and other compensation arrangements) on the other hand in the ordinary course of business or otherwise permitted under this Agreement;
(f)transactions pursuant to permitted agreements in existence on the Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect;

(g)payment of customary director compensation and expense reimbursements, including fees and expenses of directors and advisors of any Holdco Entity;
(h)(i) any issuance of securities or rights pursuant to stock options, stock ownership plans (including restricted stock plans), stock grants, directed share programs and other equity based incentive plans and (ii) the execution, delivery and performance of any stockholder or registration rights agreement approved by the board of directors (or other appropriate governing body) of the Company or any Holdco Entity;
(i)the Company or any Restricted Subsidiary may enter into any indemnification agreement or any similar arrangement with directors, officers, employees, managers and consultants of the Company or any Restricted Subsidiary (or any Holdco Entity) in the ordinary course of business and may pay fees and indemnities to directors, officers, consultants and employees of the Company or any Restricted Subsidiary (or any Holdco Entity) in the ordinary course of business;
(j)(i) any purchase by the Company of Equity Interests of its Restricted Subsidiaries or (ii) any contribution by the Company to the equity capital of its Restricted Subsidiaries (whether directly or indirectly) to the extent permitted under Section 6.04 (other than by reference to this Section 6.07(j));
(k)[reserved];
(l)to the extent constituting a transaction with an Affiliate, any payments permitted by Section 6.11 (other than by reference to this Section 6.07(e));
(m)the issuance by the Company or any Restricted Subsidiary of Equity Interests in accordance with the organizational documents of such Person;
(n)[reserved];
(o)the transactions contemplated by the Master Alliance Agreement;
(p)[reserved];
(q)Permitted Intercompany Activities; and
(r)Dispositions permitted under Section 6.03(a)(xxvi), Investments permitted under Section 6.04(jj) and Standard Securitization Undertakings.
Section 1.08Restrictive Agreements. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (A) the ability of the Company or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (B) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any other Restricted Subsidiary or to Guarantee Indebtedness of the Company or any Restricted Subsidiary, except:
(a)restrictions and conditions imposed by law, by this Agreement, by any other Loan Document or, solely with respect to the Reinsurance Subsidiary or any Restricted Subsidiary thereof, by any Reinsurance Loan Document;

(b)(i) limitations on Liens (other than those consisting of cash collateral provided hereunder with respect to the LC Exposure) or other restrictions on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capital Lease Obligations or Permitted Refinancing Indebtedness permitted hereunder in reliance upon Section 6.01(b) or (e) set forth in the contractual obligations governing such Indebtedness, Capital Lease Obligations or Permitted Refinancing Indebtedness or Guaranty Obligations with respect thereto or (ii) other limitations that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement;
(c)provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(d)customary provisions restricting assignment of, or the pledge of rights under, any agreement entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(e)restrictions and conditions contained in any agreement relating to the Disposition of any property pending the consummation of such Disposition; provided that (i) such restrictions and conditions apply only to the property to be Disposed and (ii) such Disposition is permitted hereunder;
(f)any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of the Company, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of the Company;
(g)any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (f) above; provided that such amendments or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendment or refinancing;
(h)provisions restricting the Disposition of Intellectual Property or the assignment of licenses thereof contained in licenses entered into the ordinary course of business and in accordance with the terms hereof;
(i)any encumbrance or restriction with respect to an interest in or Restricted Payments, Investments or Dispositions by such joint venture, limited liability company, partnership or similar Person imposed by any joint venture agreement, limited liability company agreement, partnership agreement or similar organizational agreement or the Indebtedness of any joint venture, limited liability company, partnership or similar Person maintained in accordance with Section 6.04;
(j)(i) any encumbrance or restrictions pursuant to the documentation governing any Indebtedness permitted hereunder of any Restricted Subsidiary that is not a Loan Party and (ii) any encumbrance or restrictions pursuant to the documentation governing any Indebtedness permitted hereunder; provided that, in the case of this clause (ii), such restrictions are not more restrictive, taken as a whole, than the terms of this Agreement and the other Loan Documents (as reasonably determined by the Company and the Administrative Agent), except as expressly permitted hereunder (provided that, notwithstanding the foregoing, such documentation may have the benefit of terms and conditions (including financial covenants) that are more restrictive than those applicable to the Loans and Commitments outstanding hereunder at the time of execution of such documentation so long as, substantially concurrently with the effectiveness of such documentation, the Administrative Agent is offered the opportunity to amend this Agreement in a manner reasonably satisfactory to the Company and the Administrative Agent to include such more restrictive terms for the benefit of all other Commitments and Loans then outstanding hereunder; provided, that the Loan Parties agree to execute any amendments or other modifications of the Loan Documents reasonably necessary to effectuate the foregoing);
(k)in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;
(l)imposed by customary provisions to maintain cash or other deposits or minimum net worth imposed by any Person under any contract entered into by the Company or any Restricted Subsidiary in the ordinary course of business or for whose benefit such cash or other deposits or restrictions exist;
(m)customary net worth or similar provisions contained in real property leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business so long as the Company has reasonably determined in good faith that such net worth or similar provisions could not reasonably be expected to impair the ability of the Company or any Restricted Subsidiary to meet its ongoing obligations under the Loan Documents;
(n)those arising under or as a result of any Requirement of Law or the terms of any license, authorization, concession or permit provided by any Governmental Authority;
(o)those arising in any Swap Agreement not prohibited hereunder;
(p)restrictions and conditions existing on the Effective Date identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition);
(q)customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is permitted hereunder;
(r)customary restrictions, terms and conditions contained in agreements, documents or instrument evidencing or governing the terms of any Incremental Equivalent Debt or Ratio Debt;
(s)customary restrictions and conditions contained in Permitted Securitization Facility Documents;
(t)clause (A) of the foregoing shall not apply to any restrictions on Liens permitted under Section 6.02(l); and
(u)those imposed by any amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (t) above; provided that such amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing is, in the reasonable good faith judgment of the Company, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing.

Section 1.09Outbound Investment Rules. No Loan Party will, nor will it permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 1.10Amendments to Certain Agreements. The Company will not, and will not permit any of its Restricted Subsidiaries to, amend, supplement or otherwise modify (a) the Master Alliance Agreement or its articles of incorporation, charter, certificate of formation, operating agreement, by-laws or other organizational document (including all LLC Agreements) in any manner materially adverse to the Lenders or (b) any instrument, document or agreement evidencing or relating to any Incremental Equivalent Debt, any Ratio Debt or any Subordinated Debt (other than (i) any intercompany Indebtedness, (ii) as expressly permitted under the terms of any applicable intercreditor agreements (including under any Subordination Agreements) or (iii) on subordination terms thereof as otherwise agreed to by the Administrative Agent) if the effect of such amendment, supplement or modification is materially adverse to the Lenders or would not be permitted under any applicable intercreditor agreements (including under any Subordination Agreements), it being understood and agreed that no refinancing, refunding, extension, defeasance, discharge, renewal or replacement meeting the Refinancing Indebtedness Requirements would materially and adversely affect the interests of the Lenders.
Section 1.11Prepayment of Indebtedness; Subordinated Debt. The Company will not, and will not permit any of its Restricted Subsidiaries to, (x) purchase, redeem, defease, prepay or otherwise satisfy more than twelve (12) months prior to the scheduled maturity thereof any principal of, any Subordinated Debt, (y) set apart any property for such purpose, whether to a sinking fund, a similar fund or otherwise or (z) make any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (A) any Indebtedness owing by an Unrestricted Subsidiary or (B) any Indebtedness in violation of any intercreditor agreement (including any Subordination Agreement) or subordination terms applicable thereto (any of the foregoing, a “Restricted Debt Payment”); provided, however, that the Company and its Restricted Subsidiaries may (a) incur Permitted Refinancing Indebtedness in respect of Indebtedness of the Company or any Restricted Subsidiary that is otherwise permitted under this Agreement, (b) make regularly scheduled or otherwise required repayments or redemptions of Subordinated Debt to the extent permitted by the applicable Subordination Agreement or subordination provisions applicable thereto, (c) take such action to the extent necessary to prevent such Indebtedness from being an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code and (d) make any payments, repayments or redemptions of any intercompany indebtedness permitted under Section 6.04(jj)(ii), (e) make any other Restricted Debt Payment so long as at the time of making such Restricted Debt Payment and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto, (i) no Default or Event of Default then exists or would result therefrom and (ii) the Net Leverage Ratio does not exceed such ratio that is 0.50 to 1.00 lower than the maximum Net Leverage Ratio permitted under Section 6.13(a), (f) make Restricted Debt Payments to Loan Parties and (g) if the Restricted Subsidiary is not a Loan Party, make Restricted Debt Payments to other Restricted Subsidiaries that are not Loan Parties.
Section 1.12[Reserved].
Section 1.13Financial Covenants. The Company will not:

(a)Net Leverage Ratio. Permit or suffer the Net Leverage Ratio as of the last day of any Fiscal Quarter ending on or after March 31, 2025 to exceed 3.75 to 1.00; provided that so long as no Event of Default exists at such time or would result therefrom, but not more than two (2) times during the term of this Agreement, the maximum Net Leverage Ratio permitted under this Section 6.13(a) shall be automatically increased to 4.25 to 1.00 for the period including the Fiscal Quarter in which such Material Acquisition was consummated and the four consecutive Fiscal Quarters thereafter (each such period of five consecutive fiscal quarters, an “Adjusted Covenant Period”).
(b)Fixed Charge Coverage Ratio. Permit or suffer the Fixed Charge Coverage Ratio to be less than 1.20 to 1.0 as of the last day of any Fiscal Quarter ending on or after March 31, 2025.
ARTICLE VII
EVENTS OF DEFAULT
Section 1.01Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in connection with any Loan Document or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been materially incorrect when made or deemed made;
(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03(a)(i) (in respect of the existence of each Borrower only), or Section 5.08 or in Article VI;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 (other than Section 5.03(a)(i)) through 5.07, or 5.12 of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or written notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);
(f)any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) beyond any applicable grace period in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g)(1) any other event or condition occurs that results in any Material Indebtedness (other than Indebtedness under Swap Agreements) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness under Swap Agreements) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness under Swap Agreements) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (2) any Borrower or Restricted Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, after the expiration of any applicable grace or cure period relating thereto, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (including as a result of a casualty or condemnation event), (ii) guarantees of Indebtedness that are satisfied promptly on demand, or (iii) with respect to Indebtedness incurred under any Swap Agreement, termination events or equivalent events pursuant to the terms of the relevant Swap Agreement which are not the result of any default thereunder by any Loan Party;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary or any Securitization SPE) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or Restricted Subsidiary (other than any Immaterial Subsidiary or any Securitization SPE) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary or any Securitization SPE) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary or any Securitization SPE) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing, or (vii) without prejudice to the foregoing, in relation to any UK Borrower, any other corporate action, legal proceedings or other procedure or step is taken in relation to: (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Borrower or (b) a composition, compromise, assignment or arrangement with any creditor of any UK Borrower; provided that this subclause (vii) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement;
(j)any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary or any Securitization SPE) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)one or more final judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by insurance or indemnity as to which the insurer or indemnitor has not denied coverage) shall be rendered against the Company or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Company and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment or any Loan Party or any Restricted Subsidiary shall fail within forty-five (45) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(l)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)a Change in Control shall occur; or
(n)(i) any material provision of any other Loan Document for any reason ceases to be valid, binding and enforceable against any Loan Party in accordance with its terms (or any Loan Party shall challenge in writing the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such written assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable against such Loan Party in accordance with its terms), in each case other than as permitted by this Agreement; or (ii) the subordination provisions of any intercreditor agreement (including any Subordination Agreement) or any other agreement or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than pursuant to the terms thereof or with the written consent of the Required Lenders, subject to Section 9.02(b)), or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (iii) exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.
Section 1.02Equity Cure. Notwithstanding anything to the contrary contained in this Article VII, in the event that the Company fails to comply with the requirements of Section 6.13 as of the end of any relevant period, until the date that is fifteen (15) days after the date the Compliance Certificate with respect to such period are required to be delivered pursuant to Section 5.01(c) (the “Cure Period”), Company shall have the right to obtain a common equity investment in cash or otherwise obtain cash common equity contribution proceeds from any Holdco Entity (the “Cure Right”), and upon receipt by the Company of such cash contributions (the “Cure Amount”), the Company’s compliance with Section 6.13 shall be recalculated giving effect to the following pro forma adjustments: (i) Consolidated EBITDA shall be increased, solely for the purposes of determining compliance with Section 6.13, including determining compliance with Section 6.13 as of the end of such period and applicable subsequent periods that include the fiscal quarter for which the Cure Right is exercised, by an amount equal to the Cure Amount; and (ii) if, after giving effect to the foregoing calculations (but not, for the avoidance of doubt, giving pro forma effect to any repayment of Indebtedness in connection therewith for the fiscal quarter for which cure was made), the requirements of Section 6.13 shall be satisfied, then the requirements of Section 6.13 shall be deemed satisfied as of the end of the relevant period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.13 that had occurred shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (A) the Cure Right shall not be exercised more than four times during the term of this Agreement, (B) in each consecutive four (4) fiscal quarter period, there shall be a period of at least two (2) fiscal quarters in which the Cure Right is not exercised, (C) the Cure Amount shall be no greater than the amount required to increase Consolidated EBITDA for the applicable Fiscal Quarter to achieve compliance with Section 6.13 for such Fiscal Quarter, (D) the Cure Amount shall be disregarded for purposes of determining compliance with any other provision of this Agreement (including, without limitation, the determination of the Applicable Margin, the Available Amount, or any provision that requires compliance with Section 6.13 on a pro forma basis), (E) the Cure Amount may not be used to finance any Investment in an Unrestricted Subsidiary and (F) to the extent that the proceeds of the Cure Amount are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenants set forth in Section 6.13 for the fiscal quarter with respect to which such Cure Right was made. Neither the Administrative Agent nor any Lender shall have the right to terminate the Commitments, declare all or any portion of the unpaid principal amount of any outstanding Loans, interest accrued and unpaid thereof, and all amounts owing or payable hereunder or under any other Loan Document to be due and payable and/or exercise any other rights and remedies available under the Loan Documents or applicable law solely on the basis of an allegation of an Event of Default having occurred and continuing as a result of the Company’s non-compliance with Section 6.13 with respect to any period after delivery to the Administrative Agent of written notice by the Company of its intention to exercise its cure rights for such period under Section 6.13 until the Cure Period has elapsed; provided that neither the Lenders nor the Issuing Bank shall have any obligation to make Loans or issue Letters of Credit, as applicable, pending actual receipt in immediately available funds of the Cure Amount.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 1.01Authorization and Action.
(a)Each Lender, on behalf of itself and any of its Affiliates that are Holders of Obligations and each Issuing Bank hereby irrevocably appoints the entity named as

Administrative Agent in the heading of this Agreement and its successors and permitted assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register and limited discretionary powers as contemplated in this Agreement), and its duties are entirely mechanical and administrative in nature. The motivations of the Arrangers and the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrowers. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Holder of Obligations or holder of any other obligation regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express)

obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(ii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)None of any Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Holder of Obligations to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Holders of Obligations, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents

(including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)The provisions of this Article VIII (other than in the case of Section 8.01(a), (d) and (f) and Sections 8.03 through 8.09) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrowers or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions (other than in the case of Section 8.01(a), (d) and (f) and Sections 8.03 through 8.09). Each Holder of Obligations, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.
Section 1.02Administrative Agent’s Reliance, Indemnification, Etc.
(a)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrowers, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrowers, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by any Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Dollar Equivalent.
(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 1.03Posting of Communications.
(a)Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each of the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE

APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 8.03(c), including through an Approved Electronic Platform.
(d)Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 1.04The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its

Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
Section 1.05Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which may not be a Disqualified Lender. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while a Specified Event of Default has occurred and is continuing but may not, in any event, be a Disqualified Lender). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)Notwithstanding paragraph (a) of this Section 8.05, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
Section 1.06Acknowledgements of Lenders and Issuing Banks.

(a)Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.
(c)(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, in its sole discretion, may specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(i)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, in its sole discretion, may specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(ii)Each Borrower hereby agrees that in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such erroneous Payment (or portion thereof) for any reason, (x) the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount (if any) under this Agreement and the Loan Documents and (y) the receipt of an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of any Borrower or any Loan Party received by the Administrative Agent from or at the direction of any Borrower or any Loan Party for the purpose of making such payment. To the extent any such erroneous Payment is comprised of funds taken from an account of any Borrower or any Subsidiary without such Borrower’s or such Subsidiary’s authorization or as otherwise permitted pursuant to any Loan Document or applicable law, any such funds shall be immediately returned by the applicable Lender to the relevant Borrower or the relevant Subsidiary and nothing contained in this Agreement or any other Loan Document shall prejudice the rights of any Borrower or any Subsidiary with respect to such unauthorized debit or conversion of its funds.
(iii)Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(d)Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan

Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(e)The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMCB and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMCB and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMCB nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.
Section 1.07Guaranty Matters.
(a)Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Holder of Obligations’ right to file a proof of claim in an insolvency proceeding, no Holder of Obligations shall have any right individually to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Holders of Obligations in accordance with the terms thereof.
(b)In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Obligations and no Swap Agreement the obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Holder of Obligations that is a party thereto any rights in connection with the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Guaranty, each Holder of Obligations that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the

Administrative Agent to serve as administrative agent under the Loan Documents and agreed to be bound by the Loan Documents as a Holder of Obligations thereunder, subject to the limitations set forth in this paragraph.
Section 1.08[Reserved].
Section 1.09Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)The Administrative Agent, any Arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 1.10Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
Section 1.11Intercreditor Arrangements. Each Lender, on behalf of itself and any of its Affiliates that are Holders of Obligations, and the Issuing Bank each hereby (a) irrevocably authorizes the Administrative Agent to enter into any intercreditor agreement or subordination agreement (including any Subordination Agreement) contemplated hereby (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements or arrangements in connection with the incurrence by any Loan Party or its Restricted Subsidiaries of any Indebtedness to the extent permitted hereby), and (b) acknowledges and agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement or subordination agreement (including any Subordination Agreement) entered into in connection herewith or contemplated hereby.
Section 1.12Borrower Communications.
(a)The Administrative Agent, the Lenders and the Issuing Banks agree that any Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the

Lenders, each of the Issuing Banks and the each of the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY (AS DEFINED IN SECTION 8.03) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.
(d)Each of the Lenders, each of the Issuing Banks and each the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)Nothing herein shall prejudice the right of any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE IX
MISCELLANEOUS
Section 1.01Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:
(i)if to any Loan Party:

141 River’s Edge Drive, Suite 200
Traverse City, Michigan 49684
Attention: Mr. Patrick McClymont, Chief Financial Officer
Facsimile No.: (231) 922-8829
Email: pmcclymont@hagerty.com;
Telephone No.: (231) 922-8876

with a copy to:

141 River’s Edge Drive, Suite 200
Traverse City, Michigan 49684
Attention: Mark Elliott, SVP of Strategy & Treasurer
Email: melliott@hagerty.com
Telephone No.: (215) 900-0141

with copies of any notices of any Default also sent to:

141 River’s Edge Drive, Suite 200
Traverse City, Michigan 49684
Attention: Diana Chafey, Chief Legal Officer
Facsimile No.: (231) 922-8829
Email: dchafey@hagerty.com
Telephone No.: (312) 401-7903

(ii)if to the Administrative Agent or Swingline Lender, to the address or addresses separately provided to the Borrower Representative;
(iii)If to an Issuing Bank, to the address separately provided to the Borrower;
(iv)in the case of a notification of, or in respect of, the DQ List, also to JPMDQ_Contact@jpmorgan.com; and
(v)if to any other Lender, to it at its address (or email or telecopy number) set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Notices and other communications to any Borrower, any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to

Article II or to Compliance Certificates unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Company (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by using Approved Electronic Platforms or Approved Borrower Portals, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
Section 1.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Subject to Section 2.13(b), (c), (d), and (e), and this Section 9.02 (each as in effect on the Effective Date), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender, without the written consent of such Lender (including any such Lender that is a Defaulting Lender) (it being understood that a waiver of any condition precedent in Section 4.02 or the waiver of any Default, Event of Default or mandatory reduction of the Commitments shall not be an increase of a Commitment of any Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce or forgive the rate of interest thereon (other than interest accruing pursuant to Section 2.12(c) or a waiver thereof), or reduce or forgive any fees or other amounts payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any condition precedent in Section 4.02 or the waiver of any Default or Event of Default or mandatory reduction of the Commitments shall not be an extension of a Commitment of any Lender), without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (d) in a manner that would alter the manner in which payments are shared or change Section 2.08(d) in a manner that would alter the ratable reduction of Commitments, in each case, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders”, “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release the Company from its obligations under the Loan Documents, or release any Foreign Subsidiary Borrower from its obligations under the Loan Documents (except as permitted under Section 2.22(b) as in effect on the Effective Date), or release all or substantially all of the Guarantors from their obligation under the Guaranty or all or substantially all of the value of the Guarantees provided by the Guarantors (except as otherwise permitted herein or in the other Loan Documents as in effect on the Effective Date), in each case, without the written consent of each Lender (other than any Defaulting Lender), or (vii) subordinate, or have the effect of subordinating (whether by contract, structurally or otherwise), the right of payment of all or any portion of the Obligations to any other Indebtedness or other obligations or liabilities without the written consent of each Lender, except, in each case, to the extent each Lender is offered the opportunity to provide its pro rata share of the priming Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of expenses); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04 or Section 2.04.Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
(c)[Reserved].
(d)Notwithstanding anything to the contrary herein:
(i)this Agreement and the other Loan Documents may be amended to effect an Incremental Facility pursuant to any Incremental Facility Amendment;
(ii)the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency;

(iii)this Agreement and the other Loan Documents may be amended to effect an Extension pursuant to any Extension Amendment; and
(iv)this Agreement and the other Loan Documents may be amended by the Company and the Administrative Agent in accordance with clause (f) of the definition of “Specified Debt Conditions” (as in effect on the Effective Date) in connection with the incurrence of any Incremental Equivalent Debt or Ratio Debt.
Section 1.03Expenses; Indemnity; Damage Waiver.
(a)The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one (1) primary counsel for the Administrative Agent and one (1) local counsel to the Administrative Agent in each relevant jurisdiction (excluding in-house counsel), if necessary, in connection with the syndication and distribution (including, without limitation, via the internet or through an Approved Electronic Platform or Approved Borrower Portal) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender (limited to, in the case of legal expenses, the fees, charges and disbursements of one (1) primary counsel for the Lenders, taken as a whole, and solely in the event of an actual or reasonably perceived conflict of interest and after written notice to the Company regarding such actual or perceived conflict of interest, one (1) additional counsel for the Lenders, taken as a whole), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)To the extent permitted by applicable law (i) neither any Borrower nor any Loan Party shall assert any claim against any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)The Company shall indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Co-Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (limited to, in the case of legal expenses, the fees, charges and disbursements of one (1) primary counsel for the Indemnitees, taken as a whole, one (1) local counsel in each jurisdiction where proceedings are held, and solely in the event of an actual or reasonably perceived conflict of interest and after written notice to the Company regarding such actual or perceived conflict of interest, one (1) additional counsel for the Indemnitees, taken as a whole) for such Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution and delivery of the Loan Documents and any agreement or instrument contemplated thereby, (ii) the funding of any Loan or the issuance of any Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any act or omission of the Administrative Agent in connection with the administration of the Loan Documents, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary prior to foreclosure of such property, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) a material breach of the Loan Documents by an Indemnitee, or (z) any dispute that does not involve an act or omission by any Borrower, any Subsidiary or any of their Affiliates and that is between and among Indemnitees (other than an Indemnitee in its capacity as an Arranger, Issuing Bank, Swingline Lender or the Administrative Agent or any other similar role with respect to the Loan Documents). This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(d)Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent and each Revolving Lender severally agrees to pay to the Swingline Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Loan Parties and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section 9.03 (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section 9.03 shall survive the termination of this Agreement and the Payment in Full of the Obligations.

(e)Payments. All amounts due under this Section 9.03 shall be payable within thirty (30) days after receipt of a written invoice therefor with reasonably detailed backup.
Section 1.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)the Company; provided that, the Company shall be deemed to have consented to an assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided, further, that no consent of the Company shall be required for an assignment to a Lender or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee;
(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Revolving Commitment or Revolving Loan to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Commitment immediately prior to giving effect to such assignment;
(C)the Issuing Bank; provided that no consent of the Issuing Bank shall be required if (I) an Event of Default has occurred with respect to a Borrower under Section 7.01(h) or (i) and (II) the Issuing Bank has no outstanding Letters of Credit at that time; and
(D)the Swingline Lender; provided that no consent of the Swingline Lender shall be required if (I) an Event of Default has occurred with respect to a Borrower under Section 7.01(h) or (i) and (II) the Swingline Lender has no outstanding Swingline Loans at that time.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

Administrative Agent) shall not be less than $10,000,000, unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if a Specified Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
(i)“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(ii)“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Lender Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party or (e) any Person that is a Disqualified Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and

Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.
(iv)The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i) Any Lender may, without the consent of, or notice to, any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities other than an Ineligible Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(i)A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees to comply with Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this

Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Disqualified Lenders.
(i)Except as otherwise provided in this Agreement, no assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning or participating, as applicable, Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Lenders” referred to in, the definition of “Disqualified Lender”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment or participation in violation of this clause (e) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)If any assignment or participation is made to any Disqualified Lender without the Company’s prior written consent in violation of clause (i) above or its Affiliates, or if any Person becomes a Disqualified Lender or an Affiliate thereof after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Lender or Affiliate, as applicable, and the Administrative Agent, (A) terminate any Commitment of such Disqualified Lender or Affiliate, as applicable, and repay all obligations of the Borrowers owing to such Disqualified Lender or Affiliate, as applicable, in connection with such Commitment and/or (B) require such Disqualified Lender or Affiliate, as applicable, to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the par value of the principal amount thereof and (y) the amount that such Disqualified Lender or its Affiliates, as applicable, paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that if any Lender (including any Disqualified Lender or Affiliate thereof that becomes a Lender) does not execute and deliver an Assignment and Assumption to the Administrative Agent within one (1) Business Day after having received a request therefor, such Lender (including any Disqualified Lender or Affiliate thereof that becomes a Lender) hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment in full of such Lender’s interests hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders or any of their Affiliates to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by or on behalf of the Company or any Subsidiary, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z)

access any electronic site (including any Approved Electronic Platform or Approved Borrower Portal) established for the Lenders, the Company or any Subsidiary or confidential communications from counsel to or financial advisors of the Administrative Agent, the Lenders, the Company or any Subsidiary and (B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender or its Affiliates, as applicable, will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation including under any Bankruptcy Event, each Disqualified Lender or its Affiliates, as applicable, party hereto hereby agrees (1) not to vote on such plan of reorganization or plan of liquidation, (2) if such Disqualified Lender or its Affiliates, as applicable, does vote on such plan of reorganization or plan of liquidation notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers or other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other U.S. Federal, state or foreign debtor relief laws or other applicable laws) and (3) not to contest any request by any party for a determination by a U.S. federal bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right (but not the obligation), and the Company hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) to each Lender or potential Lender requesting the same. The Administrative Agent and the Lenders shall be entitled to rely on a representation from any assignee or participant (or prospective assignee or participant) that such Person is not a Disqualified Lender. Except as set forth in the immediately preceding sentence, in no event shall the Administrative Agent be obligated to ascertain, inquire into or monitor as to whether any Lender or prospective assignee is a Disqualified Lender or enforce compliance with the provisions hereof relating to Disqualified Lenders.
(v)The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders, other than to deliver to the Company the relevant assignment documentation upon the request of the Company. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Lender.
Section 1.05Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of

Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full of the Obligations. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
Section 1.06Counterparts; Integration; Effectiveness.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 1.07Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 1.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, upon the receipt of the written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Obligations owing to such Lender or such Issuing Bank or their respective Affiliates (for the avoidance of doubt, it is acknowledged and agreed that with respect to any Foreign Subsidiary Borrower any exercise of a right of setoff by a Lender against the account of such Foreign Subsidiary Borrower shall be limited to the Obligations described in the last sentence of Section 2.09(a)), irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, the Issuing Bank or such Affiliate shall notify the Company and the Administrative Agent of such setoff or application; provided that the failure to give such notice shall not affect the validity of such setoff or application under this Section 9.08. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.

Section 1.09Governing Law; Jurisdiction; Consent to Service of Process.
(a)The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks. Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Holder of Obligations relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(b)EACH LENDER, EACH LOAN PARTY AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF SUCH PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF SUCH PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.Each Foreign Subsidiary that is a party hereto irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 9.09 in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each such Foreign Subsidiary until Payment in Full of the Obligations. Each Foreign Subsidiary party thereto hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary at its address set forth herein or in the Foreign Subsidiary Borrower Agreement pursuant to which such Foreign Subsidiary became a party hereto, as applicable, or to any other address of which such Foreign Subsidiary shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each

Foreign Subsidiary party hereto irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary. To the extent any Foreign Subsidiary party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)Nothing in this Agreement or any other Loan Document shall (i) affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
Section 1.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 1.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 1.12Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other advisors on a “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, the Issuing Bank and the Lenders shall be responsible for the compliance with this paragraph by its Related Parties), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, to the extent permitted by law, the party in receipt of such request shall promptly inform the Company in advance other than in connection with any examination of the financial condition or other routine examination of such Lender), (c) as may be compelled in a judicial or administrative proceeding or to the extent required by any Requirement of Law or by any subpoena or similar legal process (in which case, to the extent permitted by applicable law, the party in receipt of such request shall promptly inform the Company in advance), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (ii) potential or actual credit insurers and credit reinsurers in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, or (iii) any direct, indirect, actual or prospective counterparty (or its advisors) to any swap, securitization, derivative or other transaction under which payments are to be made or may be made by reference to the Company, its Restricted Subsidiaries and their respective obligations, the Agreement or payments under the Agreement, (g) with the prior written consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Company or any Person who is known to the Administrative Agent, the Issuing Bank or any Lender to have confidentiality obligations to the Company. For the purposes of this Section 9.12, “Information” means all information received from or on behalf of any Loan Party with respect to the Company or any of its Subsidiaries or any of its or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Company or any of its Subsidiaries and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT

WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW. Notwithstanding anything in this Section 9.12 to the contrary, (x) to the extent any legal counsel, independent auditors, professionals and other experts or agents of a Lender receives any Information, such legal counsel, independent auditors, professionals and other experts or agents shall sign an undertaking that they will treat such Information as confidential (subject to certain customary exceptions) unless there are established and enforceable codes of professional conduct governing the confidential treatment of such Information so received and (y) in no event shall any disclosure of any Information be made to a Person that is a Disqualified Lender at the time of disclosure.
Section 1.13Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to any Borrower in violation of any Requirement of Law.
Section 1.14USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
Section 1.15Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Interest Rate Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Interest Rate Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Interest Rate Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.15 shall be cumulated and the interest and Interest Rate Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
Section 1.16Disclosure. Each Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Company, its Subsidiaries and their respective Affiliates.

Section 1.17[Reserved].
Section 1.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 1.19Acknowledgement Regarding Any Supported QFCs.
(a)To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(b)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 1.20[Reserved].
Section 1.21No Fiduciary Duty, etc.
(a)Each Borrower acknowledges and agrees, and acknowledges its Restricted Subsidiaries’ understanding, that no Credit Party will have any obligations under the Loan Documents except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.
(b)Each Borrower further acknowledges and agrees, and acknowledges its Restricted Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, a Borrower and other companies with which a Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)In addition, each Borrower acknowledges and agrees, and acknowledges its Restricted Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with a Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.
Section 1.22Marketing Consent. Each Borrower hereby authorizes JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, and without any prior approval by any Borrower, to include each Borrower’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to this Agreement as JPMCB Parties may from time to time determine in their sole discretion; provided that no JPMCB Party shall use any information that is not publicly available in any such advertising, marketing, tombstones, case studies and training materials or other publicity.

The foregoing authorization shall remain in effect unless (and solely until) such Borrower notifies JPMCB in writing that such authorization is revoked.
Section 1.23No Conflict. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in the event of a conflict between the terms and conditions of (a) this Agreement and any other Loan Document (other than an intercreditor agreement (including any Subordination Agreement)), the terms and conditions of this Agreement shall control and (b) this Agreement and an intercreditor agreement in form and substance reasonably satisfactory to the Required Lenders (including any Subordination Agreement), the terms and conditions of such intercreditor agreement shall control.
Section 1.24Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from a Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).
Section 1.25Borrower Representative. Each Borrower hereby designates the Company as its representative and agent for all purposes under the Loan Documents (in such capacity, the “Borrower Representative”), including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender.  The Borrower Representative hereby accepts such appointment.  The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Borrowing Request) delivered by Borrower Representative on behalf of any Borrower.  The Administrative Agent and the Lenders may give any notice to or communication with a Borrower hereunder to the Borrower Representative on behalf of such Borrower.  The Administrative Agent and the Lenders each shall have the right, in its discretion, to deal exclusively with the Borrower Representative for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Representative shall be binding upon and enforceable against it.
Section 1.26Release of Guarantors. Notwithstanding anything in this Agreement or any other Loan Document to the contrary:

(a)A Guarantor shall automatically be released from its obligations under each Loan Document to which it is a party upon the (x) consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary or (y) the designation of such Guarantor as an Unrestricted Subsidiary pursuant to Section 5.12; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Further, the Administrative Agent will (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Guarantor from its obligations under each Loan Document to which such Guarantor is a party if such Guarantor constitutes an Excluded Subsidiary (other than an Excluded Subsidiary of the type described in clause (a)(i) of the definition thereof, unless (i) such Restricted Subsidiary either (A) becomes a non-Wholly-Owned Subsidiary pursuant to a bona fide equity investment by a non-Affiliate third-party or (B) becomes a bona fide Joint Venture with a non-Affiliated third party as determined in good faith by the Company in consultation with the Administrative Agent, and (ii) after giving effect on a Pro Forma Basis to the consummation of the relevant transaction and the release of such Guarantor, the Company is deemed to have made a new Investment in such non-Wholly-Owned Subsidiary or Joint Venture, as the case may be (as if such Person was then newly acquired) equal to the fair market value of such released Guarantor and such Investment is permitted pursuant to this Agreement); provided that no such release shall occur if such Guarantor continues (after giving effect to the consummation of such transaction or designation) to Guarantee or provide any Material Credit Support in respect of any Material Indebtedness, Incremental Equivalent Debt, Ratio Debt or Subordinated Debt of the Company or any Subsidiary or for any Indebtedness of an Unrestricted Subsidiary, in each case, except to the extent such Guarantee is a Standard Securitization Undertaking.
(b)Upon Payment in Full of all Obligations, all obligations (other than those expressly stated to survive such termination) of each Guarantor under the Loan Documents to which it is a party shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
(c)In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
[Signature Pages Follow]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

THE HAGERTY GROUP, LLC By: /s/ Patrick McClymont Name: Patrick McClymont Title: Chief Financial Officer
HAGERTY INTERNATIONAL HOLDINGS LIMITED By: /s/ Mark Roper Name: Mark Roper Title: Director
BROAD ARROW GROUP UK LIMITED By: /s/ Kenneth Ahn Name: Kenneth Ahn Title: Director
BROAD ARROW CAPITAL UK LIMITED By: /s/ Kenneth Ahn Name: Kenneth Ahn Title: Director
BROAD ARROW CAPITAL FP LIMITED By: /s/ Kenneth Ahn Name: Kenneth Ahn Title: Director

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent By: /s/ Nathan Wright Name: Nathan Wright Title: Authorized Officer
CITIZENS BANK, N.A. By: /s/ Donald A. Wright Name: Donald A. Wright Title: SVP
KEY BANK, NATIONAL ASSOCIATION By: /s/ Scott Klingbeil Name: Scott Klingbeil Title: Vice President
WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Jason Hafener Name: Jason Hafener Title: Managing Director
BMO BANK N.A. By: /s/ Collin Wagner Name: Collin Wagner Title: Vice President

Annex I
Commitment Schedule

Lender	Revolving Commitment as of the Effective Date
JPMorgan Chase Bank, N.A.	$130,250,000.00
Wells Fargo Bank, National Association	$72,250,000.00
KeyBank National Association	$57,500,000.00
Citizens Bank, N.A.	$57,500,000.00
BMO Bank N.A.	$57,500,000.00
Total:	$375,000,000.00

Annex II
HMRC DT Treaty Passport Schedule
HMRC DT Treaty Passport Reference Numbers

Lender	HMRC DT Treaty Passport reference number and jurisdiction of tax residence (if applicable)
JPMorgan Chase Bank, N.A.	13/M/0268710/DTTP
Citizens Bank, N.A.	13/C/356159/DTTP
KeyBank National Association	13/K/216374/DTTP

Annex III
Existing Letters of Credit

Issuing Bank	Account Party	Beneficiary	L/C Number	Initial Expiration Date	Final Expiration Date	Face Amount
JPMorgan Chase Bank, N.A.	Member Hubs Haskl, LLC	KB Haskll Strathern, L.P.	NUSCGS0420072	4/15/2023	5/31/2029	$300,000.00
JPMorgan Chase Bank, N.A.	Hagerty Reinsurance Limited	International Revenue Service	NUSCGS036849	3/11/2022	None	$10,000,000.00
JPMorgan Chase Bank, N.A.	HAGERTY REINSURANCE LIMITED	THE HANOVER INSURANCE COMPANY	NUSCGS055672	12/31/2025	None	$500,000.00

Exhibit A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]][1]
3.	Borrower(s):	THE HAGERTY GROUP, LLC
4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit Agreement dated as of March 7, 2025 among THE HAGERTY GROUP, LLC, the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent
6.	Assigned Interest:
Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
[Class of Commitment]	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
1 Select as applicable.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[The Assignee hereby confirms its HMRC DT Treaty Passport reference number [●] and jurisdiction of tax residence [●].]3
THE ASSIGNEE REPRESENTS AND WARRANTS THAT IT IS NOT A DISQUALIFIED LENDER OR AN AFFILIATE OF A DISQUALIFIED LENDER AND OTHERWISE MEETS ALL THE REQUIREMENTS OF AN ASSIGNEE UNDER THE CREDIT AGREEMENT.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR] By: Title:
ASSIGNEE [NAME OF ASSIGNEE] By: Title:
3 Optional paragraph: Only to be included if the new Lender has a UK HMRC DT Treaty Passport and wishes to use it.

[Consented to and] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender and Issuing Bank By Title:[4]
[Consented to:] THE HAGERTY GROUP, LLC By Title:[5]

Annex 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement,
4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Company and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it is not a Disqualified Lender or an Affiliate of a Disqualified Lender and satisfies all requirements of an assignee under the Credit Agreement and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B
COMPLIANCE CERTIFICATE

To:	The Lenders party to the Credit Agreement described below

This Compliance Certificate (“Certificate”), for the period ended [_______ __], 20[__], is furnished pursuant to that certain Credit Agreement dated as of March 7, 2025 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Agreement”) among The Hagerty Group, LLC (the “Company”), the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES, ON BEHALF OF THE COMPANY AND NOT INDIVIDUALLY, THAT:

1.I am the [_________________]6 of the Company and I am authorized to deliver this Certificate on behalf of the Company;
2.I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the compliance of the Company and its Restricted Subsidiaries with the Agreement during the accounting period covered by the attached financial statements (the “Relevant Period”);
3.The attached financial statements of the Company and, as applicable, its Restricted Subsidiaries and/or Affiliates for the Relevant Period: (a) to the extent that the attached financial statements are the Company’s annual Fiscal Year-end financial statements, are reported on by Deloitte & Touche LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a qualification, exception or explanation resulting solely from any upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or actual or prospective anticipated defaults under any financial covenants under any such Indebtedness)) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP and (b) to the extent that the attached financial statements are not the Company’s annual Fiscal Year-end financial statements, present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
4.[Except as described in the disclosure below, the] [The] examinations described in paragraph 2 did not disclose, and I have no knowledge of, (a) the existence of any condition or event, which has not been previously disclosed or cured, which constitutes a Default under the Agreement or any other Loan Document during or at the end of the Relevant Period or as of the date of this Certificate or (b) any change in GAAP or in the application thereof that has occurred since the date of the annual financial statements delivered to the Administrative Agent in connection with the closing of the Agreement or subsequently delivered as required in the Agreement. [Described below are the exceptions referred to in this paragraph 4 listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event or (ii) change in the Accounting Method or the application thereof and the effect of such change on the attached financial statements]7;
5.I hereby certify that, except as set forth below, no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) its principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization except as set forth below:
[__________________________________________________________________________
__________________________________________________________________________];
6 To conform to Financial Officer.
7 To be included if relevant.

6.Schedule I attached hereto sets forth financial data and computations8 demonstrating the Company’s compliance with the financial covenants set forth in Section 6.13 of the Agreement.
7.[Include information relating to Unrestricted Subsidiaries to the extent required by Section 5.01(c)(vi) and/or 5.01(h).]
The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [___] day of [__________, ____].

By: Name: Title:

Schedule I to Compliance Certificate
Compliance as of _________, ____ with
Section 6.13 of the Agreement

Exhibit C-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of March 7, 2025 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”), among The Hagerty Group, LLC (the “Company”), the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code
8 Schedule I must include reasonably detailed calculation tables for all components of the financial covenant calculations.

and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER] By: Name: Title: Date: ________ __, 20[ ]

Exhibit C-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of March 7, 2025 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”), among The Hagerty Group, LLC (the “Company”), the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT] By: Name: Title: Date: ________ __, 20[ ]

Exhibit C-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of March 7, 2025 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”), among The Hagerty Group, LLC (the “Company”), the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT] By: Name: Title: Date: ________ __, 20[ ]

Exhibit C-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of March 7, 2025 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”), among The Hagerty Group, LLC (the “Company”), the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER] By: Name: Title: Date: ________ __, 20[ ]

Exhibit D
FOREIGN SUBSIDIARY BORROWER AGREEMENT
THIS FOREIGN SUBSIDIARY BORROWER AGREEMENT (this “Agreement”), dated as of _____________, 20__, is entered into by _________________, a ________________ (the “New Foreign Subsidiary Borrower”), The Hagerty Group, LLC (the “Company”) and JPMorgan Chase Bank, N.A., as Administrative Agent, pursuant to the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of March 7, 2025, among the Company, the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent.
WITNESSETH:
WHEREAS, the parties to this Foreign Subsidiary Borrower Agreement wish to designate the New Foreign Subsidiary Borrower as a Foreign Subsidiary Borrower under the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Foreign Subsidiary Borrower Agreement is entered into pursuant to the Credit Agreement;
NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:
1.    The New Foreign Subsidiary Borrower hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and the other Loan Documents and unconditionally agrees to: (a) join the Credit Agreement and the other Loan Documents as a Foreign Subsidiary Borrower, (b) be bound by, and hereby ratifies and confirms, all covenants, agreements, consents, submissions, appointments, acknowledgments and other terms and provisions attributable to a Foreign Subsidiary Borrower in the Credit Agreement and the other Loan Documents; and (c) perform all obligations required of it as a Foreign Subsidiary Borrower by the Credit Agreement and the other Loan Documents.
2.    The New Foreign Subsidiary Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:
(a)    [The New Foreign Subsidiary Borrower is a Wholly-Owned Subsidiary of the Company and satisfies all conditions to becoming a Foreign Subsidiary Borrower under the Credit Agreement.]
(b)    The representations and warranties with respect to it contained in, or made or deemed made by it in, the Credit Agreement and any other Loan Document are true and correct in all material respects on the date hereof.
(c)    The execution, delivery and performance by the New Foreign Subsidiary Borrower of this Agreement are within its organizational powers and have been duly authorized by all necessary organizational, stockholder and other action. This Agreement has been duly executed and delivered by the New Foreign Subsidiary Borrower and constitutes a legal, valid and binding obligation of the New Foreign Subsidiary Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(d)    The execution, delivery and performance by the New Foreign Subsidiary Borrower of this Agreement (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the New Foreign Subsidiary Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the New Foreign Subsidiary Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the New Foreign Subsidiary Borrower or any of its Restricted Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the New Foreign Subsidiary Borrower or any of its Restricted Subsidiaries.
(e)    The address and jurisdiction of incorporation of the Foreign Subsidiary Borrower is set forth in Schedule A to this Agreement.
3.    The Company and each other Borrower represents and warrants to the Administrative Agent and the Lenders that (a) no Default has occurred and is continuing hereunder as of the date hereof; and (b) the representations and warranties made by the Borrowers and contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date).
4.    Each Guarantor agrees that its Guaranty shall remain in full force and effect after giving effect to this Foreign Subsidiary Borrower Agreement, including without limitation after including the New Foreign Subsidiary Borrower as a Foreign Subsidiary Borrower under the Credit Agreement.
5.    The New Foreign Subsidiary Borrower shall not become a Foreign Subsidiary Borrower under the Credit Agreement until (a) this Agreement is signed by all parties hereto and by the Administrative Agent and where indicated below and (b) the Administrative Agent shall have received such documents (including legal opinions) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing, if applicable, of the New Foreign Subsidiary Borrower, the authorization of Borrowings as they relate to the New Foreign Subsidiary Borrower and any other legal matters relating to the New Foreign Subsidiary Borrower and this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
6.    Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement. This Foreign Subsidiary Borrower Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Except as expressly amended hereby, each Borrower agrees that the Credit Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect, and that it has no set off, counterclaim, or defense with respect to any of the foregoing. This Foreign Subsidiary Borrower Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Foreign Subsidiary Borrower Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Foreign Subsidiary Borrower Agreement. This Foreign Subsidiary Borrower Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
7.    [Such other modifications to the Credit Agreement provisions reasonably requested by the Administrative Agent relating to laws, regulations and standard practice of the jurisdiction of the New Foreign Subsidiary Borrower].

IN WITNESS WHEREOF, each of the undersigned has caused this Foreign Subsidiary Borrower Agreement to be duly executed and delivered as of the day and year set forth above.

________________________, as a Foreign Subsidiary Borrower

By
Name:
Title:

THE HAGERTY GROUP, LLC

By
Name:
Title:

[EXISTING FOREIGN SUBSIDIARY BORROWERS]

By
Name:
Title:

[GUARANTORS]

By
Name:
Title:

Acknowledged and Consented to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name:
Title:

SCHEDULE A
ADMINISTRATIVE INFORMATION
Jurisdiction of organization:
Address:

Exhibit E
FOREIGN SUBSIDIARY BORROWER TERMINATION
THIS FOREIGN SUBSIDIARY BORROWER TERMINATION (this “Agreement”), dated as of _____________, 20__, is entered into by _________________, a ________________ (the “Terminating Foreign Subsidiary Borrower”), The Hagerty Group, LLC (the “Company”) and JPMorgan Chase Bank, N.A., as Administrative Agent, pursuant to the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of March 7, 2025, among the Company, the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent.
WITNESSETH:
WHEREAS, the parties to this Agreement wish to remove the Foreign Subsidiary Borrower as a Foreign Subsidiary Borrower under the Credit Agreement in the manner hereinafter set forth; and
WHEREAS, this Agreement is entered into pursuant to the Credit Agreement;
NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:
1.    The Terminating Foreign Subsidiary Borrower’s ability to request or obtain Loans under the Credit Agreement is hereby irrevocably terminated. The Terminating Foreign Subsidiary Borrower shall no longer be considered a “Foreign Subsidiary Borrower” for purposes of requesting or obtaining Loans and, upon payment in full of all Loans made directly to the Terminating Foreign Subsidiary Borrower and any interest, fees and other Obligations related thereto, the Terminating Foreign Subsidiary Borrower shall no longer be a party to the Credit Agreement.
2.    Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement. This Foreign Subsidiary Borrower Termination shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Foreign Subsidiary Borrower Termination may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Foreign Subsidiary Borrower Termination by telecopy shall be effective as delivery of a manually executed counterpart of this Foreign Subsidiary Borrower Termination. This Foreign Subsidiary Borrower Termination shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, each of the undersigned has caused this Foreign Subsidiary Borrower Termination to be duly executed and delivered as of the day and year set forth above.

________________________, as the Terminating Foreign Subsidiary Borrower

By
Name:
Title:

THE HAGERTY GROUP, LLC

By
Name:
Title:

Acknowledged and Consented to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name:
Title:

Exhibit F
FORM OF SUBORDINATION AGREEMENT
[ATTACHED]